Exhibit 1.45

ANN U AL REPORT 2020 LINIE GINGER is one of several refreshing cocktails you can read about on page 26.

AS BIG AS SIX SOCCER PITCHES At Gjelleråsen outside Oslo, all of Arcus’ spirits products are produced, and large volumes of wine are bottled. From here, Vectura transports wine, beer and spirits to all 334 wine monopoly outlets. The facility at Gjelleråsen is one of the newest and most advanced in Europe, and one of very few with their own accredited quality assurance laboratory. 2 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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BUSINESS STRUCTURE


Arcus ASA
Arcus-Gruppen AS
Finance, IT, HR, Communication
Business Area Wine
Sweden:
Vingruppen i Norden AB
Norway:
Vingruppen AS
Finland:
Vingruppen Finland Oy
Business Area Spirits
Subsidiaries:
NO, SWE, FI, DK, DE
Third-party distribution:
DE, US and others
Tiffon (Cognac):
34.75% ownership share
Business Area Logistics
Norway:
Vectura AS

CONTENTS

IN BRIEF

Business Structure 3
A Leading Nordic Brand Company 4
Key Figures 2020 5
Strategy and Key Information 6
Group CEO 8

THE COMPANY

The Company in Brief 9
Wine 12
Spirits 20
Logistics 27
Organisation 29
Group Management 31

SUSTAINABILITY 32

CORPORATE GOVERNANCE 38

DIRECTORS' REPORT 43

FINANCIAL STATEMENTS AND NOTES

Contents 50
Consolidated Financial Statements with Notes 51
Parent Company Financial Statements with Notes 115
Declaration 125
Important Information 125
Auditor's Report 126

For important information for American shareholders, see "Important Information" on page 125.

Concept, design and production: oktanoslo.no

SALES REVENUE BY BUSINESS AREA IN 2020 11% 28% 61% ■ Wine ■ Spirits ■ Logistics (Vectura) SALES REVENUE BY COUNTRY IN 2020 2% 1% 5% 8% 36% 48% ■ Norway ■ Sweden ■ Finland ■ Denmark ■ Germany ■ Tax - free A LEADING NORDIC BRAND COMPANY SOLID POSITIONS IN THE NORDIC REGION AND GERMANY Spirits Wine # 1 Wine # 1 Spirits # 2 Spirits # 5 Spirits # 2 Wine # 1 Aquavit # 6 # 6 4 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

KEY FIGURES 202 0 1 Operating revenue NOK million 3,203.7 2,762.8 2,723.2 2,575.1 2,582.5 Of which operating revenue outside Norway NOK million 1,665.8 1,638.1 1,646.8 1,554.4 1,567.7 EBITDA NOK million 445.5 377.3 307.3 347.6 290.5 EBITDA adjusted for non - recurring items NOK million 543.5 397.1 312.6 360.7 335.3 EBITDA margin adjusted for non - recurring items % 17.0% 14.4% 11.5% 14.0% 13.0% Number of FTEs, 31.12 Persons 439 435 435 425 409 Arcus ASA Group 2020 2019 2018 2017 2016 GROWTH 2006 - 2020 0 100 200 300 400 500 600 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 ■ EBITDA adjusted for non - recurring items Ŷ Operating revenues 500 1,000 1,500 2,000 2,500 3,000 3,500 NOK million NOK million 68 109 121 128 170 198 210 268 266 274 335 965 1,220 1,309 1,505 1,632 1,789 1,957 2,268 2,332 2,471 2,583 361 313 397 54 3 2,723 3,204 2,763 2,575 OPERATING REVENUE NOK million 3 . 204 EBITDA adjusted for non - recurring items NOK million 544 NUMBER OF EMPL O YEES 439 1. As from 2019, EBITDA is significantly affected by the introduction of IFRS 16. See also Note 13 concerning lease agreements. 5 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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STRATEGY AND KEY INFORMATION

ARCUS' GROWTH STRATEGY SUMMARISED AS TEN POINTS:

SPIRITS

- Growth for leading brands in the aquavit and bitters categories
- Strengthen position in the Nordic region, revitalise Germany
- Strengthen innovation: New occasions, categories and consumer groups

WINE

- Win tenders in monopoly markets and further develop the current range
- Attract new and complementary agencies
- Strengthen and further develop sales of own brands
- Use the entrepreneurial model, attracting the best to start up new wine companies

LOGISTICS

- Sustained focus on cost optimisation
- Increase revenue with new distribution agreements

M&A

- Minor bolt-on acquisitions

FINANCIAL TARGETS

Revenue:
Organic growth of 3-5 percent per annum, including minor bolt-on acquisitions.

EBITDA:
Growth of 6-9 percent per annum during the next 3-5 years.

DIVIDEND POLICY

Arcus' ambition is to pay annual dividend of approximately 50-70 percent of the annual net profit. The proposal to pay dividend and the dividend rate were presented by the Board of Directors and adopted by the Annual General Meeting on 26 March.

FINANCIAL CALENDAR 2021

Annual General Meeting: Friday, 26 March
Result Q1: Thursday, 20 May
Result Q2: Wednesday, 18 August
Result Q3: Wednesday, 10 November

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LIST OF SHAREHOLDERS AT 31 DECEMBER 2020

Arcus ASA has issued 68,023,255 shares, distributed on 3,111 shareholders.

	Shareholder	Number of shares	Ownership interest
1	Canica AS	30,093,077	44.2%
2	Geveran Trading Co Ltd	6,750,000	9.9%
3	Hoff SA	3,297,000	4.8%
4	Sundt AS	2,399,460	3.5%
5	Verdipapirfondet Eika Spar	1,943,660	2.9%
6	Folketrygdfondet	1,800,000	2.6%
7	Danske Invest Norske Instit. (II)	1,774,393	2.6%
8	Verdipapirfondet Eika Norge	1,568,193	2.3%
9	VPF DNB AM Norske Aksjer	1,222,154	1.8%
10	Goldman Sachs International	1,001,430	1.5%
11	Centra Invest AS	938,818	1.4%
12	Danske Invest Norske Aksjer Inst.	768,038	1.1%
13	Verdipapirfondet DNB Norge	667,581	1.0%
14	Skandinaviska Enskilda Banken AB	540,000	0.8%
15	Verdipapirfondte Eika Balansert	486,861	0.7%
16	Avanza Bank AB	467,640	0.7%
17	Skandinaviska Enskilda Banken AB	467,243	0.7%
18	RBC Investor Services Bank S.A.	465,930	0.7%
19	Hamjern Invest AS	444,798	0.7%
20	Skandinaviska Enskilda Banken AB	438,200	0.6%

GEOGRAPHICAL DISTRIBUTION OF SHAREHOLDERS AT 31 DECEMBER 2020


1.3%
2.4%
2.5%
3.0%
9.9%
80.8%
Norway
Cyprus
Sweden
Great Britain
Luxembourg
Other countries

NEWS AND STOCK-EXCHANGE ANNOUNCEMENTS

You can subscribe for stock-exchange announcements and quarterly reports from Arcus via this link:
https://www.arcus.no/en/subscribe

Remember to click on "Information type" on the right-hand side.

DIVIDEND PER SHARE

NOK 1.47 paid in 2017.
NOK 1.66 paid in 2018.
NOK 1.66 paid in 2019.
NOK 1.66 paid in 2020.

Proposed divided in 2021[1]:
NOK 1.66

1. Adopted by the Annual General Meeting on 26 March 2021.

2020 2020 was a very special year. The Covid - 19 pandemic did not recede after the summer, as we all hoped, and Arcus ramped up its preventive measures. The official restrictions have changed people’s behaviour patterns, and one consequence is a strong increase in demand for Arcus’ most popular products, especially wine. Another clear consequence is that for several months, Arcus’ logistics function (Vectura) delivered far more than the facility is dimensioned for. Thanks to a sound and flexible organisation, with a strong work ethic and readiness for change among the employees, Arcus handled the major changes very successfully. Sigmund L. Toth, Interim CEO In normal years, Arcus has extensive deliveries to cafés, restaurants and hotels, across the entire Nordic region. Another important sales channel is tax - free, with deliveries by Arcus to airports and ferries. The pandemic, and its handling by the authorities, has strongly reduced sales via these channels. The extensive border trade was also significantly reduced. The trading pattern has thereby changed, and in Norway, Sweden and Finland the monopoly outlets enjoyed considerable revenue growth. This had a major, positive effect, particularly in areas where Arcus has a large market share. When the pandemic erupted in March 2020, there was very high demand for disinfectants, with a particularly great need in the healthcare sector and emergency services. Within a short time, Arcus produced around 29,000 litres of sanitiser that were distributed to hospitals, emergency departments, and the police and fire service. On 29 September 2020, Arcus and Altia published their merger plans, and that the new company’s name would be Anora. The new company will have more resources to develop new products, will be more attractive to international partners and producers, and will have more resources for selective ventures outside the Nordic region, and for possible acquisitions. The merger was adopted by the two companies’ respective general meetings on 12 November 2020. In the winter of 2020/21, the merger was submitted for assessment by the competition authorities in Norway, Sweden and Finland. As soon as they have approved the merger, it will be finalised, and Anora will be established. This is expected to take place during the first half of 2021. 8 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes production, storage and bottling. Vectura handles all distribution operations in Norway. In other countries, this function is handled by external partners. Vectura offers logistics services for producers, agents and importers of wine, spirits, beer and other beverages, Their goods are delivered by Vectura to Vinmonopolet’s stores, as well as to hotels, restaurants and cafés throughout Norway. Products from Arcus account for around 30 percent of Vectura’s revenue. Arcus ASA owns the brand company Arcus - Gruppen AS and the logistics company Vectura AS. The Group’s operational activities are run via the Spirits, Wine and Logistics business areas. All production of spirits, and bottling of wine and spirits, are part of the Spirits business area. The Spirits and Wine business areas handle product development, imports, sales and marketing within their respective product categories. Spirits is also responsible for WINE Arcus is the largest wine importer in Norway, the second largest in Sweden, and the sixth largest in Finland. The Group’s wine - related operations cover a wide range of agencies, representing all categories in all of the important wine producing countries. In addition, Arcus has significant sales of its own brands. These products are imported in bulk and bottled at Gjelleråsen. One example is Falling Feather, a red wine that has been among the very most popular at Vinmonopolet for a number of years. The wine industry is characterised by personal relationships between producers and agents. This is the background to Arcus’ import activities being organised as several smaller companies – in Sweden, Finland and Norway. Several of them are partly - owned by founders or key persons with strong relationships with attractive suppliers. These wine companies compete, share their professional expertise and benefit from the Group’s shared services. SPIRITS Arcus is the world’s largest producer of aquavit and one of the leading players within production and sale of spirits in the Nordic region. The Group has an extensive brand portfolio and a modern, efficient production facility at Gjelleråsen outside Oslo. The well - known Norwegian aquavit brands such as Gammel Opland, Løiten, LINIE, Gilde and Lysholm are produced here, and also the traditional Danish spirits, such as Aalborg Akvavit and Gammel Dansk. Considerable volumes of vodka are also bottled, including Vikingfjord and the popular Arcus is one of the Nordic region’s largest brand companies within wine and spirits. Sweden, Denmark, Norway, Finland and Germany constitute the home market. Vectura is Norway’s leading logistics business for alcoholic beverages. The company in brief 9 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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INSPIRERT AV NORDISK NATUR
MARKENS
GRØDE
NORSK AQUAVIT
70 CL


E.Munch
NORWEGIAN AQUAVIT
AGED 8 YEARS
E.Munch

Dworek vodka, and also the Hot n'Sweet vodka shot. Arcus owns 34.75 percent of the French cognac house, Tiffon, the producer of Braastad Cognac. Arcus has the sole rights to sell Braastad in the Nordic region. In addition, Arcus has significant sales of its own brands, blended and bottled according to local consumer preferences.

Around 85 percent of Spirits' revenue is from sale of own brands. The business area also has significant agency activities, which expanded further in 2019.

LOGISTICS

Vectura delivers a full range of inbound logistics services, storage and product distribution in Norway, and achieved sound growth in 2019. Vinmonopolet, the hotel and restaurant industry, and wholesalers are the main customers. Vectura's partners include well over a hundred producers/importers of alcoholic beverages, covering the entire range from the largest industry players to small craft producers. The products handled originate from more than 40 countries.

Vectura AS was established in 1996 and is owned by Arcus ASA. The company is located at Gjelleråsen, outside Oslo, in the same facilities as Arcus, and is closely integrated with this operation. Vectura has state-of-the-art logistics facilities, and handles approximately 12,000 different products.

HISTORY

Arcus, including Vectura, was established as a state-owned enterprise on 1 January 1996. As part of Norway's adaptation to the EEA rules, the operations of Vinmonopolet AS were split. Sales to Norwegian consumers remained the responsibility of the state monopoly, while the newly established commercial enterprise took over the activities related to imports, production, distribution and exports.

The new company also took over the traditional distilleries, and the recipes and rights to an extensive brand portfolio, with an emphasis on aquavit. The company was partly privatised in 2001 and fully privatised in 2003. As from 2005, the investment company Ratos was the largest owner, with an interest of 83.4 percent, and Hoff was the next largest owner with an interest of 9.9 percent. On 1 December 2016, Arcus ASA was listed on the Oslo Stock Exchange, and at the last year-end had 2,250 shareholders, of which 82.6 percent are Norwegian. The largest owner was Canica AS, with an interest of 44.2 percent.

THE NORDIC ALCOHOL MARKET

The Nordic alcohol market is complex, with significant variations in each market. The structure, regulatory regimes, advertising opportunities and pricing mechanisms differ greatly from country to country. Vinmonopolet in Norway, Systembolaget in Sweden and Alko in Finland all have a monopoly on consumer sales. The monopolies are a consequence of health policy considerations designed to regulate and restrict access to alcohol by means of availability, pricing and responsible trading practices. Importers and producers can sell directly to hotels, restaurants and cafés, usually referred to as the HORECA market, as well as to tax-free outlets. In normal years, around 90 percent of the respective domestic volume is sold via monopolies in countries with a monopoly structure. The remaining approximately 10 percent is sales to hotels, cafés and restaurants.

SALES THROUGH MONOPOLIES

Arcus' companies in Norway, Sweden and Finland each have years of experience from interacting with the retail monopolies in their respective countries, and are highly knowledgeable about how the monopolies work. This gives an important

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competitive advantage over other operators, which may be producers or agents.

Sales to the monopolies consist of popular, listed products. In many cases, the monopolies add new products by obtaining bids from several suppliers, in which the price level and characteristics are specified in detail. Finally, blind taste tests are run by the monopoly to determine which bids to accept.

Based on their own assessments of market potential, wine and spirits companies may also introduce products through the catalogues of the monopolies. The sales figures then determine whether a product may be added to the inventory of the monopolies' stores, and in how many stores, dependent on each individual store's size and customer base.

The suppliers' wine and spirits knowledge, as well as their insight into the taste preferences of the target customers, are crucial, both in relation to invitations to tender and self-initiated product launches. Arcus' size, its longstanding experience and the systematically accumulated knowledge, have proved highly valuable.

CROSS-BORDER SHOPPING AND TAX-FREE

The cross-border retail trade is a factor influencing all the Nordic markets, particularly Norway, Sweden and Finland, where taxation policies lead to significantly higher prices than in their respective neighbouring countries comprising Sweden, Germany, Denmark and Estonia, respectively.

In normal years, the volume of tax-free sales is substantial in the Nordic countries. The operators in this market primarily purchase their goods directly from producers. The tax-free retailers are therefore an important customer group for the Spirits business area.


ROSSO dei BARBI
TOSCANA


ALVA
MOSAIC
HVITVIN FRA PORTUGAL
3L


OPLAND AQUAVIT
VISIT ARCUS
destilleriveien.no
destilleriveien@arcus.no
Tel. (+47) 415 02 716
www.arcus.no
Arcus

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Business Area
WINE

Sales of wine account for around 59 percent of Arcus' total revenue. Arcus is the largest player in the Norwegian wine market, the second largest in Sweden, and number six in Finland.

All of the wine companies in Norway are gathered under Vingruppen AS, all of the wine companies in Sweden are gathered under Vingruppen i Norden AB, and all of the wine companies in Finland are gathered under Vingruppen Oy. In each country, the wine companies have their own unique strengths and profile. They compete with each other – in particular for tenders – and also have a strong professional environment, and access to the Group's shared support functions. In many of the wine companies, employees are co-owners.

For Norway's largest wine company, Arcus Wine Brands, proximity to production at Gjelleråsen is important. This is where Arcus Wine Brands fills all of its bag-in-box and bottled wine. Norway is the largest market, but in recent years, and prior to the Covid-19 pandemic, Arcus Wine Brands has achieved sound growth in Sweden, Finland and for tax-free .

Norwegians and Swedes are both major consumers of bag-in-box wine. 60.5 percent of all red wine sales at Vinmonopolet in 2020 were bag-in-box, and 57.2 percent for white wine sales. For Sweden, the equivalent figures were 58.1 and 60.6 percent. In Finland, bag-in-box wine sales accounted for around 24 percent of total sales.

OWN BRANDS

One of Arcus' strengths is continuous adjustment of the range to consumers' preferences. Requirements change over time, as registered by market surveys of various types. These important customer insights have enabled the wine companies to predict future new trends at an early stage, and thereby adapt their product portfolios.

BUSINESS AREA WINE	2020	2019	2018	2017	2016
Total operating revenue (NOK million)	1,941.7	1,603.4	1,624.7	1,540.9	1,552.4
EBITDA (NOK million)	276.7	161.1	169.7	186.5	194.2
EBITDA adjusted for non-recurring items (NOK million)	289.1	169.9	181.5	191.7	194.2
EBITDA margin adjusted for non-recurring items	14.9%	10.6%	11.2%	12.4%	12.5%


Alleanza
Wongraven
LANGHE
ROSSO

External sales revenue by brands


12%
88%
NOK million
1,933.2
Arcus brands
Agency brands

External sales revenue by country


11%
41%
48%
NOK million
1,933.2
Norway
Sweden
Finland

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COVID-19

When the pandemic erupted, this increased the pressure on virtually all of the wine producers from which Arcus orders wine. The change in trading patterns, with reduced border trade and tax-free sales, also increased demand for Arcus' most popular products sold by the monopoly outlets. Throughout the pandemic, Arcus' wine companies therefore worked closely with producers to ensure sufficient supplies of wine. The wine companies also worked actively to find reliable transport routes, to ensure punctual delivery. This work yielded good results, so that Arcus' customers received their supplies on time.

ARCUS' WINE COMPANIES
IN SWEDEN

- Wineworld
- The Wineagency
- Quaffable Wines
- Valid Wines
- Vinunic

ARCUS' WINE COMPANIES
IN NORWAY

- Arcus Wine Brands
- Symposium Wines
- Heyday Wines AS
- Vinordia
- Excellars
- Hedoni Wines

ARCUS' WINE COMPANIES
IN FINLAND

- Wineworld Finland
- Social Wines Finland
- Vinum Import
- Vinunic


THE
WANTED
ZIN
ZINFANDEL
OLD VINES
CAREFULLY MATURED IN
AMERICAN OAK


MODELLO
MASI
TREVENEZIE ROSSO
INDICAZIONE GEOGRAFICA TIPICA
2019

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WINE: SWEDEN AND FINLAND

Vingruppen i Norden is the owner company for all of Arcus' Swedish and Finnish wine companies. In Sweden, Vingruppen i Norden is the second-largest wine importer, while in Finland it is the sixth largest.


LES
fumées
blanches
SAUVIGNON BLANC
by François Lurton
fumées
blanches
LURTON
LURTON

In 2020, Vingruppen i Norden achieved revenue of NOK 1,146.1 million. The overall business objective is to create profitable growth, and to quickly adapt to the ongoing market changes. The structure is decentralised, with a clear dynamic character.

SWEDEN

WINEWORLD

Wineworld is a rapidly growing importer in the Swedish wine market. The company was established in 2004 and is among the ten largest wine importers in Sweden. As the name indicates, Wineworld works with wine producers from every corner of the world. Wineworld is characterised by long-term relationships with its producers. For example, the company's champagne, André Clouet, is the most sold in Sweden. It has been part of the company's portfolio since 2007.

THE WINEAGENCY

This wine company is one of the leading importers of quality wine in the Swedish market. François Lurton and Basserman-Jordan are two among many well-known producers. The company is continuously focused on renewing its portfolio, in order to ensure relevance. The portfolio has expanded in recent years and, in particular, the company has found many small, attractive producers. In this way, many consumers have become familiar with attractive wines from the USA and other expanding markets. The Wineagency has extensive, excellent cooperation with some of the best restaurants in Sweden.

QUAFFABLE WINES

The strength of Quaffable Wines is that its portfolio successfully combines good wines with a broad appeal, in combination with high quality. Quaffable Wines is one of the companies that has won most tenders from 2017 to January 2021, and also lies in the top five for exclusive launches.

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Quaffable Wines is the youngest company to have won the renowned "Importer of the Year" award from *Allt om Vin* (a trade journal).

VALID WINES
Valid Wines is a relatively small company that focuses on family-owned producers. This gives them a lot of knowledge of many of the traditional producers that have been part of Systembolaget's selection for many years. The portfolio continued to grow in 2020, and in particular with many good and innovative producers, primarily from France and Argentina.

VINUNIC
Since 1992, Vinunic has sought to attract the very best producers, with focus on high quality. Masi, Domaine De La Romanee-Conti and Louis Roederer are among the many producers. Vinunic has Sweden's largest range of wines from family-owned vineyards, where craftsmanship and expertise have been handed down from one generation to the next. The company developed well in 2020, and in particular recruited many attractive new producers.

FINLAND

SOCIAL WINES FINLAND
Social Wines was established in 2005, and sells wine to Alko, Finnish restaurants and the tax-free channel. Social Wines achieved strong growth in 2020, based on known Riesling brands, bag-in-box and wine in Tetra Paks. The suppliers and wines are among the best known in the world. Social Wines Finland offers the best wine, at a good price, to Finnish wine-lovers, without forgetting that many of them also require specially selected products. The company's constant aim is to strengthen Finnish wine culture and contribute to making it more versatile.

VINUM IMPORT
Once again in 2020, Vinum Import was one of the most rapidly growing wine importers in the Finnish market, with a strong portfolio that supports the current trends: bag-in-box wine, Riesling, Appassimento, rosé and own brands. In 2020, Vinum's market share in Alko increased, and Vinum gained market shares in strategically important segments. This was primarily due to their curiosity and ability to find the best products from the leading producers and to make them available to the entire Finnish market. Vinum Import strives continuously for a high degree of satisfaction among both consumers and suppliers.

WINEWORLD FINLAND
Wineworld is a new, yet experienced, operator in the Finnish market. The company was established in 2016, but its employees have been in the market for many years. Its versatile and effective organisation ensure rapid decision making and the drive to find good solutions in order to be successful in a demanding market. Wines from the Italian producer Antiche Terre have become some of the most popular in Finland. In 2020, Wineworld achieved the highest growth rate among all of the companies, with growth concentrated particularly on popular Italian red wines, as well as sparkling wines.

Brews4U
Brews4U specialises in importing innovative brewery products and spirits. The product portfolio includes world-famous beer and cider brands, minor craft products, and spirits. Brews4U was established in 2019 and is expanding very rapidly, with particularly strong growth in the retail sector, in the large groceries chains, and in Alko.


COSTA AZUL
ORGANIC
SAUVIGNON BLANC
MOSCATEL


2018


PROSECCO
ORGANIC


ROTARI
ROTARI


DEVIL'S ROCK
RIESLING
2018


TAUSENDHÜGEL
RIESLING
RHEINHESSEN
DRY & FRUITY

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WINE: NORWAY

Vingruppen (Noway) is the largest operator in the Norwegian market. The market share has increased for five consecutive years, and at the turn of the year the company had a market share of 18.2 percent.


SUSTAINABLE WINEMAKING
3
GENERATIONS
OF
Peace
SHIRAZ
CABERNET SAUVIGNON
RED WINE FULL IN FLAVOUR
ROUND & SMOOTH
SOLAR POWERED
VEGAN FRIENDLY
PLANTING TREES
RE-USING WASTE WATER


HYGGEVIN


Rosé
LAROCHE


GARNACHA
Cruzado
2019

Vingruppen comprises import companies that each have their own strategy and business objectives. These wine companies are all located at Arcus' facility at Gjelleråsen outside Oslo, where they share their expertise and combined resources. In 2020, Vingruppen achieved revenue of NOK 830 million, representing growth of 50.4 percent from the previous year.

ARCUS WINE BRANDS (AWB)

Arcus Wine Brands is the largest wine company not only in Vingruppen, but also in Norway. In recent years, Arcus Wine Brands has also achieved sound growth in Sweden, and Finland, and also for tax-free prior to the Covid-19 pandemic. Arcus Wine Brand also has sales to Iceland, and has commenced sales in Denmark.

Most of AWB's wines are imported in bulk (containers), which are tapped to bag-in-box or bottles at the Gjelleråsen facility.

From its introduction in 1980, bag-in-box wine has become very popular throughout the Nordic region. Bag-in-box has many practical advantages, such as low weight, high volume, and unbreakable and recyclable packaging. The wine is of good quality, its taste is not affected by the packaging, and the wine can be used for at least six weeks after opening.

Arcus Wine Brands is possibly the country's most ecofriendly wine company. Wine is shipped from foreign producers in tanks before bottling at Arcus. This eliminates transport of unnecessary packaging. The lightweight packaging used requires little energy for its production and recirculation.

Based on extensive market surveys, AWB has procured some of Norway's most popular wines, including wines from the USA, Australia and Europe. Some of these wines have become so popular that, besides high sales in Norway, they are also on the shelves of both Systembolaget in Sweden and Alko in Finland, in several tax-free stores, and in Danish grocery stores.

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SYMPOSIUM WINES
This company was established by Master of Wine Sebastian Bredal in 2009 and is Norway's second-largest wine importer. The focus is on high-quality wine, called "fine wine", from classical districts such as Bordeaux, Piemonte and Pfalz, but also other wines of high quality compared to their price.

Symposium Wines also represents important producers from such countries as the USA, Chile, South Africa, Portugal and Spain. Among the best-known wine producers are Wongraven Wines, Masi, les Grands Chais de France, Odfjell, Von Winning, Principiano, Mascarello, Conde Valdemar and Schug.

Symposium Wines has extensive expertise, including Sebastian Bredal, who is a Master of Wine, the most renowned qualification in the wine industry. Good relations, long-term cooperation, a focus on quality and a dedicated team have created results and contributed to Symposium Wines' 11th consecutive year of growth.

HEDONI WINES
Hedoni Wines is a team characterised by strong professional expertise, experience and curiosity that is actively involved in selecting wines, in close collaboration with producers and wine-makers. Hedoni Wines looks for outstanding quality and price, and aims to make wine available to anyone, on a straightforward basis.

HEYDAY WINES
Heyday Wines is the youngest company in Vingruppen, established in 2015. General manager and co-owner Aina Mee Myhre achieved the renowned Master of Wine qualification in 2017. The company has achieved record-high growth by winning a number of tenders and launching successful products in the commercial segment. Heyday Wines is behind sales successes such as Fredag Rødvin, Le Vigneron, Cruzado and Pedregosa Cava – all bestsellers in their respective segments.

Heyday Wines focuses on European quality appellations and, in particular, organic wines. One of the company's strengths is to create innovative bestsellers in a growing number of categories. La Parra Albarino, Cruzado Garnacha, Crux Chablis and Le Demi are some of the company's own brands. The combination of commercial acumen and oenological expertise has made Heyday Wines unique, and ensured the rapid growth of the company.

VINORDIA
Vinordia is one of Norway's leading wine companies, with a passion for French wines. The dedicated expert team at Vinordia proudly import and sell wines from Advini, the major French wine producer. Vinordia dedicates its efforts to renowned producers such as Domaine Laroche, Maison Ogier, Château Gassier, Maison Champy and Domaine Cazes, and offers a wide range of France's best known appellations. Quality must be the hallmark of all of Vinordia's activities, with a good dose of "joie de vivre". Vive la France!

EXCELLARS
In 2011, Excellars became a subsidiary of Vingruppen and has been wholly owned by Vingruppen as from 2017. Excellars has a dedicated team of employees with broad professional expertise. Excellars represents strong brands and favourites such as Les Fumées Blanches, Pietro di Campo and Ch. Bonnet. Excellars also proudly represents classical, elegant producers such as Alberto Fenocchio, La Rioja Alta, Olivier Leflaive and André Lurton.

Market insight, dedication, knowledge of wine and honesty in everything they do ensures good results for both Excellars and the wine producers – as well as enjoyable wine!


2018
2018
COTEAUX BOURGUIGNONS
PIERRES PLATES
MOILLARD
Depuis 1850


2016
MAISON CHAMPY
BOURGOGNE CHARDONNAY
Cuvée Edme
GRAND VIN DE BOURGOGNE

ARCUS ASA ANNUAL REPORT 2020 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 18

EXPERTS' RECOMMENDATIONS

Arcus has many wine experts. We present one of them, with his personal recommendations.

Pierre Emmanuel Marchès is one of Arcus' many wine experts. Pierre is a qualified graphic designer, but has worked with wine since 2001. He has 16 years' experience from Vinmonopolet; the first eight as a shop assistant, and the last eight as product manager. Since December 2018, he has been portfolio manager at the Arcus company Symposium Wines.



Ch. Fonfroide 2018
NOK 125.90

SOUND WINE EXPERIENCE WITH A GOOD CONSCIENCE

Many people believe that reasonably-priced Bordeaux wines are boring, green and sharp, but this is definitely not the case for this wine. Château Fonfroide is a good, fruity and full-bodied wine at a reasonable price. Bordeaux producers are viewed as extremely traditional, refusing to adapt to new demand trends. Red Bordeaux in plastic bottles is a rare occurrence, and this wine is actually the only one of its type. It fulfils the requirements for lightweight, recyclable, eco-friendly packaging. It is available in virtually all Vinmonopolet stores. It is a good match for beef, lamb or hard cheeses, and the bottle is returnable to your local food store. In other words, a sound wine experience with a good conscious.


CHÂTEAU
FONFROIDE
BORDEAUX


SCHUG
2017
PINOT NOIR


David & Nadia
Chenin blanc

Schug Sonoma Coast Pinot Noir
NOK 214,90

A GOOD PINOT NOIR THAT DOESN'T COST TOO MUCH

"A good Pinot Noir will cost you," many will say But this is a myth. A good Pinot Noir, from the best wine regions, if not from the very best vineyards, is not excessively expensive. This Schug is from the high-profile region Napa Valley in California. It meets all my expectations of a good Pinot Noir, at a reasonable price. The fragrance is delightfully fruity and floral, with a hint of herbs, luscious fruit and a silky mouthfeel, with delicate, mature tannin notes.

David & Nadia Chenin Blanc
NOK 295,90

FROM SOME OF SOUTH AFRICA'S OLDEST VINEYARDS, IN THE WORLD'S OLDEST SOIL

I love Chenin Blanc, and I think more people should have a chance to enjoy it! The best way to convince you is with this wine. It is concentrated, intense and long, with a perfect balance between intensive freshness and a rich and full mouthfeel. Chenin Blanc is very aromatic, but this is about far more than the fruit of the vine. Wine experts call it "terroir", a French term that relates to the soil, rocks, climate, topography and traditions. Swartland is a wine district in the Cape region, where David and Nadia Sadie create indigenous wine of very high quality without any additives. The grapes are from some of South Africa's oldest vineyards, where the vines grow in the world's oldest soil.

ARCUS ASA
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THE STORY BEHIND THE PEOPLE'S FAVOURITE, FALLING FEATHER

For five consecutive years, Falling Feather has been Norway's very most popular red wine. Norwegians often pick wines from Italy, Germany and France. But Falling Feather from sunny California has become their favourite.


Falling
FEATHER
RUBY CABERNET
Finest Red Wine
PRODUCT of CALIFORNIA


Falling
FEATHER
RUBY CABERNET
Finest Red Wine
PRODUCT of CALIFORNIA


Falling
FEATHER
RUBY CABERNET
Finest Red Wine
PRODUCT of CALIFORNIA

Success doesn't happen by chance. Falling Feather is designed to fulfil Norwegians' taste preferences. Surveys by Arcus have shown that many of us prefer a fruity, high-quality red wine that goes well with many dishes. Many also prefer wine with low tannin and histamine levels, often associated with mild headache.

This is one of the reasons for Falling Feather's popularity. It has not been proved that tannin and histamine give physical discomfort, but many consumers believe there is a connection.

But it was not easy to find a good, reasonably-priced and tasty red wine that fulfils these criteria. Arcus' own wine experts had the answer. Internal analyses showed what they needed to look for – and where. California had the answer. Here, grapes are cultivated in the heat of the day, with cooler temperatures at night. This ensures good conditions for the Ruby Cabernet grape, which has precisely the characteristics preferred by Norwegian consumers.

The low tannin and histamine levels, and the preference for a light red wine, have characterised Falling Feather ever since its launch in 2009. Even though this a red wine, white was the dominant colour on the label and box. The design has been changed several times since then, but one of the most important aspects has always been to communicate with consumers on their terms: This is a light, good and versatile red wine that goes well with many dishes, and has the advantage of low histamine and tannin levels.

Falling Feather was launched in 2009, and has been a bestseller for Vinmonopolet for the last five years. As from 2020, Falling Feather has also been available from the Swedish Systembolaget.

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1872
Gammel
Opland
NORSK
AQUAVIT
MODNET 24 MÅNEDER PÅ SHERRYFAT
2017
1872
Gammel
Opland
JULEAQUAVIT
MODNET 8 ÅR PÅ VÅRE BESTE FAT
01
NORSK AQUAVIT

Business Area
SPIRITS

Arcus is a leading player in the Nordic spirits market and the world's largest producer and marketer of aquavit.

The Spirits business area develops, produces and markets brands that are rooted in Norwegian spirits. Even though aquavit is the largest category, a lot of proprietary vodka, bitters and various other spirits are also sold. Arcus also sells spirits from some of the world's leading international operators in the Nordic market. Arcus has a sales organisation in all of the Nordic countries, and in Germany. The products are exported to 30 countries.

AQUAVIT
Aquavit is the most Nordic of all spirits, and has been produced throughout Scandinavia and northern Germany since the early 16th century. The various countries in the region have each developed aquavit with its own special characteristics. Norway has a special Norwegian tradition for ageing in oak casks. This gives a complex, mild taste. In the last few decades, aquavit has enjoyed a renaissance in the Norwegian market and sales have more than doubled.

The renewed interest in traditional Norwegian dishes has stimulated interest in aquavit. Aquavit is also increasingly enjoyed as an avec and has also become popular in drinks and cocktails – as an international trend. Arcus is at the forefront of these changes, through product development, as well as cooperation with bartenders, chefs and interest organisations.

Arcus' most popular aquavits in Norway are Gammel Opland, Løiten and Gilde. In 2020, Arcus launched 30 bottles of Opland Juvel, the world's most exclusive aquavit. Danish Aalborg aquavit, which is owned and produced by Arcus, is the

AQUAVIT
Aalborg Taffel is Denmark's most sold aquavit. Gammel Opland is the most popular aquavit in Norway.

BUSINESS AREA SPIRITS	2020	2019	2018	2017	2016
Total operating revenue (NOK million)	1,109.0	975.6	919.6	913.3	904.0
EBITDA (NOK million)	187.0	146.9	142.8	175.6	158.7
EBITDA adjusted for non-recurring items (NOK million)	193.1	148.9	144.6	182.8	162.6
EBITDA margin adjusted for non-recurring items	17.4%	15.3%	15.7%	20.0%	18.0%

ARCUS ASA
ANNUAL REPORT 2020 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 21

world's most sold aquavit, and still the most sold brand across all aquavit varieties in Denmark.

BITTERS
Bitters are a major international category originating from central Europe and Italy. This category includes Arcus' own brands, Gammel Dansk and Balder. In volume terms, the bitters market is reasonably stable in the Nordic region and other neighbouring markets, but is affected by strong competition in this category. Gammel Dansk has a dedicated fan base throughout the Nordic region. This is apparent from significant consumer-driven social media activity outside Norway, particularly in Sweden and Denmark. In Sweden, a "Limited edition" of Gammel Dansk Premium was launched in 2020.

GAMMEL DANSK
Did you know that Gammel Dansk's special bitters taste is due to the blending ratio between 29 different herbs, spices and flowers? Read more at www.gammeldansk.dk

COGNAC
Cognac is a grape spirit or brandy from the region around the town of Cognac in western France. Only grape spirit produced in this geographical area may be called cognac. Cognac is produced by distilling white wine, and everything is distilled twice in "pot stills", so that some of the wine flavour is left in the final product. The cognac must then be aged in oak casks within the region for at least two years, before it can be sold as cognac. The unique qualities of cognac are classified by how long the spirit has matured: VS has matured for at least two years,


GAMMEL DANSK
Bitter Dram
J.K. ASMUND
38% VOL
70 cl


BRAASTAD
COGNAC
ENTREPRISE FAMILIALE
FINE CHAMPAGNE
X.O.
70cl 40%vol

External sales revenue by category


52%
40%
8%
NOK million
880.8
Aquavit
Bitter
Other

External sales revenue by country


6%
3%
1%
45%
18%
7%
20%
NOK million
880.8
Norway
Sweden
Finland
Denmark
Germany
Tax-free
Other countries

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VSOP for at least four years, and XO for at least ten years. Arcus markets and sells the Braastad brand, which is the largest cognac brand in our region, throughout the Nordic region.

Cognac is actually a highly versatile drink. If you go to Cognac in France in the summer, you will probably be served a cognac with tonic, perhaps garnished with ginger, lime or a slice of cucumber. An extra special drink is a couple of centilitres of cognac topped with champagne. Enjoy!

Read more about cognac at www.braastad.com.

GIN

Gin is spirit spiced with juniper, but may also increasingly include other botanical herbs. Gin is a traditional spirit category that for many years was characterised by little innovation and strong international brands. During the last ten years, the demand for gin has sky-rocketed. In 2019, Arcus launched Skagerrak Nordic Dry Gin, which is based on botanical herbs from all three Scandinavian countries around the Skagerrak. Skagerrak was developed in collaboration with leading bartenders from the three Scandinavian countries, and has already gained a good reputation and high recognition among gin aficionados. Skagerrak has become particularly popular in Denmark, as the second-most sold in its price category.

Arcus also has many strong brands that are well-positioned in the "value segment" in Sweden and Norway. The gin segment is expected to continue to grow in the coming years, and with Skagerrak, as well as a selection of traditional brands, Arcus is well-positioned to contribute to continued growth and development in the category.

VODKA

Vodka is a neutral spirit that can vary in taste according to the type of spirit used and how it


STAR
LONDON DRY GIN
Premium Distilled
CLASSIC RECIPE


VIKINGFJORD
VODKA OF NORWAY


VIKINGFJORD
VODKA OF NORWAY

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23

was produced. In most of Arcus' markets, vodka is the largest category in volume terms and is characterised by a large "value segment", a few national brands and strong global brands such as Absolut and Smirnoff. Arcus has a strong position within vodka, especially in Norway, Sweden and Denmark, and within tax-free. Arcus has a market share exceeding 50 percent in Norway, around 20 percent in Sweden, and around 10 percent in Denmark.

Arcus' most important brands are Dworek, Vikingfjord, Kalinka, Amundsen and Vanlig. Arcus' ambition is to offer vodka of high quality to the most important segments throughout the Nordic region.

WHISKEY
Whiskey (whisky in Scotland) is spirit produced on the basis of beer without hops and is distilled using a "pot still" whereby the character of the beer is reflected in the spirit, which then ages in oak casks for at least three years. Whiskey is produced all over the world, but has its origins in the British isles. In our region, Scottish whisky dominates, but with increasing competition from whiskey produced in Ireland, the USA and Canada. Smaller producers from other countries such as Japan, France and Sweden have also emerged. For Arcus, Sweden is the most important whiskey market, in which the category accounts for more than one third of all spirits sold. This is one of the highest ratios throughout the world.

Arcus sells its own proprietary Scottish whisky, such as Upper Ten, and a number of international whiskey brands from Ireland, the USA and Canada. The best-known whiskey brands sold by Arcus include Bushmills Irish Whiskey, Buffalo Trace Bourbon, and the Scottish whiskies Jura and Dalmore.

TEQUILA
Tequila is a Mexican distilled beverage made from the blue agave plant. During the last 30 years, Tequila has undergone a renaissance and is popular all over the world. Jose Cuervo is a leading brand for which Arcus took over sales and distribution responsibility in 2019. Tequila comes in several different versions, and is used as a shot, and in cocktails such as the Margarita.

PRE-MIXED COCKTAILS
A cocktail is a mixed beverage with at least three ingredients. There is a growing interest in cocktails, and today a lot of newly-opened restaurants have their own bar, in order to offer cocktails to their guests. Many consumers would like to enjoy cocktails or pre-mixed drinks at home, but see making these drinks themselves as a barrier. Arcus has therefore developed pre-mixed cocktails, which are available to consumers in bottles, boxes, or as bag-in-box. Arcus has a strong position in Norway, Sweden and for tax-free, with innovative bag-in-box products. In recent years, Arcus has very successfully introduced pre-mixed cocktails in Finland, Denmark and Sweden. In addition, for more than ten years these products have been leaders in their category in Norway, with significant Vinmonopolet and tax-free sales.

SHOTS
Shots are not a type of spirit, but a way of drinking spirits. Both in the Nordic region and internationally, a lot of spirits are consumed as shots, including vodka, whiskey and aquavit.
A particular category of shots has developed in the Nordic region, featuring relatively sweet spirits that are easy to drink and often have a low alcohol content. One of the first examples of this trend was the Hot n'Sweet Turkish Pepper shots brand launched 25 years ago, which Arcus took over in January 2018. The market for sweet shots has become established as a major category in Denmark. Arcus is active in this segment with the Shoot series, in addition to Hot n'Sweet – a category with a high innovation rate.

COVID-19
The change in buying patterns as a consequence of the pandemic, with a strong decline in border trade and sales to tax-free outlets, brought considerable changes for the state monopolies in Norway, Sweden and Finland. Arcus saw significant growth in all three of these markets. Arcus' bottling and production lines, which are formally part of the Arcus Spirits business area, had to increase production significantly. This applies particularly to bottling of bag-in-box wine, which is one of the categories that saw the strongest sales growth during the pandemic.


BUFFALO TRACE
KENTUCKY
STRAIGHT BOURBON


BUSHMILLS
SINGLE MALT
1608
BUSHMILLS
SINGLE MALT
IRISH WHISKEY
Triple Distilled
AGED 10 YEARS
MATURED IN TWO WOODS
1608

ARCUS ASA ANNUAL REPORT 2020 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 24

THE STORY BEHIND SKAGERRAK NORDIC DRY GIN

We wanted to create a gin based on Nordic ingredients, and gathered six Nordic bartenders, to get their views. They were with us for the entire journey, from the first brainstorming, to the final result. We have to say that this was both challenging and demanding. But after many meetings, tastings, new trials and new adjustments, the six bartenders reached agreement on Skagerrak.

The Skagerrak is the sea that is surrounded by Denmark, Norway and Sweden. So we invited two bartenders from each country to stay onboard for our Skagerrak Cruise. A strong professional crew set sail, with the aim of creating a unique Nordic gin. When we proudly disembarked many months later, we had a very special gin with ingredients from the fantastic nature and flora surrounding the Skagerrak.

Skagerrak Nordic Dry Gin is perfect for the most popular gin-based cocktails such as Dry Martini and Gin & Tonic, etc.

NORDIC TASTE PROFILE

Skagerrak Nordic Dry Gin was developed with some of the best bartenders in the Nordic region. 50 different berries, herbs and spices, and countless juniper distillates, were tested. The result is a classical gin, with clear notes of juniper and aniseed, and a distinct Nordic taste profile.


SKAGERRAK
NORDIC DRY GIN

VISIT THE DISTILLERY! There is a lot of interest in aquavit and gin and every year, many people visit Destilleriveien 11 to see and learn how well - known brands such as OPLAND, LINIE and Skagerrak Gin are produced. Visits can be combined with conferences and dining in the cask cellar’s unique setting. TOURS AND AQUAVIT TASTING A tour of production with an expert who explains the full aquavit production process. The tour includes the spice room, distillery, cask cellar with 8,000 oak casks, and the bottling hall. The tour is concluded with tasting of aquavits next to the king's casks. MAKE YOUR OWN GIN OR AQUAVIT Aquavit and gin are popular beverages and Arcus produces many different styles. The tour concludes with tasting and a presentation of various distillates. Many of the distillates used for mixing are based on Nordic botanical plants. Tour participants can make their own personal labels, and seal the bottle with wax. www.destilleriveien.no 25 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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BE THE STAR OF YOUR OWN PARTY:
SERVE REFRESHING COCKTAILS









LINIE GINGER

LEVEL OF DIFFICULTY:

****

YOU NEED:

4 cl Linie Aquavit
2 cl lime juice
10 cl Ginger Ale

INSTRUCTIONS:

Fill a high glass with ice and add the ingredients in the listed sequence. Top with blueberries and cucumber.

NORDIC FALL

LEVEL OF DIFFICULTY:

****

YOU NEED:

5 cl Skagerrak Gin
5 cl Cloudy Apple Juice
3 cl soda water

INSTRUCTIONS:

Fill a high glass with ice and add the ingredients in the listed sequence. Top with apple slices.

MULE DE TRIAC

LEVEL OF DIFFICULTY:

****

YOU NEED:

4 cl Braastad VSOP
1 cl lime juice
8-10 cl ginger beer

INSTRUCTIONS:

Pour Braastad Cognac and lime juice into a drinks glass, add ice, and then ginger beer, and top with a slice of lime and a sprig of mint.

Alexandra Wachtmeister is one of Arcus' cocktail experts, and has worked in this industry for 14 years. Alexandra came to Arcus Sweden in 2013, but took her family to Oslo in 2016 when exciting opportunities arose at the head office in Oslo. In 2020, Alexandra was promoted to marketing director of Arcus Spirits.

to importers, as well as digital collaboration, help these importers to ensure deliveries of the right quantities at the right time and cost. This provides excellent, consistent results for purchasing portfolios managed by Vectura: increased delivery precision, reduced stocks, low costs, high stability and a high degree of predictability. Vectura also offers purchasing forecasts, extensive advisory services and various key performance reports that measure delivery services, circulation and forecasting accuracy. The portfolios of all importers with logistics agreements with Vectura are auto - matically available to all customers in the hotel and restaurant segment (HORECA customers). SALES FORCE The Vectura sales force is the company’s point of contact with customers in the HORECA market, in the purchasing chains and Vinmonopolet. The primary task of the sales force is to meet customer’s wishes and needs, in line with the Vectura business model. Customers can also make their purchases via Vectura’s online store. Vectura has a modern logistics facility at Gjelleråsen, outside Oslo. Vectura delivers a full range of inbound logistics services, storage and product distribution. Vinmonopolet, the hotel and restaurant industry, and wholesalers are the main customers. Vectura’s partners comprise around 130 producers/importers of alcoholic beverages, covering the entire range from the largest industry players to small craft producers. The products handled originate from more than 40 countries. Vectura AS was established in 1996 and is owned by Arcus ASA. The company is located at Gjelleråsen, outside Oslo, in the same facilities as Arcus, and is closely integrated with this operation. Vectura has state - of - the - art logistics facilities, and handles approximately 13,000 different products. Vectura had 172 employees in total at year - end and revenue of NOK 374 million in 2020. PURCHASING AND WHOLESALE SERVICES Vectura’s purchasing department is staffed by experienced buyers. Proactive advisory services Business Area LOGISTICS Vectura AS distributes alcoholic beverages from the entire world to the whole of Norway. The company has a share of over 50 percent of deliveries to Vinmonopolet. Approximately 70 percent of revenue relates to other customers than Arcus. The Covid - 19 pandemic, with increased sales for Vinmonopolet, has significantly increased Vectura’s deliveries. Costs have also increased, however, as a consequence of the need to hire extra manpower. 27 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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SHIPPING AND CUSTOMS
Via its network, Vectura offers shipments to Norway from more than 800 suppliers. The size of its network makes it possible to be competitive, both with fully loaded cargoes and singular transports. Vectura has its own customs service for all goods imported via the company's warehouse.

WAREHOUSING SERVICES
Vectura's modern warehousing facilities at Gjelleråsen can hold a total of 36,000 pallets. The facilities are temperature-controlled and fully automated. A monorail transport system is used for goods restocking from the raised storage platforms to the picking stations. There is also an automated weight control station for pallets with picked goods. This will detect potential errors in the shipment before the goods are transported to the customer.

LOGISTICS
Vectura has country-wide distribution to both the HORECA market and all of Vinmonopolet's 334 stores. In the regions close to Oslo (Østlandet), this service is provided via an in-house fleet of trucks. For the rest of the country, distribution is handled via partnership agreements with Bring and Schenker.

ENVIRONMENT
Arcus must be an active contributor to a better environment. One of the goals is to reduce carbon dioxide emissions. As from 2020, the three largest suppliers, Skanlog, Cuveco and Vectura, have agreed to find sustainable forms of cooperation. One of these is to coordinate transport to Vinmonopolet's retail outlets via the Beverage Link company. Coordinated distribution was implemented in Norway's three northernmost counties during 2020, while remaining areas are planned to be implemented during 2021.

Vectura sorts its waste, thereby ensuring that such materials as bottles, plastic, cardboard and aluminium are sorted at source. Sorting at source has increased considerably in recent years. There are far more sorting options, and there is also greater awareness among employees.

Vectura uses lorries to transport goods. To reduce carbon emissions, every year older lorries are replaced with new lorries with ecofriendly Euro-6 engines. In its agreement with Vectura, an important subcontractor, Bring, is committed to also reduce carbon emissions by at least 30 percent from the 2017 level.

COVID-19
The pandemic has had major consequences for Vectura. Norwegians have travelled far less, which has increased Vinmonopolet's sales significantly, while Norwegians have shopped far less in Sweden. Demand from restaurants and hotels has also declined considerably. In overall terms, the changed trading patterns have brought a strong increase in Vectura's revenue. As from 17 March 2020, and for the rest of the year, for long periods Vectura operated around the clock, seven days a week. This entailed considerable overtime payments and a great need to hire extra manpower, imposing high operating costs on the company.



BUSINESS AREA LOGISTICS	2020	2019	2018	2017	2016
Volume (millions of litres)	66.4	50.1	48.4	44.9	43.5
Total operating revenue (NOK million)	372.8	328.1	307.7	284.4	262.9
EBITDA (NOK million)	0.1	13.6	12.4	13.5	2.2
EBITDA adjusted for non-recurring items (NOK million)	1.6	15.2	12.7	14.1	2.6
EBITDA margin adjusted for non-recurring items	0.4%	4.6%	4.1%	5.0%	1.0%

variation from department to department, and between business areas. In Arcus’ strategy plan, the aim is for Arcus to be among the 10 percent of companies with the highest commitment index. Around 180 companies in Norway perform this measurement, and Arcus must aim for a commitment index of 4.1. In 2020, Arcus was among the 10 percent best companies, according to this measurement. Arcus has established tools and processes for performance management. The aim is to set clear goals for the Group’s employees, and to create an understanding of how these goals are consistent with the Group’s overall objectives and priorities. Performance evaluation, as well as career and succession planning, are important elements. On the basis of the Group’s annual performance management process, an annual EMPLOYEES AND EXPERTISE At year - end, the Group had 438.9 FTEs (full - time equivalents), distributed on 443 permanent employees, of whom 349 are employed in Norway. Committed employees are crucial to the success of each business area. Research shows that increased mastery encourages greater commit - ment, improved performance and improved work quality. The Group therefore invests in competence development and measures to increase the mastery of those skills. Twice a year, a survey is conducted to assess the commitment of all our employees. On a scale of 1 - 5, where 5 is the best, the result of the survey for the entire Group was 4.1 in 2020. The result for Vectura AS was 3.9, compared to 3.9 in 2019. The results for 2020 show an improvement of 0.1 from 2019, but with considerable Management Audit Report is submitted to the Board of Directors of Arcus ASA, with focus on leadership resources and a succession plan. HEALTH, SAFETY AND THE ENVIRONMENT Arcus has a strong focus on health, safety and the environment (HSE) and great emphasis is placed on avoiding accidents and injuries. The Group’s goal is zero absence due to injuries. To avoid serious injuries and incidents, it is important to have an organisation and culture that can identify hazardous conditions, register adverse incidents and introduce corrective measures on an ongoing basis. Risk assessments, job safety analyses and root cause analyses are therefore performed on a regular basis at Arcus’ facilities in Norway. Adverse incidents and injuries are reported on a regular basis, with monthly incident reports to the management, employees, working environment committees and safety representa - tives, and are also presented at department meetings and published on noticeboards. All injuries are investigated to discover the underlying cause and measures are then implemented to avoid similar incidents. In 2020, there were nine injuries resulting in absence due to illness (seven in Vectura AS and two in Arcus Norway AS). The injuries were not serious and the persons returned to work after brief periods of absence. Arcus is a Group that handles flammable liquids. In addition to the high degree of safety incorporated in the building structures, production processes and procedures, comprehensive Organisation 29 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes emergency measures are in place to deal with adverse incidents. Key employees in relevant departments attend annual courses and training on how to best handle accidents. A separate emergency team, which includes the Group management, undergoes annual training in a hypothetical, but comprehensive, crisis situation. This training is normally conducted with police, fire brigade and ambulance personnel present. Due to the Covid - 19 pandemic and the need for social distancing, this training did not take place in 2020. A number of preventive measures to prevent infection among employees were introduced. SICK LEAVE The Group has a strong focus on sick leave rates. The Norwegian companies in the Group work closely with the occupational health service and NAV (the Norwegian Labour and Welfare Administration) to reduce sick leave. Individual follow - up and facilitation are important elements of this work. For Arcus - Gruppen AS with subsidiary, the sick leave rate was 4.3 percent in 2020, compared to the target of 4.2 percent. The target for 2021 is 4.2 percent. For Vectura AS, which has a lot of manual and physically demanding work, the sick leave rate was 8.3 percent in 2020, which is an improvement of 1.5 percentage points from 2019. The goal for 2020 was 6.5 percent, and the goal for 2021 is also 6.5 percent. Sick leave rates vary considerably between departments and business areas. Covid - 19 - related sick leave is 0.6 percent of the total sick leave. The total Covid - 19 - related sick leave in 2020 is 1.1 percent For the overall Group, the sick leave rate was 6.2 percent in 2020, which is an increase of 0.5 percentage point from 2019. For comparison, the Confederation of Norwegian Enterprise’s sick leave statistics for beverage production in 2020 show a medically - certified sick leave rate of 4.6 percent, and self - reported sick leave at an estimated 0.5 percent, which gives a total sick leave rate of 5.1 percent. Sick leave statistics are reported on a monthly basis to management, employees, working environment committees and safety representatives, and are also presented at department meetings and published on noticeboards. See the information concerning sick leave under Employees, working environment and sick leave in the Directors’ Report. EQUAL OPPORTUNITIES, DIVERSITY AND DATA PROTECTION Equal opportunities Of the Group’s 443 employees at year - end, 30.5 percent were women and 69.5 percent were men, which is at the same level as the previous year. The management groups of the operating companies all have female members. The Group Management of Arcus ASA has one female member. At year - end, the Group had 43 percent female managers, which is an increase of 1 percentage point from 2019. In both 2019 and 2020, the Group has thereby achieved the objective of 40 percent female managers before 2022. In the longer term, the ratio of female employees must exceed 40 percent, with at least two female members of the Group Management. Concrete measures have been taken to increase the ratio of women in the Group, and to promote women’s careers. In all job advertise - ments, women are encouraged to apply, and there must be at least one woman among the final interview candidates. If the candidates are as good as equal, a woman must be selected. Priority is given to internal woman candidates . In 2020 , the Group conducted a gender - based pay survey . The SHE Index is published twice a year. It presents the development in the gender balance at manager level in large Norwegian companies. A total of 96 companies are covered by the survey. The aim is to show the development in the gender balance in the business community over time, and to give companies the opportunity to compare their own development with a benchmark. Arcus gained 68 points, which is an improvement of 11 since 2019, and above the average of 63 points. (For the Consumer products and retail category, the average was 51 points.) At the end of 2020, the Board of Directors of Arcus ASA had ten Board members, of whom six women. Of these six, four were elected by the shareholders, and two were elected by the employees. The proportion of female members of the Board of Directors thereby fulfils the statutory requirement of at least 40 percent female representation on an ASA’s board of directors. In connection with the local salary settle - ment in 2020 in Norway, the parties reviewed the situation concerning equal opportunities and equal pay. The local parties agree that satisfactory consideration is made of equal pay and equal opportunities. Diversity The Group has a stated policy not to discriminate on the basis of gender, religion, race, sexual orientation, age, disability, or ethnic and/or cultural origin. The Group’s Work Regulations and Ethical Rules set out guidelines for this, and good report - ing procedures have also been established . A Plan for Diversity and Inclusion has been drawn up. The plan defines concrete targets and activities whereby Arcus ASA as a Group and employer must promote equal opportunities and prevent discrimination of its employees. In 2020, two surveys of all employees were conducted. On a scale of 1 - 5, where 5 is the best, the result for the entire Group was 4.5. The results in 2020 show an improvement of 0.2. The Board of Directors and the management groups of the operating companies are aware of this in relation to recruitment, appointments, salary appraisals and working conditions, as well as through awareness - raising activities. At the end of 2020, the employees repre - sented around 30 different languages, and approximately. 20 percent of the employees did not have a Nordic cultural or ethnic background. Ethical guidelines The Group’s ethical guidelines define, clarify and ensure a common business ethics framework to outline the expectations of the ethical and appropriate behaviour of all employees. The Group’s ethical guidelines stipulate that Arcus has zero tolerance for discrimination, bullying and corruption. As part of the ethical guidelines, provision is also made for the notification of any misconduct within the Group. Whistleblowers can use a designated telephone number, established for this purpose. This has been made known and available to all employees, and their anonymity is guaranteed. In 2020, 0 whistleblower reports were made. Data protection Arcus adheres to the EU’s General Data Protection Regulation (GDPR). The previous procedures for compliance and control were revised in 2019, so that Arcus handles personal data protection in accordance with GDPR. On the basis of the mapping, it was concluded that Arcus is not subject to the requirement of a separate data protection officer (cf. Article 37 of GDPR). To ensure compliance with legislation across the Group’s business areas, it has nonetheless been decided to appoint a separate data protection committee. The main function of the committee will be to ensure compliance with new data protection legislation by Arcus ASA with subsidiaries. 30 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Erlend Stefansson Group Director, Spirits Master of Business Administration Member of the Group Management since 2012. Sales Director, Ringnes, 2008 - 12, CEO Spits ASA, 2006 - 08, CEO Virtual Garden/ Staal, 2003 - 06, between 1993 - 03 various roles within sales, marketing and consulting (incl. McKinsey 1993 - 96). Eirik Andersen Group Director, Wine Norway Diploma, Wine & Spirit Education Trust Member of the Group Management since October 2018. General Manager, Symposium Wines, 2016 - 18, Market and Range Manager, Vinmonopolet 2013 - 15, Head of Special Committee, Vinmonopolet, 2012 - 13, Product Manager, Vinmonopolet 2005 - 11. GROUP MANAGEMENT Petra Thorén CEO, Vingruppen Oy (Wine Finland) M Sc Econ . , Hanken, Swedish School of Economics and Business Adm . Member of the Group Management since January 2020. Adviser, DEN Group Oy, 2018 - 19, Managing Partner, Miltton Markets Oy, 2017, Partner, Kreab Oy, 2010 - 2017, CEO, Finnish Family Firms Association, 2010, Senior Vice President, YIT Corporation, 2002 - 09. Svante Selling CEO, Vingruppen i Norden AB (Wine Sweden) Sommelier Member of the Group Management since February 2018. Nordic Sales Director, Arcus Brennevin, 2016 - 17, Country Manager, Arcus Norge (Brennevin), 2015, Country Manager, Arcus Sweden, 2008 - 15, Key Account Manager for Systembolaget at Pernod Ricard, 2005 - 08. Roar Ødelien CEO, Vectura AS Business studies, University of South - Eastern Norway Member of the Group Management since 2019. Logistics Director, Nortura, 2018 - 19, COO Norske Skogsindustrier, 2013 - 18, Group Warehouse Director, Carlsberg Supply Company AG, 2012 - 13, Warehouse Director, Ringnes AS, 2007 - 12, Commercial Director, SonyBMG, 2005 - 06, Sales Manager, Dagligvare Ringnes, 2003 - 05. David Måsender Group Director, Production MSc(Eng) Industrial Economics Member of the Group Management since 2020. Planning and Logistics Director, Arcus, 2015 - 19, Logistics Manager, Vectura, 2013 - 15, Customer Manager, Scandza 2012 - 13, Prognosis Manager, Ringnes, 2009 - 11, Consultant, Ernst & Young, 2007 - 09. Per Bjørkum Group Director, IR and Communications Bachelor of Commerce, Master of Business Administration Member of the Group Management since January 2013. Partner in First House, 2009 - 12, Director of Trolltind Kommunikasjon, 2003 - 09, GCI Monsen, 2000 - 03, VP Communications, NetCom, 1996 - 00, journalist and editor, Reuters Norge, 1992 - 96. Jan - Erik Nilsen Group Director, HR Management qualifications from the defence sector. Member of the Group Management since September 2019. HR Director, Arcus - Gruppen 2018 - 19, HR Director, Vectura 2014 - 18, Personel Manager, Engrospartner, 2010 - 14, Process/IT Director, Interpress 2004 - 10, Development and IT Director, Narvesen EngrosHandel, 1997 - 04, various roles in the NarvesenGroup, 1984 - 97. Erik Bern Group Director, Group Technical Development & Services, CSR Master in Engineering Member of the Group Management since 2012 . Project Director, Arcus - Gruppen, 2008 - 13 , Managing Director, Vectura AS, 2012 - 13 , Factory Manager, 2000 - 03 , Technical Director, Ringnes, 1999 - 08 , and Sales Manager, project/ process design, Landteknikk, 1986 - 99 . Sigmund L. Toth Interim CEO Master, Business Administration (Diplôme ESSEC), ESSEC, France Member of the Group Management since 2016 Head of Business Controlling & Treasury, Arcus - Gruppen, 2015 - 16, Associate and Engagement Manager, McKinsey, 2012 - 15, Head of Sales Controlling, Procter & Gamble (P&G), 2010 - 11, Head of Corporate Finance, P&G, 2008 - 09, Business Controller, P&G, 2002 - 08. 31 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

For many years, Arcus has taken a targeted approach to environmental challenges. Ambitious goals were set for the 2012 - 2016 four - year period, and all of these goals were achieved. In 2017, eleven specific new goals were set for the 2017 - 2020 period. These goals are linked to the UN’s 17 Global Goals for Sustainable Development. Again in 2020, there was significantly greater internal involvement and variation in the activities than in the preceding year. PACKAGING Using the right packaging is one of the areas in which Arcus can contribute to reducing its environmental impact. Arcus is working to reduce the ratio of wine and spirits delivered in heavy glass bottles. Bag - in - box continues to be the most environmentally friendly packaging type. The wine is shipped to Arcus in large containers, and bottled locally at Arcus’ facility outside Oslo. This reduces the transport of glass bottles from other countries and continents. In the autumn of 2020, Arcus ARCUS’ GUIDELINES FOR A SUSTAINABLE FUTURE At Arcus we have good opportunities to contribute to a better environment. Arcus has the obligation, motivation and opportunities to contribute to a good environment. Here, you can read about our guidelines, key challenges and some of our initiatives. CSR information in accordance with Section 3 - 3c of the Norwegian Accounting Act is included in this section. 32 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

LIFE CYCLE ANALYSIS In 2020 Arcus undertook a process to analyse three different products’ total footprint, from cradle to grave. This will make it easier to identify and initiate environmental measures. The analyses were performed by the Research Institute of Sweden (RISE), which is owned by the Swedish State, and are planned to be published in 2021. RESPONSIBLE ALCHOHOL CONSUMPTION Arcus has a special responsibility to contribute to responsible alcohol consumption. Arcus has assumed the active role of promoting responsible alcohol consumption at all times. Over three years, 2017 - 2019, Arcus has run a campaign targeted at high - school graduates. The “Think before you drink” message was shared on the high - school graduates’ own digital channels. Free, filled bottles of water were distributed to the celebrating high - school graduates during the evening and night. There was no promotion of Arcus in conjunction with these high - school graduation activities. Due to the Covid - 19 pandemic, it was not possible to run this campaign in 2020. Instead, a new campaign, "High - school graduates against corona" was developed to communicate the government’s message and infection - prevention recommendations directly to young people, in a way they could understand and relate to. The campaign, which uses the young people’s own language, has had over 500,000 exposures on social media, and around 250,000 exposures based on a paid advertising campaign. Alcolocks are fitted on all lorries and installed in new company cars. AKAN (organisation to prevent alcohol abuse at work) committees and AKAN contacts have also been established in the operating companies. invested in new production equipment, to significantly increase capacity. Previously, Arcus filled around 24 boxes per minute, but the new equipment brings capacity up to 36 boxes per minute. In 2019, Arcus introduced wine in return - able plastic bottles. Plastic bottles are more environmentally friendly than glass bottles because they take less energy to produce and transport, and the packaging can be recirculated in an established system. In 2020, Arcus increased the number of products with plastic packaging. In the autumn of 2020, the production facility at Gjelleråsen invested in new equipment. Now, plastic bottles can also have plastic corks, including the foil around the bottle’s neck. Previously, this foil was made of metal. This simplifies sorting at source, so that the entire bottle can be recycled. Arcus is an active member of the Norwegian Forum for Circular Plastic Packaging and the Norwegian Packaging Association. Arcus has taken the “The Plastic Pledge” (Plastloftet), which is an initiative of Grønt Punkt Norge (Green Dot Norway). Arcus is committed to working to reduce its plastic consumption by 30 percent; and before 2025, at least 50 percent of the plastic used must be recirculated plastic. ARCUS’ FOOTPRINT Arcus purchases raw materials for its products from all over the world, and we also impact the environment by using energy and water, and buying intermediate products such as packaging and transport services. Arcus is thereby involved in complex global raw materials chains that present economic, environmental and social challenges. In collaboration with its suppliers, Arcus strengthened its environmental focus in 2020. The procurement department weighs such factors as travel distance and weight for all significant purchases. THE NORDIC ALCOHOL MONOPOLIES Arcus supports and participates actively in the CSR initiatives of the Nordic alcohol monopolies (NAM) and complies with all requirements made by the NAM Code of Conduct. The Group makes the same requirements of all of our suppliers and partners. This work is monitored through established follow - up systems. Arcus’ Code of Conduct must be part of all procurement contracts and agreements entered into by Arcus. UN GLOBAL COMPACT Arcus supports the UN Global Compact initiative for corporate social responsibility. The Group adheres to the ten principles laid down in the Global Compact for the environment, human rights, standards for working life and anti - corruption. Arcus’ annual Global Compact reports are available at www.unglobalcompact.org . UN’S SUSTAINABLE DEVELOPMENT GOALS Arcus adheres to the UN’s 17 Sustainable Development Goals. Arcus will contribute to the overall objectives of ending extreme poverty, fighting inequality and injustice, and protecting our planet, before 2030. All of the 17 goals are considered to be important, but Arcus has assessed six of the goals to be particularly relevant. These six goals are #3 "Good Health and Well - Being", #8 "Decent Work and Economic Growth», #12 "Responsible Production and Consumption", #13 "Climate Action", #14 "Life Below Water" and #15 "Life on Land". ETHICAL GUIDELINES The Group’s ethical guidelines define, clarify and ensure a common business ethics framework to outline the expectations for the ethical and appropriate behaviour of all employees. The Group’s ethical guidelines stipulate that Arcus has zero tolerance of discrimination, bullying and corruption. All employees are required to sign a declaration stating that they are familiar with the CSR policy and the company’s ethical guidelines, and that they understand what compliance with these entails. All managers with personnel responsibility are required to discuss the ethical guidelines with their employees on an annual basis. This will strengthen compliance with the guidelines. As part of the ethical guidelines, provision is also made for the notification of any misconduct within the Group. Whistleblowers can use a designated telephone number, established for this purpose. All employees have been made aware of this option, and the fact that their anonymity is guaranteed. EQUAL OPPORTUNITIES AND DIVERSITY In 2018, the Board of Directors of Arcus ASA adopted a new Plan for Diversity and Inclusion. This is described in the Directors’ Report, and in the Organisation section. The most important aspect is that no discrimination or harassment may take place, and equal opportunities must be safeguarded. All Arcus employees must contribute to a working environment that is free of discrimination based on religion, race, gender, sexual orientation, age, ethnic origin or functional disability. Women and men, irrespective of their cultural or ethnic origin, must have equal rights and opportunities. Authority and responsibility must be distributed equally between the genders. 33 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

UN SUSTAINABLE DEVELOPMENT GOALS The UN’s Global Goals for Sustainable Development are the world’s shared work programme to eradicate poverty, combat inequality and halt climate change before 2030. Arcus adheres to the Sustainable Development Goals. All of the 17 goals are considered to be important, but Arcus has assessed six of the goals to be particularly relevant. See the next page. Arcus has defined four areas for its environmental activities: • Reduce environmental impact • Increase the ratio of environmentally friendly products • Promote responsible consumption • Ensure secure and inclusive workplaces Since 2015, Arcus has endorsed the UN’s Global Compact and the ten principles for human rights, labour rights, the environment and anti - corruption. Each year, Arcus has reported on the progress made in each of these areas. 34 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

ARCUS ASA
ANNUAL REPORT 2020

In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes

35

MEASURES TAKEN

Arcus supports the UN's Global Goals for Sustainable Development and has prioritised six of them.

3 GOOD HEALTH AND WELL-BEING

Active "Think before you drink" campaign

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Annual audits of compliance with food and beverage regulations

8 DECENT WORK AND ECONOMIC GROWTH

Adherence to the obligations under the Nordic alcohol monopolies' ethical trading guidelines (BSCI).

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All suppliers are obliged to adhere to Arcus' ethical and CSR guidelines

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Active Board management in the Norwegian Packaging Association and the Norwegian Forum for Circular Plastic Packaging.

12 RESPONSIBLE CONSUMPTION AND PRODUCTION

Introduction of returnable plastic bottles for recirculation

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Introduction of lightweight bottles in production

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Reduced destruction of obsolete items

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Reduction of the annual pallet plastic consumption by around 40 percent, equivalent to 3.5 tonnes per year

13 CLIMATE ACTION

70 percent renewable energy on heating and cooling the production facilities at Gjelleråsen

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Natural gas as a back-up energy source

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13 of 17 lorries renewed with EURO 6 engines

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60 percent of lighting switched to LED lighting, 80 percent energy reduction

14 LIFE BELOW WATER

pH neutralisation of wastewater from production

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Focus and initiatives to reduce product waste in production

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Optimisation of washing processes to reduce consumption of water and chemicals

15 LIFE ON LAND

Sorting of waste into 12 fractions for recycling and recovery

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Further reduction of residual waste volume by 27 percent at year-end 2020-21.

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Under the "Plastic Pledge", Arcus is committed to reducing plastic consumption by 30 percent, and for 50 percent of the plastic used to be recirculated plastic, before 2025.

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Biological waste from the distillation and maceration process is converted to biogas.

UN GLOBAL COMPACT Arcus supports the UN Global Compact initiative for corporate social responsibility. HUMAN RIGHTS ENVIRONMENT PRINCIPLE 1: Businesses should support and respect the protection of internationally proclaimed human rights; and PRINCIPLE 7: Businesses should support a precautionary approach to environmental challenges; PRINCIPLE 2: make sure that they are not complicit in human rights abuses. PRINCIPLE 8: undertake initiatives to promote greater environmental responsibility; and PRINCIPLE 9: encourage the development and diffusion of environmentally friendly technologies. LABOUR PRINCIPLE 3: Businesses should uphold the freedom of association and the effective recognition of the right to collective bargaining; ANTI - CORRUPTION PRINCIPLE 4: the elimination of all forms of forced and compulsory labour; PRINCIPLE 5: the effective abolition of child labour; and PRINCIPLE 10: Businesses should work against corruption in all its forms, including extortion and bribery. PRINCIPLE 6: the elimination of discrimination in respect of employment and occupation. Sigmund L. Toth Interim CEO 36 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

The Plastic Pledge means that, going forward, business and industry will have greater focus on plastic and the use of plastic. This will be to the benefit of companies, consumers and our Earth. Arcus sorts 86 tonnes of plastic per year, and this plastic is recirculated. The objective is to reduce plastic consumption by 30 percent, while at least 50 percent of the plastic used must be recirculated. Arcus is active in several fora to reduce the harmful effects of plastic on the environment, among other things via the Norwegian Packaging Association, of which Arcus’ Erik Bern is Chairman of the Board, and which is actively involved in the Forum for Circular Plastic Packaging in Norway. COMPANIES THAT TAKE THE PLASTIC PLEDGE ARE OBLIGED TO: 1. Increase the use of recirculated plastic in their own packaging. The company has to set ambitious targets for the ratio of own packaging that should be made from recirculated plastic before 2025/2030. The target is not binding, but must function as a steering tool. 2. Reduce unnecessary use of plastic. The company must work actively to reduce the use of plastic. Since no two companies are identical, each company sets its own targets, according to its circumstances. 3. Design for recirculation The company must stay professionally updated on design for recirculation by, for example, attending the industry days held under the auspices of Grønt Punkt Norge (Green Dot Norway). The Plastic Pledge must help Norwegian companies to achieve the EU’s new goals for 2025/2030. ARCUS HAS TAKEN THE "PLASTIC PLEDGE" Grønt Punkt Norge (Green Dot Norway) has launched the "Plastic Pledge". The aim is to increase the use of recirculated plastic, avoid unnecessary use of plastic, and design for recirculation. The Plastic Pledge sets specific goals that Arcus has promised to follow up. Arcus has taken the Plastic Pledge. 37 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

1. IMPLEMENTATION AND REPORTING ON CORPORATE GOVERNANCE A corporate governance policy was adopted by the Board of Directors on 10 October 2016, on behalf of the company. The Board of Directors will ensure that the Company has sound corporate governance at all times. Arcus works continuously to develop attitudes and monitoring systems which live up to the expectations made of a significant Nordic player in the wine and spirits sector. The Group defines its social responsibility through its corporate social responsibility policy, which is available at www.arcus.no/investor . The company also sets clear standards for itself and its employees through its ethical standards, environmental and climate policy guidelines, HSE and safety measures, and other internal guidelines. Deviations from the Code: None 2. BUSINESS Arcus is involved in the production, bottling, import, marketing, sale and distribution of wine and spirits. The Group is represented in all Nordic countries, with subsidiary companies in Norway, Sweden, Denmark and Finland, as well as in Germany. The Group also exports spirits to markets outside the Nordic region and Germany, first and foremost to the USA. Arcus’ activities are defined as follows in the company’s Articles of Association: Arcus ASA (“Arcus” or the “Company”) considers good corporate governance to be a prerequisite for value creation and trustworthiness, and for access to capital. To ensure strong and sustain - able corporate governance, it is important that the company ensures good and healthy business practices, reliable financial reporting and an environment in which it is natural to comply with legislation and regulations. Arcus’ Board of Directors (the “Board”) actively adheres to good corporate governance standards and will ensure that Arcus at all times complies with “The Norwegian Code of Practice for Corporate Governance”. These recommendations are issued by the Norwegian Corporate Governance Policy Board (NUES) and were most recently revised as of 17 October 2018. Arcus must comply with or explain any possible deviations from the Code. The Code can be found at www.nues.no . Arcus has governance documents setting out principles for how the business should be conducted, and these also apply to Arcus’ subsidiaries (together with Arcus, the “Group”). The Code covers 15 topics, and this statement covers each of these topics. Information concerning corporate governance pursuant to Section 3 - 3 b of the Norwegian Accounting Standard Act is included in the section below. Arcus holds the view that its current policies for corporate governance are in accordance with the latest version of the Code. There are no deviations from the rules. The following sections explain how Arcus has addressed the various issues covered by the Code . The company’s business shall entail the import, export, production, storage and distribution of alcoholic beverages and other goods, and other activities related to this business, as well as the ownership of interests in other companies that conduct such business. The Articles of Association are available on the company’s website: www.arcus.no/investor . To achieve the objective set out in the Articles of Association, the company has established a strategy for profitable growth, primarily in the Group’s home markets, the Nordic countries and Germany, based on its own brands and agency brands within wine and spirits, as well as logistics and distribution in Norway. Arcus has drawn up clear goals, strategies and a risk profile for the company, which are matters that are discussed and evaluated annually by the Board of Directors. The company has guidelines for the integration of environ - mental considerations in value creation. Specific priorities and goals have been defined, in order to contribute to sustainable develop - ment. Arcus supports and participates actively in the Nordic alcohol monopolies’ (NAM) CSR initiative and also supports the UN Global Compact initiative. Arcus has its own alcohol and drugs policy, to actively prevent alcohol abuse. Deviations from the Code: None 3. EQUITY AND DIVIDENDS Shareholders’ equity as at 31 December 2020 was NOK 1.654,034, which represents 37 percent of the company’s total assets. In the opinion of the Board of Directors, Arcus’ equity capital is appropriate for its objectives, strategy and risk profile. The Board of Directors has resolved to target a dividend pay - out ratio of 50 - 70 percent of the company’s net profit for each year going forward. The Board of Directors may obtain authorisation from the Annual General Meeting to buy back Arcus shares in the market. In such cases, the Board of Directors will normally request that the shares be acquired in the open market, and that the authority lasts no longer than until the next general meeting. At the Annual General Meeting on 10 June 2020, the Board of Directors was given authorisation to acquire own shares on behalf of the company for an aggregate nominal value of up to NOK 136,000. The authorisation expires at the annual general meeting in 2021. When the general meeting of shareholders considers whether or not to authorise the Board of Directors to carry out share capital increases for multiple purposes, each purpose must be considered separately by the meeting. Any such authorisation will be limited in time, and will last no longer than until the date of the next general meeting. Authorisation granted to the Board of Directors is restricted to specific purposes. At the Annual General Meeting on 10 June 2020, the Board of Directors was authorised to increase the share capital of the company by up to NOK 136,000. The authorisation may only be used to finance further growth and to issue shares as consideration on the acquisition of other companies/activities/assets, or to finance such acquisitions. The authorisation expires at the annual general meeting in 2021. Deviations from the Code: None 4. EQUAL TREATMENT OF SHAREHOLDERS AND TRANSACTIONS WITH CLOSE ASSOCIATES Arcus has only one class of shares . Each share in the company carries one vote, and all shares carry equal rights, including the right to attend general meetings of the company . The nominal value of each share is NOK 5 . 00 . CORPORATE GOVERNANCE 38 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

6. GENERAL MEETING The interests of the Company’s shareholders are primarily exercised at the company’s general meetings. It is the company’s goal that as many shareholders as possible are given the opportunity to attend its general meetings and that the general meetings are organised so as to ensure that they represent an effective forum for the company’s shareholders to express their views. Notices of general meetings are made available on the company’s website, www.arcus.no/investor , and through a separate notice to the Oslo Stock Exchange at least 21 days in advance of the general meeting. The notice contains detailed information on the resolutions proposed and matters to be considered at the general meeting. It includes the deadline for shareholders to register their intention to attend the general meeting, as well as instructions on how they can cast their votes by proxy. The deadline for registration is set as close to the date of the general meeting as possible. The notice shall also include information regarding the right of shareholders to propose resolutions for consideration by the general meeting. The general meeting votes for each candidate nominated for election to the company’s corporate bodies. To the greatest possible extent, the proxy form will facilitate separate voting instructions for each matter to be considered by the meeting and for each of the candidates nominated for election. It is possible to vote in advance. When documents concerning matters that are to be dealt with at a general meeting have been made accessible to the shareholders on the company’s website, the Board of Directors may decide that the documents will not be sent to shareholders by ordinary mail. This also applies to documents which, according to law, If the Board of Directors resolves to propose to the general meeting a share issue without pre - emption rights for existing share - holders, the justification shall be publicly disclosed in the notice convening the relevant general meeting. If the Board of Directors decides to use its current authorisation to re - purchase its own shares, the transactions will be carried out through the stock exchange, or at prevailing stock exchange prices if carried out in any other way. The Board of Directors is currently authorised to waive the pre - emption rights of existing shareholders in capital increases if it exercises its authority to issue new shares. This is to simplify the procedure in connection with capital increases with the intention to finance further growth and/or the offering of shares as consideration in acquisitions where this is deemed a favourable term of settlement. If the Board of Directors resolves to carry out a share issue without pre - emption rights for existing shareholders on the basis of its authorisation, the justification must be publicly disclosed in a stock exchange announcement issued in connection with the share issue. The Board of Directors will arrange for a valuation to be obtained from an independent third party, in the event of a not immaterial transaction between the company and its shareholders, a shareholder’s parent company, members of the Board of Directors, executive management or closely - related parties of any such parties. Deviations from the Code: None 5. FREELY NEGOTIABLE SHARES All shares are freely negotiable with no form of restriction on ownership, negotiability or voting rights in the Company . Deviations from the Code: None must be included in or enclosed with the notice of a general meeting. A shareholder can, however, demand that documents concerning matters that are to be dealt with at a general meeting be sent to him or her by ordinary mail. The notice of a general meeting contains a reference to the company’s website, where shareholders can access relevant documents and, if appropriate, any other information that shareholders may need to gain access to such documents. The annual general meeting elects a chair, who should preferably be independent, to preside over the meeting, and one person to sign the minutes of the meeting together with the elected chair. The minutes are published on the Company’s website and on the Oslo Stock Exchange. All shares carry an equal right to vote at general meetings. Resolutions at the annual general meeting are normally passed by simple majority unless otherwise required by Norwegian law. The Chairman of the Board of Directors, the chair of the nomination committee and the auditor attend the general meeting. Deviations from the Code: None 7. NOMINATION COMMITTEE In accordance with Arcus’ Articles of Association, the Company shall have a nomination committee consisting of three members. The members of the nomination committee shall be shareholders or representatives of shareholders. The members of the nomination committee, including its chairman, are elected by the general meeting. The majority of the nomination committee will be independent of the Board of Directors and the company’s executive management. The members of the nomination committee will be elected for a period of two years, unless the general meeting decides otherwise. The remuneration to the members of the nomination committee shall be determined by the general meeting. The current members of the nomination committee are Sverre R. Kjær (chair of the nomination committee), Karin Bing Orgland and Jan Ole Stangeland. These three members were all elected at the annual general meeting on 11 April 2019 for a two - period up to the annual general meeting in 2021. The composition of the nomination committee is intended to promote the interests of the shareholders. The nomination committee will submit its recommendations to the annual general meeting regarding the election of members to the Board of Directors and the nomination committee, and their respective remuneration. As part of its work of proposing candidates for election to the Board of Directors, the nomination committee shall have contact with shareholders, the Board of Directors and the company’s executive management. The nomination committee shall justify its recommendations on convening the company’s annual general meeting, and state deadlines for the proposal of candidates. On 20 October 2016, the general meeting approved a set of instructions defining the responsibilities of the nomination committee. All shareholders are invited to propose candidates to the Board of Directors and the nomination committee. Deviations from the Code: None 39 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Leena Maria Saarinen 18/18 Ann - Beth Freuchen 17/18 Kirsten Ægidius 18/18 Carl Erik Hagen 17/18 Nils Selte 18/18 Erik Hagen 18/18 The Board of Directors held a total of 18 Board meetings, of which four by email. The attendance of Board meetings in 2020 by the present Board of Directors is summarised below: Name Number of meetings attended Michael Holm Johansen 18/18 Ingeborg Flønes (from 10.06.2020) 11/18 Eilif Due (until 10.06.2020) 5/18 Therese Jacobsen 17/18 Konstanse Martine Kjøle (until 01.07.2020) 8/18 Anne - Marie Flåten (from 01.07.2020) 10/18 Stein Erik Hagen (deputy member who can attend, without voting rights) 8/18 Arne Larsen (deputy member) 1/18 Torbjørn Hjelle (deputy member) 0/18 Bjørn Oulie (deputy member) 0/18 Deviations from the Code: None 9. THE WORK OF THE BOARD The Board of Directors has the overall responsibility to oversee the management of the company, while the Chief Executive Officer is responsible for day - to - day management. The Board of Directors has established instructions for its own work, as well as for the executive management, with particular emphasis on clear allocation of responsibilities and duties. The Board of Directors is responsible for ensuring that the Group’s activities are soundly organised and for approving all plans and budgets for the 8. CORPORATE ASSEMBLY AND BOARD OF DIRECTORS: COMPOSITION AND INDEPENDENCE In accordance with the company’s Articles of Association, the company shall have a Board of Directors consisting of a minimum of three and a maximum of eight shareholder - elected Board members. The Chairman of the Board of Directors is elected by the general meeting based on a proposal from the nomination committee, as are the other members representing the shareholders. In addition, Board members are elected by and from among the employees, in accordance with applicable company legislation. Board members are elected for a period of two years at a time. The Board of Directors consists of ten members, of whom seven are elected by the general meeting and three are representatives of the employees. HOFF SA is the sole provider of Norwegian potato spirit to the Group, and Ingeborg Flønes is this company’s CEO. With the exception of this, all members of the Board of Directors are deemed to be independent of the company’s executive management and significant business partners. No managers are also members of the Board of Directors. The employee - elected Board members have seven deputy members. The shareholder - elected Board members have one deputy member. The members of the Board of Directors, including their CVs, are presented on the company’s website. The shareholdings of Board members are listed in Note 8 in the 2020 Annual Report. The Board of Directors is of the opinion that it has sufficient expertise and capacity to perform its duties in a satisfactory manner. Board members possess strong experience from finance, distribution and retail in general, and wine and spirits in particular. activities of the Group. The Board of Directors approves a statement of the Chief Executive Officer’s duties, responsibilities and authorisations. The Board of Directors keeps itself informed about the Group’s activities and financial situation, and is under an obligation to ensure that its activities, financial statements and asset management are subject to adequate control through the review and approval of the Group’s monthly and quarterly reports and financial statements. The Board of Directors shall also ensure that the Group has satisfactory internal control systems. If the Chairman of the Board of Directors is or has been actively involved in a given matter, for example in negotiations concerning mergers, acquisitions etc., another Board member will normally lead the discussions concerning that particular matter. Members of the Board of Directors and executive management are obliged to notify the Board if they have a significant, direct or indirect, interest in any transaction carried out by the company other than by virtue of their position within the company. In the annual report, the Board of Directors will report any transactions with related parties. The company has implemented rules of procedure which state that the members of the Board of Directors and the company’s Chief Executive Officer may not participate in discussions or decisions concerning issues of significant importance to the relevant person or anyone affiliated with him/her. The Chief Executive Officer is in charge of the day - to - day management of the Group, and is responsible for ensuring that the Group is organised in accordance with applicable laws, the Company’s Articles of Association and the decisions adopted by the Board of Directors and the company’s general meeting. The Chief Executive Officer has particular responsibility for ensuring that the Board of Directors receives accurate, relevant and timely information in order to enable them to carry out their duties. The Chief Executive Officer shall also ensure that the Group’s financial statements comply with Norwegian legislation and regulations and that the assets of the company are soundly managed. The Board of Directors has elected an audit committee from among the members of the Board. The committee currently comprises two members: Nils Selte, CEO of Canica, which is also the company’s largest shareholder, and Leena Maria Saarinen. Saarinen is independent of the company’s largest shareholders. In accordance with Section 6 - 43 of the Norwegian Public Limited Liability Companies Act, the audit committee shall: • prepare the Board of Directors’ supervision of the Group’s financial reporting process; • monitor the systems for internal control and risk management; • have continuous contact with the Group’s auditor regarding the audit of the annual accounts ; and • review and monitor the independence of the Group’s auditor, including in particular the extent to which services other than auditing provided by the auditor or the audit firm represent a threat to the independence of the auditor. • As from 1 January 2021, the audit committee approves all services from the auditor. The Board of Directors has established a remuneration committee that consists of two members of the Board. The members of the remuneration committee shall be independent 40 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Risk management in relation to financial position and financial reporting takes place on a frequent basis, and control procedures have been implemented for the review and approval of the Group’s monthly reports, quarterly reports and financial statements. The goal of the Group’s risk management programme is to minimise potential adverse financial performance effects of these risks which result from unpredictable changes in the capital markets. To a certain extent, the Group uses financial derivatives to hedge against part of these financial risks. It is the responsibility of the Board to ensure that the company has sound internal controls in place and systems for risk management that are appropriate in relation to the extent and nature of the company’s activities. The Board of Directors conducts an annual review of the company’s most important areas of exposure to risk, such as internal control arrangements. The Board of Directors assesses that the company’s risk profile is in accordance with the company’s goals and strategies, and that these support value creation. Deviations from the Code: None 11. REMUNERATION OF THE BOARD OF DIRECTORS The remuneration of the Board of Directors is proposed by the nomination committee and decided by the shareholders at the annual general meeting of the company. The level of remuneration of the Board of Directors reflects the responsibility of the Board, the expertise required, and the level of activity in both the Board and any Board committees. The remuneration of the Board of Directors is not linked to the company’s performance, and there is no option scheme for the members of the Board. All members of the Board of Directors, of the Group’s executive management. The committee currently consists of Michael Holm Johansen as chair and Ingeborg Flønes as member. The company has adopted guidelines that describe the responsibility and tasks of the remuneration committee. The remuneration committee will ensure that the company has a remuneration scheme that contributes to promoting and providing incentives for governance and control of the company’s risks, counteracting a high degree of risk taking, and avoiding conflicts of interest. The Board of Directors annually evaluates its own work and expertise. Deviations from the Code: None 10. RISK MANAGEMENT AND INTERNAL CONTROL The management is responsible for risk management and internal auditing of the company and ensures that business opportunities are used through safe and efficient operations, with reliable reporting in accordance with applicable laws and regulations, as well as compliance with the Group’s ethical rules, and that the Board of Directors’ goals and plan for corporate social responsibility are adhered to. The Company has established a risk management programme whereby the Group’s critical risk factors are mapped out and monitored, and are followed up through a systematic process. The Group’s financial risk management programme is carried out by its central treasury department, in cooperation with the various business segments, under policies approved by the Board of Directors. Critical processes with instructions and guidelines for risk management are documented. with the exception of the Chairman of the Board, receive the same remuneration. The members of the audit committee and the remuneration committee receive separate, additional remuneration. The remuneration paid to members of the Board of Directors is disclosed in Note 8 to Arcus’ financial statements. Deviations from the Code: None 12. REMUNERATION OF EXECUTIVE PERSONNEL The Board of Directors has established guidelines for the remuneration of the executive personnel. These guidelines are communicated to the annual general meeting and included in the company’s annual report. The Board of Directors is directly responsible for determining the Chief Executive Officer’s salary and other benefits. The Chief Executive Officer is, in consultation with the Chairman of the Board of Directors, responsible for determining the salary and other benefits for the Group’s other senior executives. The purpose of Arcus’ terms and conditions policy is to attract personnel with the competence that the Group requires, to further develop and retain employees with key expertise, and to promote a long - term perspective and continuous improvement, with a view to achieving Arcus’ business goals. In general, Arcus’ policy shall be competitive but not market - leading in terms of the total compensation package. For further details of the Group’s guidelines regarding salaries and other remuneration to executive personnel, see Note 8 to the Group’s consolidated financial accounts for 2020. Deviations from the Code: None 13. INFORMATION AND COMMUNICATIONS The Board of Directors has established guide - lines for investor communication. The company’s objective is to ensure that the financial market and the shareholders have sufficient information about the company to evaluate Arcus appropriately, according to an investment perspective. The company takes care to ensure the impartial and sober dissemination of information in its dialogue with shareholders and analysts. All information considered to be relevant and of significance to the valuation of the company’s shares is disseminated and published in English via the disclosure system of the Oslo Stock Exchange, www.newsweb.no , and via the company’s website: www.arcus.no . All financial reports and other information are prepared and disclosed in such a way as to ensure that shareholders, investors and other parties receive correct, clear, relevant and up - to - date information on an equal basis and in a timely manner. The company holds public presentations of its results quarterly. The presentation material is made available via the Oslo Stock Exchange’s news site, www.newsweb.no , and via www.arcus.no . Any communication with shareholders outside the company’s general meeting will take place in accordance with applicable equal treatment requirements and applicable legislation regarding inside information. Deviations from the Code: None 14. COMPANY TAKE - OVERS The Board of Directors has established guiding principles for how it will act in the event of a take - over offer. In the event of a take - over bid being made for the company, the Board of Directors will follow the overriding principle of equal treatment for all shareholders, and will seek to ensure that the company’s business activities are not disrupted unnecessarily. The Board of Directors will strive to ensure that shareholders 41 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes least once a year, carries out a review of the company’s internal audit procedures, in collaboration with the audit committee. In addition, the external auditor meets with the Board of Directors, without the management being present, at least once per year. The Board of Directors reports annually to the annual general meeting on the auditor’s overall fees, broken down between audit work and other services. Deviations from the Code: None are given sufficient information and time to form a view of the offer. The Board of Directors will not seek to prevent any take - over bid unless it believes that the interests of the company and the shareholders justify such actions. The Board of Directors will not exercise mandates or pass any resolutions with the intention of obstructing any take - over bid unless this is approved by the general meeting following the announcement of the bid. There are no defence mechanisms against take - over bids in Arcus’ Articles of Association or in any underlying steering document. Nor has the company implemented any measures to limit the opportunity to acquire shares in the company. If a take - over bid is made, the Board of Directors will issue a statement in accordance with statutory requirements and will state whether the evaluation is unanimous or not. In the event of a take - over bid, the Board will obtain a valuation from an independent expert. Any transaction that is in effect a disposal of the company’s activities will be submitted to the general meeting for its approval. Deviations from the Code: None 15. AUDITOR The Company’s elected external auditor is EY. The auditor is independent of Arcus and is appointed by the general meeting. The auditor’s fee is approved by the general meeting. The auditor presents an audit plan to the audit committee. The auditor attends Board meetings which concern the preparation of the annual accounts, at which the audited financial statements are reviewed and approved. The auditor is also present at all meetings of the audit committee. The auditor also participates in meetings of the Board of Directors that deal with the annual financial statements and, at 42 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

AS. The purpose of the company is to manage shares and other company holdings, and the Group operates within the business areas of Wine, Spirits and Logistics. The Wine business area imports, bottles, markets and sells wine in Norway, Sweden and Finland, as well as within tax - free, and in Denmark as from 2020. In 2020, the Wine business area achieved sales of NOK 1,942 million, compared to NOK 1,603 million in 2019. EBITDA (adjusted) 1 was NOK 289 million in 2020, compared to NOK 170 million in 2019. The operating profit 2 for 2020 was NOK 271 million, compared to NOK 158 million for 2019. The Spirits business area imports, produces, bottles, markets and sells spirits primarily in the Nordic region and Germany, but also in other selected export markets. ABOUT THE COMPANY The Arcus Group is a leading wine and spirits company in the Nordic region. The Group is a global market leader in the aquavit category, a market leader for spirits in Norway, and number two in Denmark. The Group is also the market leader for wine in Norway, number two in Sweden, and number six in Finland. Arcus ASA is a holding company whose purpose is the import, export, production, storage and distribution of alcoholic beverages and other goods, as well as other activities related to this business, and the ownership of interests in other companies that conduct such business. Arcus’ head office is located at Gjelleråsen in Nittedal Municipality, close to Oslo. Arcus ASA owns all of the shares in Arcus Holding AS, which in turn owns all of the shares in Arcus - Gruppen AS and Vectura Spirits also bottles the wine sold by the Wine business area. In 2020, the Spirits business area achieved sales of NOK 1,109 million, compared to NOK 976 million in 2019. EBITDA (adjusted) was NOK 193 million in 2020, compared to NOK 149 million in 2019. The operating profit for 2020 was NOK 162 million, compared to NOK 122 million for 2019. The Logistics business area (Vectura) distributes alcoholic beverages in the Norwegian market. The Logistics business area achieved sales of NOK 373 million in 2020, compared to NOK 328 million in 2019. EBITDA (adjusted) was NOK 2 million in 2020, compared to NOK 15 million in 2019. Sales increased as a consequence of new customers and higher sales of services, while the result was reduced by an increased overtime ratio, lease of lorries and hiring of drivers . The operating loss for 2020 was NOK - 12 million, compared to an operating profit of NOK 2 million for 2019 . The company’s registered office is in Nittedal Municipality . STRATEGY AND BUSINESS DEVELOPMENT Arcus’ strategy is a strategy for growth. The Wine business area must win important tenders announced by the monopolies, increase sales through its own brands, and attract good, new agencies. This strategy applies to Sweden, Norway and Finland. The portfolios are developing continuously, and their content is focused on where demand is expected to increase. In Norway in particular, this has led to major changes. Here, the portfolio has increased in recent years, to include more white wine, rosé wine and sparkling wine. During the Covid - 19 pandemic, demand for well - known brands has increased, including bottled wine, and for bag - in - box wine in particular. This has yielded fine results for Arcus, and this market share continued to increase in 2020. The Spirits business area will achieve growth through production and sale of some of the Nordic region’s strongest spirits brands, in particular aquavit, bitters and cognac. The domestic market is the Nordic region and Germany. As a direct consequence of the changed trading pattern due to Covid - 19, sales to the Nordic monopoly outlets were significantly higher this year than in 2019, while sales to the tax - free channel and restaurants, cafés and hotels declined considerably. In Denmark, demand for aquavit and bitters has declined in recent years. In 2020, Arcus continued to make good progress with sales of ready - mixed cocktails and vodka. The extensive travel restrictions as from March 2020 brought changes in Nordic trading patterns. This significantly increased Arcus’ sales to the Nordic monopoly outlets, while sales to the tax - free channel, restaurants, hotels and cafés were very low. Arcus’ organisation proved its strength by adapting to the major upheavals, not least thanks to employees’ positive attitude and considerable flexibility. Directors’ Report: ARCUS ASA The Covid - 19 pandemic had wide - reaching consequences for Arcus in 2020. The overriding challenge was to reduce the risk of infection among employees. A number of preventive measures were therefore launched, which were reinforced during the year and continued in 2021. 1. Adjusted EBITDA is defined as operating profit before depreciation, write - downs, amortisation and other income and expenses. See also the section concerning alternative profit measurement (APM). 2. The operating profit presented in the income statement is equivalent to the Group’s profit before financial items. 43 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

In Denmark, the new premium gin, Skagerrak Nordic Dry Gin, has achieved a strong position. The Logistics business area will grow by gaining more customers, and also by ensuring low operating costs. As for the two other business areas, 2020 was also a special year for Logistics. As from March, sales were very high, with manning 24/7. The exceptionally high volume increased revenue, but also pushed up costs relating to temporary employees, lorries and drivers. In addition to the strategy for each of the three business areas, Arcus has a strategy for the achievement of minor acquisitions. In contrast to previous years, in 2020 no such acquisitions were made. The dedicated focus on infection - reducing measures, and on handling the large volumes, affected all three business areas. THE COVID - 19 PANDEMIC The pandemic has had major consequences for Arcus. At the start of the pandemic, ordinary border trade and tax - free trade fell strongly. Sales to cafés, restaurant and hotels were also very low. This had an adverse impact on Arcus’ sales of wine and spirits. On the other hand, consumers’ purchases of wine and spirits in Norway, Sweden and Finland shifted to the monopoly outlets, which gave Arcus strong sales growth in these channels. In Norway, surveys by Vinmonopolet show that there was no increase in Norwegians’ total alcohol consumption. Demand also switched towards the best known and well - recognised brands. This resulted in strong sales of both wine and spirits for Arcus, which has many popular products in Norway in particular. Goods flows have been a key focus area throughout the pandemic. There was continuous liaison with international producers, to meet the high demand and ensure sufficient supplies. There was also a strong focus on finding transport routes that were not closed, or which did not have limited capacity. This meticulous work yielded fine results, and there were only a few small delays. The Covid - 19 pandemic brought many extra new challenges for Arcus. These challenges was handled so well due to the strength and flexibility of our organisation, and our employees’ positive and constructive attitude. FINANCIAL DEVELOPMENT Statement of income In 2020, the Group’s total operating revenue was NOK 3,204 million (NOK 2,763 million in 2019). The Group’s operating costs totalled NOK 2,788 million, of which depreciation and amortisation amounted to NOK 124 million (NOK 2,489 million, of which depreciation amounted to NOK 120 million). The change in costs is primarily due to higher personnel costs as a consequence of many additional shifts and overtime, hired manpower for Logistics in 2020, and bonus provisions in 2020 that did not apply to 2019. Reported depreciation increased by NOK 4 million, of which NOK 3 million is due to the depreciation of capitalised rights of use. In 2020, the Group’s operating profit before depreciation (EBITDA) was NOK 445 million, compared to NOK 377 million in 2019. Operating EBITDA (adjusted) was NOK 543 million, compared to NOK 397 million in 2019, primarily due to increased sales related to Covid - 19. The Group’s net financial items amounted to NOK - 48 million (NOK - 85 million) in 2020. The change is primarily due to agio effects. In 2020, the Group’s tax costs amounted to NOK 74 million, compared to NOK 39 million in 2019. The effective tax rate was 27 percent, compared to 23 percent for the previous year. The higher effective tax rate is mainly due to significant non - deductible costs related to the planned merger with Altia. Balance sheet, cash flows At the end of 2020, the Group had brands and goodwill for NOK 1,965 million (NOK 1,902 million). To a great extent, the change is related to currency conversion effects, in view of the stronger DKK against NOK. At the close of the year, the Group had investments in fixed assets, rights of use and software for NOK 1,411 million (NOK 1,452 million). To a great extent, the decrease is due to the depreciation of significant rights of use. Group equity was NOK 1,803 million as at 31 December (NOK 1,662 million). Changes in equity are affected positively by the profit for the year, but reduced by the divided paid to minority shareholders in the Group and share - holders in the parent company. The equity ratio was 29 percent at year - end, which is 1 percentage point below the previous year. The reduced equity ratio is due to an increase in the Group’s total capital, on the back of increased gross working capital items as a consequence of higher revenue in 2020. As at 31 December 2020, the Group’s total liabilities amounted to NOK 4,466 million (NOK 3,928 million). The increase in liabilities from 2019 to 2020 is due to current working capital items of NOK 477 million. Net interest - bearing debt 1 amounted to 46 percent of the total liabilities. The Group’s net cash flow from operational activities was NOK 534 million (NOK 292 million). The change is affected primarily by the increased profit, while the net working capital was reduced, leading to a positive cash flow effect. Change in the presentation of non - controlling interests The Group has changed the method of presenting results related to non - controlling interests in the statement of income. In practice, this means that, as from 2020, there are only statement of income items related to non - controlling interests where the minority does not have sales options related to the interests The comparative figures have also been adjusted. There have been no other changes in accounting policies entailing significant effects for the Group. Financial risk and risk management The Board has adopted a financial policy, defining the framework and guidelines for financial risk management within the Group. Arcus’ principal source of income is the core business. The main risk management strategy for the Group is to limit the financial risk arising from the core business. The most important financial risks to which the Group is exposed are associated with credit risk, interest - rate risk, liquidity risk and foreign currency risk . To a small extent, Arcus uses financial instruments to hedge interest - rate and currency risks. The Group does not use hedge accounting and on initial recognition, financial instruments are recognised as financial instruments at fair value, while changes in value are recognised through profit or loss. Credit risk The finance policy stipulates that credit risk must be assessed before establishing credit 1. Net interest - bearing debt is defined in the chapter concerning alternative profit measurement (APM). 44 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

ARCUS ASA ANNUAL REPORT 2020 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 45

purchase agreements with new customers. The assessment includes a review of accounting information, as well as other relevant and accessible data, to determine the credit limit and credit terms. Once a relationship has been established with a customer, credit risk and credit limits are continuously assessed in relation to the customer's financial performance and payment history. Outstanding receivables are continuously monitored by the finance department in cooperation with the marketing departments of the individual businesses. During the Coronavirus crisis, there has been particular focus on and tighter measures in this area, which together with the decline in revenue from the HORECA channel, has reduced the company's credit risk.

A large proportion of the Group's accounts receivable arise from the sale of wine and spirits to the state-owned monopoly outlets in the Nordic region. Credit risk associated with these customers is considered to be very low. The Group's credit risk is otherwise spread over a large number of small customers within the hotel, restaurant and café market, as well as a small number of distributors outside the Nordic region.

Interest-rate risk

The Group is exposed to interest-rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2020, the Group's non-current liabilities consisted of credit facilities at SEB and financial leasing at Nordea Finans and Volvo Finans. The interest-rate hedging policy entails that up to 50 percent of the base rate on non-current loans can be hedged. At the end of 2020, none of the Group's interest-bearing debt was hedged. The interest-rate margin on credit facilities at SEB is related to the size of the Group's net interest-bearing debt relative to EBITDA, while the agreement with Nordea Finans involves a fixed interest-rate margin.

Liquidity risk

Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. Arcus must at all times have sufficient liquidity to meet its obligations. At the same time, the aim is to minimise the Group's surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of revenue development and capital binding, and through continuous assessment of alternative sources of finance.

Arcus aims for the greatest possible degree of flexibility in terms of utilising liquid assets as effectively as possible in day-to-day operations. This is achieved through a Group cash pool system with a drawing facility managed by Arcus AS.

When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments, external debt financing from a financial institution is also used.

To ensure extra financial predictability and stability in the light of the Covid-19 pandemic, in March 2020 Arcus' credit facility was expanded by NOK 200 million to NOK 800 million. At the same time, the duration of the Group's credit facility was extended by one year, to 24 October 2022. For the same reason, the Board of Directors' dividend proposal, and thereby the 2020 annual general meeting, was deferred from 21 April to 10 June. At this annual general meeting, dividend of NOK 1.66 per share was adopted, which is the same amount as for 2018 and 2019.

Currency risk

The Group is exposed to currency risk as it operates in several countries and makes significant purchases in foreign currencies. The most significant currencies are euro, Danish krone, Swedish krona and US dollar.

The Group's currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The overall objective is to limit the effect of exchange rate fluctuations on the Group's cash flow in Norwegian kroner. It is continuously sought to offset changes in purchase costs from suppliers in functional currencies, due to exchange rate fluctuations, by changing sales prices for customers, and by renegotiation of purchase prices from suppliers.

The risk horizon, i.e. the time it takes to compensate for negative currency movements, is generally controlled by the price-adjustment opportunities in relation to the Nordic state monopolies. In Norway, this takes place every fourth month and in Sweden, every sixth month. Currency is purchased in the spot market in order to continuously offset net positions as monetary items. Forward contracts are solely used to hedge purchases in foreign currency on behalf of Vectura's customers, and possibly also on major acquisitions of companies or operating equipment in foreign currency, if there is a long time gap between contract establishment and settlement date.

Some of the Group's non-current borrowing is undertaken in Swedish kronor, as a natural hedging of cash flows in the form of dividends in Swedish kronor.

For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rates in the companies' functional currencies. The

NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS AT 31.12.2020 DISTRIBUTED BY COUNTRY

	Norway	Sweden	Denmark	Finland	Germany	Total
Women	91	29	4	10	1	135
Men	258	26	13	8	3	308
Total	349	55	17	18	4	443

NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS AT 31.12.2020 DISTRIBUTED BY BUSINESS AREA

	Men	Women	Total
Arcus Production	58	32	90
Spirits	46	14	60
Wine	32	49	81
Arcus-Gruppen AS	21	13	34
Vectura AS	149	27	176
Arcus ASA	2	0	2
Total	308	135	443

Group’s presentation currency is Norwegian kroner. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group’s presentation currency. This translation risk is not hedged. EMPLOYEES AND ORGANISATION The annual report includes an "Organisation" chapter, which is part of the Directors’ Report. Employees At year - end, the Group had 438.9 FTEs (full - time equivalents), distributed on 443 permanent employees, of whom 349 are employed in Norway. The parent company Arcus ASA has two employees. The gender distribution for the overall Group was 69.5 percent men and 30.5 percent women. The Board of Directors considers the working environment and cooperation with employee representatives to be good and constructive. The co - involvement of employees is ensured at several levels of the Group. Permanent cooperation committees, consisting of employee representatives and representatives from management, have been established in the operating companies in Norway. At these meetings, the management provides information, and engages in discussions when needed. There is also a well - functioning corporate committee where the employees’ Board members and key representatives meet before each Board meeting to discuss relevant, Group - wide issues. Absence due to illness The Group has a strong focus on sick leave rates. The Norwegian companies in the Group work closely with the occupational health service and NAV (the Norwegian Labour and Welfare Administration) to reduce sick leave. Individual follow - up and planning are important tools in this work. For Arcus - Gruppen AS with subsidiary in Norway, the sick leave rate was 4.3 percent in 2020, compared to the target of 4.2 percent. The target for 2021 has been retained at 4.2 percent. For Vectura AS, where a lot of manual and physically demanding work is undertaken, the sick leave rate was 8.3 percent in 2020, which is an increase of 1.5 percentage points from 2019. The goal for 2020 was 6.5 percent, and the goal for 2021 is also 6.5 percent. Sick leave varies considerably between departments and across business areas. Covid - 19 - related sick leave is 0.6 percent of the total sick leave. The total Covid - 19 - related sick leave in 2020 is 1.1 percent For the Arcus ASA Group, total sick leave in Norway amounted to 6.2 percent in 2020, which is an increase of 0.5 percentage point from 2019. For comparison, the NHO (Confederation of Norwegian Enterprise) sick leave statistics for beverage production in 2020 show absence with a medical certificate at 4.6 percent, and self - reported absence at an estimated 0.5 percent, which gives a total sick leave rate of 5.1 percent. Sick leave statistics and HSE incidents are presented each month at departmental meetings, on the intranet and on bulletin boards, and are considered by the working environment committees. Working environment and HSE The Group’s operating companies work systematically with health, safety and the environment. Individual action plans are established and followed up centrally, at business area level, and in the working environment committees. To avoid serious injuries and incidents, it is important to have an organisation and culture that can identify hazardous conditions, register adverse incidents and introduce corrective measures on an ongoing basis. In this respect, the operating companies in the Group have been successful. Adverse incidents are reported regularly. These incidents are reported on a monthly basis to management, employees, working environment committees and safety representatives. All injuries are investigated to discover the underlying cause and measures are then implemented to avoid similar incidents. In 2020, there were nine injuries resulting in absence due to illness (seven in Vectura AS and two in Arcus Norway AS). The injuries were not serious and the persons returned to work after a few days’ absence. The Group’s goal for 2020 was zero absence due to injuries. The Covid - 19 pandemic At all of our offices, across the Nordic region, high priority is given to preventing infection. There is particular focus on the Gjelleråsen facility, which includes production, distribution and road transport. When the pandemic erupted in mid - March, a number of measures were taken. These measures were escalated in August and September, when the "second wave" began. At Gjelleråsen, two different campaigns were run, with a message focused on the all - important infection prevention measures: Keep your distance, wash your hands, and stay at home if you do not feel well. The campaigns were highly visible, with wall posters displayed throughout the facility, and at entrances. Chairs and tables were removed from the canteen, so that only one person could sit at each table. The canteen service was reduced. All food was either served in packaged portions, or by canteen personnel. Everyone who was able to work from home was asked to do so. At the end of November, a total of 25 employees/ temporary employees contracted the virus. All employees were tested in twice, with an interval of around one week. Employees who had only paid short visits to Gjelleråsen during the previous ten days were also tested. Even though this infection occurred during Arcus’ high season and busiest period, it had very few consequences for production and goods distribution. Equal opportunities Of the Group’s 443 employees at year - end, 30.5 percent were women and 69.5 percent were men, which is at the same level as the previous year. The management groups of the operating companies all have female members. The Group Management of Arcus ASA has one female member. At year - end, the Group had 43 percent female managers, which is an increase of 1 percentage point from 2019. Concrete measures have been taken to increase the ratio of women in the Group, and to promote women’s careers. In all job advertisements, women are encouraged to apply, and there must be at least one woman among the final interview candidates. If the candidates are as good as equal, a woman must be selected. Priority is given to internal woman candidates. In 2019, the Group conducted a gender - based pay survey. The SHE Index is published twice a year. It presents the development in the gender balance at manager level in large Norwegian companies. A total of 96 companies are covered by the survey. The aim is to show the development in the gender balance in the business community over time, and to give companies the opportunity to compare their own development with a benchmark. Arcus received 68 points, which is an improvement of 11 since 2019, and above the average of 63 points. (For the Consumer products and retail category, the average was 51 points.) 46 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

At the end of 2020, the Board of Directors of Arcus ASA had ten Board members, of whom six were women. Of these six, four were elected by the shareholders, and two were elected by the employees. The proportion of female members of the Board of Directors thereby fulfils the statutory requirement of at least 40 percent female representation on an ASA’s board of directors. At the end of 2020, the Board of Directors of the holding company (Arcus ASA) comprised ten Board members, of whom five were women. Three members of the Board of Directors are representatives elected by the employees, and two of these members are women. The proportion of female members of the Board of Directors thereby fulfils the statutory requirements concerning female representation on an ASA’s board of directors. In connection with the local salary settlement in 2020 in Norway, the parties reviewed the situation concerning equal opportunities and equal pay. The parties agreed that satisfactory consideration is made of equal pay and equal opportunities. Diversity The Group has a stated policy not to discriminate on the basis of gender, religion, race, sexual orientation, age, functional disability, or ethnic and/or cultural origin. At the end of 2020, the employees represented around 30 different languages and approximately. 20 percent of the employees did not have a Nordic cultural or ethnic background. The Group’s goal is to eliminate all forms of discrimination or harassment. The Group’s Work Regulations and Ethical Rules set out guidelines for this, and good reporting procedures have also been established. A Plan for Diversity and Inclusion has been drawn up. This plan defines specific targets and activities . As a Group and employer, Arcus ASA must promote equal opportunities and prevent discrimination of its employees . The Board of Directors and the management groups of the operating companies are aware of this in relation to recruitment, appointments, salary appraisals and working conditions, as well as through awareness - raising activities. Ethical guidelines The Group’s ethical guidelines define, clarify and ensure a common business ethics frame - work to outline the expectations of the ethical and appropriate behaviour of all employees. The Group’s ethical guidelines stipulate that Arcus has zero tolerance for discrimination, bullying and corruption. As part of the ethical guidelines, provision is also made for the notification of any misconduct within the Group. Whistleblowers can use a designated telephone number, established for this purpose. All employees have been made aware of this option, and the fact that their anonymity is guaranteed. In 2020, no whistleblower reports were filed. Data protection Arcus adheres to the EU’s General Data Protection Regulation (GDPR). The previous procedures for compliance and control were revised in accordance with GDPR in 2019, and these are now followed, so that Arcus handles personal data protection in accordance with GDPR. On the basis of the mapping in 2019, it was concluded that Arcus is not subject to the requirement of a separate data protection officer (cf. Article 37 of GDPR.) To ensure compliance with the legislation across the Group’s business areas it has nonetheless been decided to appoint a separate data protection committee. The main function of the committee will be to ensure compliance with data protection legislation by Arcus ASA with subsidiaries. Environment Consideration of the external environment is an important aspect of corporate social responsibility at Arcus. These activities have increased in recent years, and 2020 was no exception. The Board of Directors wishes to emphasise the following: Using the right packaging is one of the areas in which Arcus can do its best to contribute to a better environment. According to a survey by the Nordic alcohol monopolies in 2016, glass production is by far the biggest environmentally adverse factor in the alcohol monopolies’ activities. Manufacturing glass is far more energy - intensive than plastic, and much more energy is also needed to recycle glass, compared to plastic. This is the reason that, since 2019, Arcus has sold wine in returnable plastic bottles. In 2020, investments were made in equipment to support this initiative. The cork, and also the foil on the neck of the bottle, can also be made of plastic. This contributes to simpler sorting at source, better recovery rates, and thereby better use of resources. Another important investment is the expansion of production capacity for bag - in - box wine. Even though people in Norway are good at recycling glass bottles, far more energy is needed to produce and recirculate glass than to package bag - in - box wine. Wine that is packaged as bag - in - box is consigned in large 24,000 - litre tanks from abroad to Arcus’ facility at Gjelleråsen. This eliminates transporting the actual packaging from e.g. the USA to Norway. Previously, Arcus filled around 24 boxes per minute, but the new equipment brings capacity up to 36 boxes per minute. Arcus is also engaged in organisations and fora in which environmental measures take highest priority. As an element of this, Arcus has taken the "Plastic Pledge". This entails a commitment to reduce plastic consumption by 30 percent. Before 2025, at least 50 percent of the plastic used must be recirculated plastic. Arcus adheres to the Sustainable Development Goals. Arcus will contribute to the overall objectives of ending extreme poverty, fighting inequality and injustice, and protecting our planet, before 2030. Arcus considers all of the 17 goals to be important, but has assessed six of the goals to be particularly relevant. These six goals are #3 "Good Health and Well - Being", #8 "Decent Work and Economic Growth», #12 "Responsible Production and Consumption", #13 "Climate Action", #14 "Life Below Water" and #15 "Life on Land". Arcus supports a precautionary approach to environmental challenges, and works systematically to reduce the impact of the business on the external environment. In 2017, the Group set 11 specific KPIs that were to be achieved before 2020. They included KPIs for reduction of carbon dioxide and increased recirculation of waste. The status for each of these 11 parameters is presented in the Sustainability Report. In line with Section 3 - 3c of the Norwegian Accounting Act, the Annual Report includes a separate chapter on Arcus’ guidelines for a sustainable future. This report is an integrated element of the Annual Report. Alcohol Arcus takes a clear stance on responsible alcohol consumption. Our aim is to raise awareness and understanding of our corporate approach to alcohol and responsible consumption among all of the target groups which are relevant for Arcus. 47 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Alcolocks are fitted on all lorries and installed in new company cars. AKAN (organisation to prevent alcohol abuse at work) committees and AKAN contacts have also been established in the operating companies.

This is the background to our "Think before you drink" campaign, launched in the autumn of 2015, which has become an integral aspect of Arcus' communication strategy. "Think before you drink" is both an internal and external awareness campaign, reaching all employees and all stakeholders in contact with Arcus.

The Annual Report includes a separate report on Arcus' organisation.

Merger between Arcus and Altia

On 29 September 2020, Altia and Arcus announced that the two companies had entered into a combination agreement to form the leading brand firm within wine and spirits in the Nordic region and the Baltic countries. The name of the new company will be Anora.

Altia and Arcus are each successful companies in their own right. Together, they will have a unique brand portfolio, and more resources for the development of new products, and will be more attractive to international partners and brand owners, with greater resources for selective investments and acquisitions, also outside the Nordic region.

In 2019, Altia's revenue amounted to EUR 360 million, while Arcus' revenue totalled NOK 2,763 million, and in September 2020, the two companies had around 1,100 professional employees in the Nordic region and the Baltic countries. In view of its size, the combined company will be well-positioned for deep consumer insight and accelerated product innovation. The new company will be an attractive partner for brand owners, with a strong distribution network.

On 12 November 2020, the shareholders of both Altia and Arcus voted in favour of the merger. The merger is expected to be achieved in the first half of 2021, subject to the approval of the competition authorities in Norway, Sweden and Finland. Until then, the two companies are competitors.

The Arcus share will be listed on the Oslo Stock Exchange until the merger is achieved. After this, for a three-month transition period, the Anora share will be listed on both the Oslo Stock Exchange and Nasdaq Helsinki, and thereafter only on the Finnish exchange.

Ownership

On 1 December 2016, Arcus ASA was listed on the Oslo Stock Exchange, and at year-end 2019/20 had 3,111 shareholders. At the close of the year, three shareholders each held more than 4 percent of the company's shares: Canica AS (44.2 percent), Geveran Trading Co Ltd (9.9 percent) and HOFF SA (4.8 percent). Quarterly results have been presented in person in Oslo, or via digital media. Due to the Covid-19 pandemic, in 2020 there were considerably fewer investor meetings and external investor presentations under broker firms' auspices.

The Annual Report includes a separate report on Arcus' corporate governance compliance. This is an integrated element of the Annual Report.

Continued operations

In accordance with Section 3-3a of the Norwegian Accounting Act, it is confirmed that the company is a going concern. The basis for this lies in the long-term plans and strategic choices that have been made.

EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR

The Covid-19 pandemic left an indelible mark on Arcus in 2020, and this will also be the case in 2021. The greatest element of uncertainty is how quickly the populations of the Nordic countries will be vaccinated, and thereby when the pandemic will be beaten. This will affect when cafés, restaurants and hotels will be able to resume normal business, and also how travel patterns will develop. This will be of great significance for Arcus' sales to the tax-free channel, and the monopoly outlets' sales.

In January 2021, Kenneth Hamnes resigned as Group CEO of Arcus ASA, and his last working day was 31 January 2021. Sigmund Toth, CFO, was appointed interim Group CEO as from 1 February 2021, until the merger with Altia PLC has been achieved. Sigmund Toth will hold the position of CFO in the merged company.

APPROPRIATION OF PROFITS

The parent company Arcus ASA reported a profit for the year of NOK 109 million in 2020, compared to NOK 52 million in 2019. The Board proposes the allocation of dividend of NOK 1.66 per share, in total NOK 113 million, and that NOK 4 million be transferred from other equity.

FUTURE PROSPECTS

In conjunction with the IPO, the company published its long-term growth targets, including organic revenue growth of 3-5 percent, including minor bolt-on acquisitions, and EBITDA growth of 6-9 percent in the next three to five years. The Board continues to set these targets as the basis for the Group's continued development.

Gjelleråsen, 2 March 2021

Michael Holm Johansen Chairman of the Board	Carl Erik Hagen	Nils Selte	Ann-Beth Freuchen
Ingeborg Fløness	Leena Saarinen	Kirsten Ægidius	Ann Therese Jacobsen
Anne-Marie Flåten	Erik Hagen	Sigmund L. Toth Interim CEO

BOARD OF DIRECTORS Erik Hagen Board member Anne - Marie Flåten Board member Ann Therese Jacobsen Board member Leena Saarinen Board member Michael Holm Johansen Chairman of the Board Ingeborg Flønes Board member Carl Erik Hagen Board member Nils Selte Board member Kirsten Ægidius Board member Ann - Beth Freuchen Board member 49 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Financial Statements and Notes

CONSOLIDATED FINANCIAL STATEMENTS

Statement of income 01.01.–31.12.		51
Statement of other comprehensive income 01.01.-31.12.		52
Statement of financial position as at 31 December		53
Statement of cash flows 01.01.–31.12.		55
Statement of changes in equity		56
Brief history of the Group		57
Notes		
Note 1	Management of financial risk	58
Note 2	Segment information	65
Note 3	Revenue	67
Note 4	Information on cash flows	70
Note 5	Other operating expenses	72
Note 6	Salaries and other personnel costs	72
Note 7	Share-based payment	77
Note 8	Pension costs, assets and obligations	79
Note 9	Financial income and costs	82
Note 10	Tax	83
Note 11	Tangible fixed assets	85
Note 12	Intangible assets	86
Note 13	Lease agreements and obligations	90
Note 14	Other receivables	93
Note 15	Inventories	94
Note 16	Current liabilities	94
Note 17	Cash and cash equivalents	94
Note 18	Liabilities at fair value through profit or loss	95
Note 19	Interest-bearing debt	96
Note 20	Other provisions for liabilities	98
Note 21	Share capital and shareholder information	98
Note 22	Transactions with related parties	100
Note 23	Investments in associated companies and jointly controlled entities	101
Note 24	Pledges and guarantees	102
Note 25	Business mergers	102
Note 26	Companies in the Group	103
Note 27	Events after the close of the financial year	105
Accounting policies		106
Alternative performance measurement		111

PARENT COMPANY ACCOUNTS

Statement of income 01.01.–31.12.		115
Statement of financial position as at 31 December		116
Statement of cash flows 01.01.–31.12.		117
Accounting policies		118
Notes		
Note 1	Payroll costs	119
Note 2	Tax	120
Note 3	Subsidiaries	120
Note 4	Share capital and shareholder information	121
Note 5	Equity	121
Note 6	Pension obligations and costs	121
Note 7	Loans, pledges and guarantees, etc.	122
Note 8	Intragroup receivables and liabilities	123
Note 9	Cash and cash equivalents	123
Note 10	Financial market risk	123
Note 11	Events after the close of the financial year	124
DECLARATION		125
IMPORTANT INFORMATION		125
AUDITOR'S REPORT		126

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51

CONSOLIDATED FINANCIAL STATEMENTS

Statement of income 01.01. - 31.12.

Figures in NOK 1,000	Note	2020	2019
OPERATING REVENUE AND EXPENSES			
Sales revenue	2,3	3,156,369	2,710,374
Other operating revenue	2,3	47,287	52,403
Total operating revenue	2,3	3,203,656	2,762,777
Net gain on sale of fixed assets	4,11,12	903	11
Cost of sales	15,22	-1,815,693	-1,601,113
Salaries and other personnel costs	6,7,8	-521,566	-439,220
Depreciation and amortisation	11,12,13	-123,667	-119,573
Other operating expenses	5	-326,747	-329,443
Share of profit from associated companies and jointly controlled entities	23	2,903	4,059
Operating profit before other income and expenses		419,789	277,498
Other income and expenses	5	-97,977	-19,744
Operating profit		321,812	257,754

Figures in NOK 1,000	Note	2020	2019
FINANCIAL INCOME AND EXPENSES			
Interest income	9	13,599	22,498
Other financial income	9,18	101,172	30,038
Interest costs	9	-82,634	-99,128
Other financial costs	9,18	-79,643	-38,693
Net financial profit/loss		-47,506	-85,285
PROFIT BEFORE TAX		274,306	172,469
Tax	10	-74,413	-39,182
Profit for the year		199,893	133,287
The profit for the year is allocated to			
Non-controlling interests	26	3,078	1,015
Parent company shareholders		196,815	132,272
		199,893	133,287
Earnings per share (NOK)			
Earnings per share	21	2.89	1.94
Diluted earnings per share	21	2.80	1.85

Total comprehensive income 01.01. – 31.12. Figures in NOK 1,000 Note 2020 2019 Profit for the year 199,893 133,287 Items that will not be reclassified against the statement of income: Estimate deviations, pensions 8 - 418 - 1,989 Total - 418 - 1,989 Tax on items that will not be reclassified against the statement of income 10 92 438 Total - 326 - 1,551 Items that may be reclassified against the statement of income: Translation differences on translation of foreign subsidiaries 69,487 - 5,000 Total 69,487 - 5,000 Tax on items that may be reclassified against the statement of income 0 0 Total 69,487 - 5,000 TOTAL COMPREHENSIVE INCOME 69,161 - 6,551 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 269,054 126,736 The total comprehensive income for the year is allocated as follow Non - controlling interests 3,078 653 Parent company shareholders 265,976 126,083 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 269,054 126,736 Total comprehensive income per share (NOK) Earnings per share 21 3.91 1.85 Diluted earnings per share 21 3.79 1.77 52 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

ASSETS Fixed assets Intangible assets Goodwill 12 Brands 12 Software 12 1,088,233 876,876 19,428 1,048,185 853,965 21,033 Total intangible assets 1,984,537 1,923,183 Tangible fixed assets Tangible fixed assets 11 Rights of use 13 160,588 1,231,324 151,973 1,279,262 Total tangible fixed assets 1,391,912 1,431,235 Deferred tax assets 10 48,989 86,100 Financial assets Investments in associated companies and jointly controlled entities 23 70,491 64,521 Other investments in shares 1 253 249 Other non - current receivables 14 506 506 Total financial assets 71,250 65,276 Total fixed assets 3,496,688 3,505,794 Statement of financial position as at 31 December Figures in NOK 1,000 Note 2020 2019 Current assets Inventories 15 559,738 486,612 Receivables Trade receivables 1 1,637,267 1,278,500 Prepayments to suppliers 14 62,429 63,152 Other receivables 10,14 31,236 50,810 Total receivables 1,730,932 1,392,462 Bank deposits 1,17 481,638 205,029 Cash and cash equivalents 481,638 205,029 Total current assets 2,772,308 2,084,103 TOTAL ASSETS 6,268,996 5,589,897 Figures in NOK 1,000 Note 2020 2019 53 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Statement of financial position as at 31 December

Figures in NOK 1,000	Note	2020	2019
EQUITY AND LIABILITIES			
Equity			
Paid-in equity			
Share capital	21	340,116	1,360
Share premium		431,987	770,743
Total paid-in equity		772,103	772,103
Retained earnings			
Other equity		1,024,301	886,224
Total retained earnings		1,024,301	886,224
Non-controlling interests	26	6,694	3,896
Total equity		1,803,098	1,662,223
Liabilities			
Provisions			
Deferred tax liability	10	112,713	101,260
Pension obligations	8	19,668	23,724
Liabilities at fair value through profit or loss	1,18	6,487	69,343
Total provisions		138,868	194,327

Figures in NOK 1,000	Note	2020	2019
Other non-current liabilities			
Debt to financial institutions	1,19	777,624	703,829
Lease obligations	13,19	1,200,457	1,151,016
Other non-current liabilities		152	464
Total other non-current liabilities		1,978,233	1,855,309
Current liabilities			
Lease obligations	13,19	75,732	154,199
Liabilities at fair value through profit or loss	1,18	70,720	0
Trade payables		683,299	570,499
Tax payable	10	6,861	5,002
Unpaid public duties	16	1,255,303	959,697
Other current liabilities	16,20	256,882	188,641
Total current liabilities		2,348,797	1,878,038
Total liabilities		4,465,898	3,927,674
TOTAL EQUITY AND LIABILITIES		6,268,996	5,589,897

Gjelleråsen, 2 March 2021

Michael Holm Johansen
Chairman of the Board

Carl Erik Hagen

Nils Selte

Ann-Beth Freuchen

Ingeborg Fløneş

Leena Maria Saarinen

Kirsten Ægidius

Ann Therese Jacobsen

Anne-Marie Flåten

Erik Hagen

Sigmund L. Toth
Interim CEO

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Statement of cash flows 01.01. – 31.12.

Figures in NOK 1,000	Note	2020	2019
CASH FLOWS FROM OPERATIONS			
Profitbefore tax		274,306	172,469
Depreciation andamortisation	11,12,13	123,667	119,573
Share of profit from associated companies and jointly controlled entities	23	-2,903	-4,059
Dividends received from associated companies and jointly controlled entities	23	1,036	447
Taxes paid	10	-14,663	-34,928
Interest costs during the period	9	80,722	97,510
Pension costs and other provisions without cash effect	4	-4,474	567
Value changes and other costs without cash effect	4	5,880	-304
Profit/loss on sale of fixed assets and intangible fixed assets	4	-903	-11
Unrealised agioeffects	4	21,329	-2,527
Change in inventories	4,15	-73,126	-45,495
Change in trade receivables	4	-358,767	-16,342
Change in trade payables	4	112,800	-6,324
Change in other current assets and other liabilities	4	368,735	11,098
Net cash flows from operational activities		533,639	291,674
CASH FLOWS FROM INVESTMENT ACTIVITIES			
Payments on acquisition of intangible fixed assets	12	-3,212	-1,496
Payments on purchase of tangible fixed assets	11	-28,243	-18,723
Proceeds from sale of tangible fixed assets	4,11	903	146
Payments on acquisition of business	25	0	-50,690
Payments on acquisition of other financial investments	4	0	-15
Net cash flow from investment activities		-30,552	-70,778

Figures in NOK 1,000	Note	2020	2019
CASH FLOWS FROM FINANCING ACTIVITIES			
Payments in share-based incentive programme	4,7	0	-2,125
Repayment of interest-bearing debt	1,19	-73,947	-66,162
Change in other non-current loans	14	105	1,075
Interest cost paid during the period	4,9	-80,602	-97,314
Payments for acquisition of non-controlling interests	4	-12,745	0
Payment for purchase of own shares		217	-2,915
Payments of dividends	4,26	-117,843	-116,214
Net cash flow from financing activities		-284,815	-283,655
Effect of exchange rate fluctuations on cash and cash equivalents		58,337	-14,806
Effect of exchange rate fluctuations on cash and cash equivalents		58,337	-14,806
Net change in cash and cash equivalents		276,609	-77,565
Holdings of cash and cash equivalents as at 01.01.		205,029	282,594
Holdings of cash and cash equivalents as at 31.12.	17	481,638	205,029

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Statement of changes in equity

Figures in NOK 1,000	Share capital	Portfolio of own shares	Share premium	Translation differences	Share-based payment fund	Other retained earnings	Total for owners of the parent company	Non-controlling interests	Total for the Group
Equity as at 31.12.2018	1,360	-4	770,743	308,519	15,226	555,225	1,651,069	2,965	1,654,034
Profit for the year 2019	0	0	0	0	0	132,272	132,272	1,015	133,287
Total comprehensive income 2019	0	0	0	-4,638	0	-1,551	-6,189	-362	-6,551
Total profit for the year 2019	0	0	0	-4,638	0	130,721	126,083	653	126,736
Transactions with owners 2019									
Purchase of own shares	0	4	0	0	0	-538	-534	0	-534
Share-based payment	0	0	0	0	-2,007	0	-2,007	0	-2,007
Payment of dividend	0	0	0	0	0	-116,214	-116,214	-232	-116,446
Changes in non-controlling interests	0	0	0	0	0	-70	-70	510	440
Total transactions with owners 2019	0	4	0	0	-2,007	-116,822	-118,825	278	-118,547
Equity as at 31.12.2019	1,360	0	770,743	303,881	13,219	569,124	1,658,327	3,896	1,662,223
Profit for the year 2020	0	0	0	0	0	196,815	196,815	3,078	199,893
Total comprehensive income 2020	0	0	0	69,137	0	-326	68,811	350	69,161
Total profit for the year 2020	0	0	0	69,137	0	196,489	265,626	3,428	269,054
Transactions with owners 2020									
Bonus issue	338,756	0	-338,756	0	0	0	0	0	0
Purchase of own shares	0	0	0	0	0	217	217	0	217
Share-based payment	0	0	0	0	-13,219	8,529	-4,690	0	-4,690
Payment of dividend	0	0	0	0	0	-117,842	-117,842	0	-117,842
Changes in non-controlling interests	0	0	0	0	0	-5,234	-5,234	-630	-5,864
Total transactions with owners 2020	338,756	0	-338,756	0	-13,219	-114,330	-127,549	-630	-128,179
Equity as at 31.12.2020	340,116	0	431,987	373,018	0	651,283	1,796,404	6,694	1,803,098

* In several of the Group's wine companies, the general manager holds non-controlling interests. Most of these general managers have sales options linked to their ownership interests, and these options can be exercised at a specific future time.

The Group does not control the shares at the end of the reporting period, nor does the Group control the possible exercise of the sales options. As a consequence, these non-controlling interests for which general managers have sales options linked to their shares are presented as though they are owned by the Group.

The non-controlling interests presented in equity are non-controlling interests to which no sales options are linked. As from Q2 2020, the Group has made a change concerning the presentation of non-controlling interests' share of the result for the period, which entails that the annual profit presented in the statement of income solely concerns non-controlling interests to which no sales options are linked. The comparative figures for previous periods are also amended.

Brief history of the Group Arcus ASA is registered and domiciled in Norway, and located at Destilleriveien 11 in Gjelleråsen in Nittedal Municipality, just north of Oslo. The consolidated financial statements include the parent company and subsidiaries (together referred to as "Arcus" or the "Group", and individually as a "Group company") as well as the Group’s holdings in associated companies. The Group’s principal activity is the import, production, marketing, sale and distribution of wine and spirits. Historical development The Group has carried out the following important transactions in recent years: 2020 • In June, the Group acquired the remaining 6 percent interest in Social Wines Oy. Social Wines Oy thereby became a wholly - owned subsidiary in the Group’s wine activities in Finland. • In June and July, the Group increased its ownership of Vinum Import Oy by 10 percent. After this transaction, it holds 98.1 percent of the shares in the company, which is part of the Group’s wine activities in Finland. • In June, the Group increased its ownership of WineWorld Finland Oy by 6 percent. After this transaction, it holds 90 percent of the shares in the company, which is part of the Group’s wine activities in Finland. • In August, the Group acquired a further 20.1 percent interest in Heyday Wines AS. After this transaction, it holds 90.1 percent of the shares in the company, which is part of the Group’s wine activities in Norway. • In September, the parent company Arcus ASA entered into a merger agreement with Altia Plc in Finland, which was approved by the shareholders at an extraordinary general meeting in November 2020. 2017 • In January, the Group acquired the remaining 50 percent interest in Det Danske Spiritus Kompagni A/S. Det Danske Spiritus Kompagni A/S thereby became the wholly - owned subsidiary in the Group’s spirits activities. • In January, the Group established Vingruppen Finland Oy, as a wholly - owned subsidiary of Vingruppen i Norden AB. • In February, the Group acquired the remaining 9.9 percent interest in Excellars AS. Excellars AS thereby became the wholly - owned subsidiary in the Group’s wine activities. • In June, the Group increased its ownership of Valid Wines Sweden AB from 97.0 percent to 100.0 percent on the subsidiary Vingruppen i Norden AB’s acquisition of additional minority shares. At the same time, the company sold 16.9 percent of the shares to the company’s general manager, so that after the transaction the Group has an ownership interest of 83.1 percent in Valid Wines Sweden AB. • In September, the Group acquired 100 percent of the shares in the Norwegian company BevCo AS, which as from the same date is part of the Group’s spirits business. Among other things, the company has the distribution rights for Dooley’s Toffee in Norway. • In October, the Group acquired the Vanlig brand, which comprises a vodka and a gin product. The Group took over sales of this product as from the same date, while production was taken over during Q1 2018. • In December, the Group acquired the Hot n’Sweet brand, which is a vodka shot. The Group took over sales of this product as from 1 January 2018, while production was taken over during Q1 2018. 2019 • In May, the Group established the new, wholly - owned company Arcus Co Brands AS in Norway, and in November, the wholly - owned company Arcus Winebrands Sweden AB in Sweden. Both companies were established in order to strengthen the focus on own wine brands in Norway and Sweden. • In December, the Group acquired 90.01 percent of Wongraven Wines AS, which will be included in the Norwegian wine agency business. 2018 • In Q2, the Group’s Norwegian spirits activity established a new subsidiary, Atlungstad Håndverksdestilleri AS, which as from 2019 took over the production at Stange in Hedmark. • In June, the Group acquired a further 10.1 percent interest in Symposium Wines AS, which is part of the Group’s Norwegian wine business. The Group thereafter has an interest of 90.1 percent. • In Q3, the Group’s spirits activity in Sweden established a new subsidiary, Stockholms Spritfabrik AB, which will operate agency activities for spirits in Sweden. • In Q4, the Group’s wine activity in Norway established three new subsidiaries: Classic Wines AS, Creative Wines AS and Arcus Brand Lab AS. The first two companies will conduct agency activities, while Arcus Brand Lab AS will be part of the company with its own brands. • In Q4, the Group’s Swedish wine activity established a new subsidiary, New Frontier Wines AB, which will be included in the Swedish wine agency activity. 2016 • In February, the Group increased its ownership of Excellars AS from 51.0 percent to 90.1 percent by the subsidiary Vingruppen AS’ acquisition of minority shares. • In February, the Group increased its ownership of Wineagency Sweden AB from 80.0 percent to 90.0 percent on the subsidiary Vingruppen i Norden AB’s acquisition of additional minority shares. • In July, the Group increased its ownership of Wineworld Sweden AB from 80.0 percent to 90.0 percent on the subsidiary Vingruppen i Norden AB’s acquisition of additional minority shares. • In August, the Group acquired the Dworek vodka brand. • In December, the Group increased its ownership of Vingruppen i Norden AB from 99 . 37 percent to 100 . 0 percent, on the subsidiary VinGruppen Sweden Holding AB’s acquisition of the remaining minority shares . • Arcus - Gruppen Holding AS was restructured as a public limited liability company and changed its name to Arcus ASA, before the company’s listing on the Oslo Stock Exchange on 1 December. 57 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Notes

NOTE 1 MANAGEMENT OF FINANCIAL RISK

Financial risk
The Group has a Board-adopted financial policy in which strategy and guidelines for financial risk management are defined. Responsibility for the execution of the adopted financial policy lies with Arcus ASA, but is implemented in cooperation with the individual business areas. The Arcus Group's principal source of income is the core business, and the Group's main strategy with regard to risk is not to speculate, but to limit the financial risk that the core business creates.

The most important financial risks to which the Group is exposed are associated with credit risk, interest-rate risk, liquidity risk and foreign currency risk.

For hedging purposes associated with interest-rate and currency risk, the Group to a certain degree uses financial derivatives. The Group does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The accounting treatment of financial derivatives is described under Accounting policies.

Credit risk
The Group has a procedure for the management of credit risk, which indicates that credit risk must be assessed before establishing a customer relationship by examining financial statements and other relevant and available information, and by determining credit periods and credit limits. The credit procedure also defines that after the establishment of a customer relationship:

- Customers that are granted credit must be subject to systematic credit assessment, with the establishment of credit limits that are followed up regularly.
- Credit terms in conjunction with sale to customers must be kept to a minimum and may normally not exceed 30 days.
- Credit risk must be reviewed and assessed at least quarterly.

If it is discovered that a credit assessment has not been made for a merchant customer, or is older than six (6) months, a credit check must be performed immediately.

Outstanding amounts are continuously monitored in cooperation between the finance department and the marketing departments of the individual businesses. If an outstanding amount is not paid, a reminder must be sent. Reminders/collection notices must be run once a week, and other activities must be assessed on an ongoing basis.

On a monthly basis, and on the basis of the Group's template rules, the credit department calculates the loss provisions required. For trade receivables without significant financing components, a simplified model in accordance with IFRS 9 is used, whereby provision is made for expected losses across useful life as from first recognition. The simplified model entails measurement of expected loss during useful life, rather than 12 months and tracking of credit risk.

A significant share of the Group's revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group's credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets.

At the end of 2020 the Group had no significant factoring agreements.

The Group's maximum credit risk is equivalent to the book value of financial assets. See also the table to this Note which categorises financial assets.

Overview of bad debts and age analysis of accounts receivable

Figures in NOK 1,000	31.12.2020	31.12.2019
Nominal accounts receivable	1,639,325	1,280,588

The provision for bad debt on accounts receivable as at 31.12.2020 is TNOK 2,058 (2019: TNOK 2,088). Losses on accounts receivable are classified as other operating expenses in the statement of income.
As at 31 December, the Group had the following accounts receivable fallen due but not paid

31.12.2020[1] *Figures in NOK 1,000*	Total	Not due	Due in 0-60 days	Due in 61-365 days	Due date after more than 1 year
Nominal accounts receivable	1,639,325	1,620,814	17,501	1,010	0
Provision for losses on accounts receivable	-2,058	-223	-825	-1,010	0
Book value, accounts receivable	1,637,267	1,620,591	16,676	0	0

31.12.2019[1] *Figures in NOK 1,000*	Total	Not fallen due	Due in 0-60 days	Due in 61-365 days	Due date after more than 1 year
Nominal accounts receivable	1,280,588	1,238,382	40,671	1,535	0
Provision for losses on accounts receivable	-2,088	0	-553	-1,535	0
Book value, accounts receivable	1,278,500	1,238,382	40,118	0	0

1. At the end of 2020, accounts receivable from Vinmonopolet amounted to NOK 2.3 million. As at the end of 2019, there were no items receivable from Vinmonopolet.

Interest-rate risk
The Group is exposed to interest-rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2020, the Group's non-current liabilities were associated with credit facilities at SEB and debt associated with lease agreements. Group policy is to hedge up to 50 percent of the base interest rate on non-current loans. The Group assesses the policy on

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an ongoing basis, and as at 31.12.2020 all interest rates are variable in principle, but consist of a floating element linked to NIBOR/STIBOR and a fixed margin.

The margin on credit facilities at SEB is related to the ratio of net interest-bearing debt to EBITDA. Other margins are fixed. Obligations related to lease agreements are generally estimated using the Group's marginal borrowing rate.

Below is an overview of the Group's capitalised interest-bearing obligations

Figures in NOK 1,000	Currency	Interest-rate profile	Maturity	2020	2019
Current interest-bearing debt					
Lease obligations	NOK	Variable	2021	69,359	148,115
Lease obligations	SEK	Variable	2021	3,770	3,265
Lease obligations	DKK	Variable	2021	292	458
Lease obligations	EUR	Variable	2021	2,311	2,361
Non-current interest-bearing debt					
Mortgage loan to financial institutions	SEK	Variable	2022	781,425	709,950
Lease obligations	NOK	Variable	2022-2037	1,153,975	1,109,432
Lease obligations	SEK	Variable	2022-2024	7,921	9,599
Lease obligations	DKK	Variable	2022-2049	36,730	28,556
Lease obligations	EUR	Variable	2022-2023	1,829	3,429

Sensitivity analysis, interest rates, 31.12.2020

Figures in NOK 1,000	Increase/reduction in basis points	Effect on profit before tax
Sensitivity - Obligations in NOK	50	-10,024
Sensitivity - Obligations in NOK	-50	10,024
Sensitivity - Obligations in SEK	50	-58
Sensitivity - Obligations in SEK	-50	58
Sensitivity - Obligations in DKK	50	-185
Sensitivity - Obligations in DKK	-50	185
Sensitivity - Obligations in EUR	50	-21
Sensitivity - Obligations in EUR	-50	21
Total sensitivity in all currencies	50	-10,288
Total sensitivity in all currencies	-50	10,288

Liquidity risk

Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. The Arcus Group's capital management is described in a separate section of this note.

The Group's activities are subject to seasonal fluctuations, and alcohol sales normally increase in periods with national celebrations and public holidays, especially at Easter and Christmas. The fourth quarter is normally the best quarter for the Group, which is also reflected in cash flows.

Cash flows from operations, which are, for example, affected by changes in working capital, are managed operationally by the business areas. Via reporting, the finance department monitors liquidity flows in the short and long term. Interest-bearing debt is followed up and managed together with interest-bearing receivables at Group level.

The following table presents an overview of the maturity structure of the Group's financial liabilities, based on non-discounted contractual payments. In instances where the counterparty can demand earlier redemption, the sum is recorded in the earliest period in which the payment can be demanded by the counterparty.

2020	Remaining period		
	0-1 year	1-5 years	More than 5 years
Debt to financial institutions – mortgage loans	0	781,425	0
Lease obligations*	75,732	311,057	889,398
Liabilities at fair value	70,720	6,487	0
Other provisions for liabilities	0	0	0
Trade payables	683,299	0	0
Current non-interest bearing debt**	1,512,185	0	0
Interest related to mortgage loans	11,721	10,745	0
Interest related to lease obligations	45,944	158,011	224,843
Total	2,399,601	1,267,725	1,114,241

2019	Remaining period		
	0-1 year	1-5 years	More than 5 years
Debt to financial institutions – mortgage loans	0	709,950	0
Lease obligations*	154,199	262,329	888,687
Liabilities at fair value	0	69,343	0
Other provisions for liabilities	0	417	0
Trade payables	570,499	0	0
Current non-interest bearing debt**	1,148,338	0	0
Interest related to mortgage loans	10,604	10,604	0
Interest related to lease obligations	48,237	157,049	254,633
Total	1,931,877	1,209,692	1,143,320

* Read more about the maturity profile of lease obligations in Note 13 concerning lease agreements.

** Current liabilities include collected alcohol taxes.

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Currency risk

The Group is exposed to currency risk as it has operations in several different countries. The Group's currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group's cash flow in NOK. Changes in purchase costs from suppliers in functional currency due to currency changes are continuously offset by changes in sales prices to customers and through renegotiation of purchase prices from suppliers.

The most significant currencies are EUR, USD, SEK and DKK. The risk horizon, i.e., the time it takes to compensate for negative exchange rate fluctuations, is to a great extent controlled by price-adjustment opportunities in the state wine monopolies in the Nordic region. In Norway this takes place every four months and in Sweden every six months. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions.

All of the Group's non-current borrowing is undertaken in SEK, which is in harmony with the cash flows denominated in SEK in the Swedish part of the Group's activities.

For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate in the companies' functional currencies.

The Group's presentation currency is NOK. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group's presentation currency. This translation risk is not hedged. As at 31.12.2020, the net translation difference associated with the majority's equity was positive at NOK 373.0 million, corresponding to a positive change in 2020 of NOK 69.1 million (positive by NOK 303.8 million at the end of 2019).

The table below shows the Group's purchase of non-functional foreign exchange during 2020.

	Purchase of currency 2020			
Figures in 1,000 (in the relevant currency)	Spot	Forward	Total	Proportion hedged via forward contracts
EUR	102,845	8,553	111,398	7.7%
USD	12,699	71	12,770	0.6%
AUD	2,522	0	2,522	0.0%
GBP	417	258	675	38.2%
DKK	25,874	33	25,907	0.1%
SEK	3,848	140	3,988	3.5%

	Purchase of currency 2019			
Figures in 1,000 (in the relevant currency)	Spot	Forward	Total	Proportion hedged via forward contracts
EUR	91,908	14,288	106,196	13.5%
USD	14,581	112	14,693	0.8%
AUD	2,117	0	2,117	0.0%
GBP	1,125	340	1,465	23.2%

At the end of the year, the Group had the following forward contracts related to the logistics business, which were booked at fair value with value changes through profit or loss. This represents financial hedging and the Group does not use hedge accounting.

31.12.2020

Forward contracts (NOK 1,000)	Currency	Currency amount	Value in NOK - end of period	Forward value in NOK	Fair value in NOK	Maturity
Purchase contracts	EUR	2,184	22,946	23,692	-746	2021
Purchase contracts	USD	11	91	100	-9	2021
Purchase contracts	GBP	53	613	637	-24	2021
Purchase contracts	SEK	30	31	32	-1	2021
Total					-780	

31.12.2019

Forward contracts (NOK 1,000)	Currency	Currency amount	Value in NOK - end of period	Forward value in NOK	Fair value in NOK	Maturity
Purchase contracts	EUR	1,850	18,279	18,708	-429	2020
Purchase contracts	USD	25	220	228	-8	2020
Purchase contracts	GBP	30	348	336	12	2020
Total					-425	

All forward contracts are recognised at fair value as of the close of the financial year.

Sensitivity to exchange rate fluctuation:

The following table shows the Group's sensitivity to changes in the most important exchange rates, if all other variables remain constant.

The effect on the Group's profit before tax is calculated as changes in the fair value of monetary assets and liabilities as at 31.12.2020 in foreign currency (non-functional currency). This includes hedging derivatives recognised at fair value with value changes through profit or loss.

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Figures in NOK 1,000	Change in exchange rate	Effect on profit before tax
EUR	10%	-5,427
EUR	-10%	5,427
SEK	10%	-4,688
SEK	-10%	4,688
DKK	10%	1,033
DKK	-10%	-1,033
USD	10%	-1,754
USD	-10%	1,754
GBP	10%	-3,171
GBP	-10%	3,171

The Group's exposure to other currencies is insignificant as at 31.12.2020.

Categorisation of financial assets and liabilities:

Assets

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial assets 31.12	Prepaid costs	Total in the statement of financial position 31.12.
Other investments in shares	0	0	253	253	0	253
Other non-current receivables	0	506	0	506	0	506
Trade receivables	0	1,637,267	0	1,637,267	0	1,637,267
Other receivables	0	74,078	0	74,078	19,587	93,665
Bank deposits	0	481,638	0	481,638	0	481,638
Total financial assets 31.12.2020	0	2,193,489	253	2,193,742	19,587	2,213,329

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial assets 31.12	Prepaid costs	Total in the statement of financial position 31.12.
Other investments in shares	0	0	249	249	0	249
Other non-current receivables	0	506	0	506	0	506
Trade receivables	0	1,278,500	0	1,278,500	0	1,278,500
Other receivables	0	71,198	0	71,198	42,764	113,962
Bank deposits	0	205,029	0	205,029	0	205,029
Total financial assets 31.12.2019	0	1,555,233	249	1,555,482	42,764	1,598,246

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Liabilities

Figures in NOK 1,000	Financial instruments at fair value, with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value recognised in total comprehensive income (OCI)	Total book value of financial liabilities 31.12	Provision for accrued costs and statutory obligations	Total in the statement of financial position 31.12.
Debt to financial institutions	0	777,624	0	777,624	0	777,624
Lease obligations	0	1,276,189	0	1,276,189	0	1,276,189
Liabilities at fair value	77,207	0	0	77,207	0	77,207
Other non-current liabilities	0	152	0	152	0	152
Trade payables	0	683,299	0	683,299	0	683,299
Other current liabilities	780	10,457	0	11,237	245,645	256,882
Total financial liabilities 31.12.2020	77,987	2,747,721	0	2,825,708	245,645	3,071,353

Figures in NOK 1,000	Financial instruments at fair value, with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value recognised in total comprehensive income (OCI)	Total book value of financial liabilities 31.12	Provision for accrued costs and statutory obligations	Total in the statement of financial position 31.12.
Debt to financial institutions	0	703,829	0	703,829	0	703,829
Lease obligations	0	1,305,215	0	1,305,215	0	1,305,215
Liabilities at fair value	69,343	0	0	69,343	0	69,343
Other non-current liabilities	0	464	0	464	0	464
Trade payables	0	570,499	0	570,499	0	570,499
Other current liabilities	425	15,042	0	15,467	173,174	188,641
Total financial liabilities 31.12.2019	69,768	2,595,049	0	2,664,817	173,174	2,837,991

Fair value hierarchy The Group uses the following hierarchy to determine and report the fair value of financial instruments: Level 1: Listed (unadjusted) prices in active markets Level 2: Direct or indirect inputs other than listed prices included in Level 1, that are observable for the asset or the liability. Level 3: Techniques for calculation of fair value based on other than observable market data. As at 31 December 2020, the Arcus Group had the following financial liabilities at fair value in the statement of financial position: 31.12.2020 Book value as Level 1 Level 2 Level 3 at 31.12. Other investments in shares 0 0 253 253 Total assets 0 0 253 253 Liabilities at fair value through profit or loss Currency derivatives 0 0 0 780 77,207 0 77,207 780 Total liabilities 0 780 77,207 77,987 Level 1 Level 2 Level 3 Book value as at 31.12. 31.12.2019 Level 1 Level 2 Level 3 Book value as at 31.12. Other investments in shares 0 0 249 249 Total assets 0 0 249 249 Level 1 Level 2 Level 3 Book value as at 31.12. Liabilities at fair value through profit or loss 0 0 69,343 69,343 Currency derivatives 0 425 0 425 Total liabilities 0 425 69,343 69,768 There have been no reclassifications between Level 1 and Level 2 during the period. Nor have there been any transfers out of Level 3 during the period. 63 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Reconciliation of liabilities (Level 3):
Liabilities classified at Level 3 are related to options for the purchase of non-controlling interests. Further information on these obligations is presented in Note 18.

	Book value 31.12.2019	Used/exercised 2020	Provision made/ issued 2020	Value changes 2020	Recognised interest 2020	Translation differences	Book value 31.12.2020
Liabilities at fair value	69,343	-10,076	3,216	8,641	120	5,963	77,207
Total	69,343	-10,076	3,216	8,641	120	5,963	77,207

	Book value 31.12.2018	Used/exercised 2019	Provision made/ issued 2019	Value changes 2019	Recognised interest 2019	Translation differences	Book value 31.12.2019
Liabilities at fair value	74,218	0	0	-3,364	196	-1,707	69,343
Total	74,218	0	0	-3,364	196	-1,707	69,343

Capital management
The Group's overall objective is that the Group at all times has sufficient liquidity to fulfil its obligations in both the short and long term. At the same time, the aim is to minimise the Group's surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of revenue development and capital binding, and through continuous assessment of alternative sources of finance. Unutilised credit opportunities are described in Note 17.

As far as possible, the Group wishes to have flexibility for its liquid assets in relation to day-to-day operations. The Group achieves this through a Group cash pool system with a drawing facility that as of 31.12.2020 is managed by Arcus ASA.

When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. The Group works according to the objective that the net interest-bearing debt may not exceed 2.5 times EBITDA.

In 2020, the Group renegotiated the maturity of the Group's non-current debt financing, with a new due date of 24 October 2022. At the end of 2020, the agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest-bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this loan clause and reports to the bank on a quarterly basis. As at 31.12.2020 the Group was well within the required ratio.

In connection with the introduction of IFRS 16 concerning leases as from 1 January 2019, the Group's reported net interest-bearing debt and adjusted EBITDA changed significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to the previous model, regardless of the introduction of IFRS 16, so that the Group's ability to fulfil the loan terms will not be affected by the introduction of IFRS 16.

NOK million	2020	2019
Net interest-bearing debt		
Non-current interest-bearing debt to credit institutions	777,624	703,829
Current interest-bearing debt to credit institutions	0	0
Book value of capitalised front-end fee	3,799	3,121
Non-current lease obligations	1,200,457	1,151,016
Current lease obligations	75,732	154,199
Bank deposits and other cash and cash equivalents	-481,638	-205,029
Net interest-bearing debt	1,575,974	1,807,136
Net interest-bearing debt adjusted for IFRS 16 obligations, as used for calculation of covenant	449,369	664,687

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NOTE 2 2 SEGMENT INFORMATION

2020	Segments				Eliminations				
Figures in NOK 1,000	Spirits	Wine	Logistics	Other	Amortisation of consolidated added value	Reclassification of freight costs (IFRS15)[1]	Reclassification of lease costs (IFRS 16)[2]	Elimination of intra-Group receivables	Group
Sales revenue – external	872,219	1,918,239	323,485	0	0	42,426	0	0	3,156,369
Sales revenue between the segments	288	2,564	12,135	0	0	0	0	-14,987	0
Other operating revenue – external	8,617	14,952	21,475	2,243	0	0	0	0	47,287
Other operating revenue between the segments	227,897	5,992	15,721	178,432	0	0	0	-428,042	0
Total revenue	1,109,021	1,941,747	372,816	180,675	0	42,426	0	-443,029	3,203,656
Net gain on sale of fixed assets	71	0	832	0	0	0	0	0	903
Cost of sales	-571,210	-1,445,421	0	0	0	-42,426	0	243,364	-1,815,693
Salaries and other personnel costs	-144,027	-113,518	-197,781	-66,240	0	0	0	0	-521,566
Other operating expenses	-203,675	-93,719	-174,200	-150,032	0	0	95,214	199,665	-326,747
Share of profit from TS and FKV	2,959	0	-56	0	0	0	0	0	2,903
EBITDA, adjusted	193,139	289,089	1,611	-35,597	0	0	95,214	0	543,456
Other income and expenses	-6,154	-12,421	-1,553	-77,849	0	0	0	0	-97,977
Depreciation and amortisation	-25,212	-5,828	-12,357	-5,603	-3,222	0	-71,445	0	-123,667
Write-downs	0	0	0	0	0	0	0	0	0
Operating profit	161,773	270,840	-12,299	-119,049	-3,222	0	23,769	0	321,812

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2019	Segments				Eliminations				
Figures in NOK 1,000	Spirits	Wine	Logistics	Other	Amortisation of consolidated added value	Reclassification of freight costs (IFRS 15)[1]	Reclassification of lease costs (IFRS 16)[2]	Elimination of intra-Group receivables	Group
Sales revenue – external	811,900	1,574,058	282,975	0	0	41,441	0	0	2,710,374
Sales revenue between the segments	0	3,711	10,637	0	0	0	0	-14,348	0
Other operating revenue – external	9,694	19,930	20,170	2,609	0	0	0	0	52,403
Other operating revenue between the segments	153,985	5,659	14,287	174,224	0	0	0	-348,155	0
Total income	975,579	1,603,358	328,069	176,833	0	41,441	0	-362,503	2,762,777
Net gain on sale of fixed assets	-21	-7	77	-38	0	0	0	0	11
Cost of sales	-491,295	-1,238,298	0	0	0	-41,441	0	169,921	-1,601,113
Salaries and other personnel costs	-127,777	-97,837	-156,030	-57,576	0	0	0	0	-439,220
Other operating expenses	-211,852	-97,298	-156,716	-149,021	0	0	92,862	192,582	-329,443
Share of profit from TS and FKV	4,251	0	-192	0	0	0	0	0	4,059
EBITDA, adjusted	148,885	169,918	15,208	-29,802	0	0	92,862	0	397,071
Other income and expenses	-2,004	-8,827	-1,583	-7,330	0	0	0	0	-19,744
Depreciation and amortisation	-25,254	-3,053	-11,455	-5,981	-5,179	0	-68,651	0	-119,573
Write-downs	0	0	0	0	0	0	0	0	0
Operating profit	121,627	158,038	2,170	-43,113	-5,179	0	24,211	0	257,754

1. The segments report costs related to outgoing freight as income-reducing costs. This is reclassified in the Group in accordance with IFRS 15. See also further information in Note 3 concerning revenue.
2. The segments report costs related to lease agreements according to local accounting rules, which means that IFRS 16 is not taken into account in the segment reporting. This entails that, for the segments, lease costs are still split on the basis of whether they concern financial lease agreements or operational lease agreements, whereby operational lease costs are included as operating costs in the segments' results. These costs are reclassified at Group level, based on the rules for lease agreements in accordance with IFRS 16. See also Note 13 concerning lease agreements.

The Group does not present the segments' assets or liabilities as this is not part of the Group's internal reporting either. For information regarding pricing associated with sales between the segments, see Note 22.

NOTE 3 REVENUE REVENUE RECOGNITION PRINCIPLES Sale of goods (wine and spirits) The Group’s sales revenue mainly consists of revenue related to the Scandinavian wine monopolies, which are the Wine and Spirits business’ largest customers . The Group also has sales to Horeca (Hotel, Restaurant and Catering) customers, wholesalers and sales to DFTR (Duty Free Travel Retail) customers . The Wine and Spirits businesses in the Group generally only sell physical products in the form of wine and spirits products. The Group’s sales of goods are recognised as revenue at a given point in time when fulfilment of the related delivery obligations has taken place. The timing corresponds to when the goods are delivered at the customer’s agreed delivery point, where the risk and control of the goods are transferred to the customer. Revenue is presented as sales revenue within the Wine and Spirits segment. Sale of logistics services Sale of logistics services consists of logistics and distribution services to agents and importers in Norway who supply alcoholic beverages to the Norwegian market. The logistics services comprise several service elements: • Incoming goods flows (ordering, customs clearance and control of goods on receipt). • Cooperation with Vinmonopolet, HORECA, wholesalers and grocery traders concerning distribution solutions and negotiations with customers. • Market activities are arranged for cooperation partners, in consultation with the latter. • Outgoing goods flows (customer centre, order receipt, licence control, processing of excise duties, filling orders from customers, goods picking and assembly, physical distribution or preparation for collection) . • Invoicing to customers, credit assessments and follow - up, and system for discounts and bonuses from/to cooperation partners to customers . • Invoicing and reporting of excise duties . • Stock accounting . The revenue from logistics services is recognised at a given point in time when fulfilment of the related delivery obligations has taken place, which corresponds to the date of fulfilment of the delivery obligations related to the sale of products within the wine and spirits business. Revenue from distribution services is presented as sales revenue within the Logistics segment. The Logistics business area recognises its revenue on a net basis. This assessment is based on how the Logistics business area is an agent in terms of the principal/agent principle, as specified in IFRS 15, annex B, clauses B34 - B38. The assessment is based on how the main revenue source is related to the delivery of the total distribution services and that the risk concerning the flow of goods is the cooperation partner’s liability. Sale of other activity - based revenue The Logistics business area also delivers other activity - based services, which comprise: • Incoming transport from producer to country • Lease of warehouse for unsold goods • Pallet building (conversion from large EUR pallets to smaller quarter pallets) • Destruction services/destruction handling The revenue is presented as other operating revenue and is recognised on the fulfilment of the delivery obligations, which corresponds to when the services are delivered to the customer. Sale of contract bottling services The Spirits business area delivers bottling services to internal and external wine companies. The revenue related to external wine companies is presented as other operating revenue and is recognised at a given time when the delivery obligations are fulfilled . The time corresponds to when the risk and control of the bottled products are transferred to the customer . Discounts Most of the customer agreements, apart from the agreements with the retail monopolies, also include retrospective clauses concerning variable transfers back to the customers after the actual delivery date. This may be volume - based discounts and bonus received by the customer on the basis of the customer’s sale to end - customers during a given period, or other contractual variable bonuses to a procurement group based on either volumes sold, or sales amounts for the member enterprises. These retrospective variable transfers are estimated and recognised when the delivery obligation has been fulfilled in relation to the customer, and presented as a reduction of the sales remuneration. Costs of outgoing freight In the Group’s consolidated income statement, freight costs are recognised as a cost of sales, based on an assessment that the wine and spirits businesses are the principals. This is based on how contracts with customers require delivery to the customer’s warehouse. This corresponds to the Group’s assessment that the distribution company is the agent in this respect, and thereby books its distribution revenue on a net basis. Different principles are applied in the Group’s segment reporting, whereby costs related to outgoing freight are recognised as a reduction of operating revenue. Excise duties and value added tax All revenue is presented net after deductions for invoiced excise duties (alcohol duties) and value added tax. 67 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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MARKETAND PRODUCTS

Spirits

The primary revenue source in Spirits is the sale of spirits products, of which most of the sales revenue is from our proprietary products, for which the Group is also the owner of the brand. In addition, this segment also has sales revenue from a good number of agencies, of which the products may be proprietary or imported items that are ready for sale, but where the brand is owned by other external operators. The most important spirits categories are Aquavit, Bitters, Vodka and Cognac.

In geographical terms, Norway, Denmark and Sweden are the most important markets, but the Group also has sales to Germany, the USA, Finland and DFTR (Duty Free Travel Retail), as well as other minor sales to other markets.

Wine

The primary income source for Wine is sales of wine products, where most of the sales revenue is from agency brands, whereby the Group imports items that are ready for sale. The Group also has considerable sales revenue from sales of own Wine brands, with wine being mixed and bottled in the Group's own production facility.

In geographical terms, the Group has sales revenue from Wine in Norway, Sweden and Finland, and to small extent from DFTR.

Logistics

The Group's Logistics business comprises its subsidiary, Vectura, whose primary revenue source is comprehensive logistics services for both internal and external suppliers.

Other operating revenue

Other operating revenue primarily comprises revenue other than the primary revenue source. For the Spirits segment this consists mainly of contract bottling, and for the Wine segment glass sales, while for the Logistics segment this to a great extent comprises other activity-based revenue, including pallet space hire, export handling, destruction handling and quarter pallet production.

The following table presents the Group's total external revenue:

	2020			2019		
Revenue by market - Group:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	1,508,912	28,927	1,537,839	1,099,201	25,494	1,124,695
Sweden	1,135,198	16,094	1,151,292	1,054,973	19,929	1,074,902
Finland	265,705	1,219	266,924	225,303	2,366	227,669
Denmark	157,256	0	157,256	156,048	0	156,048
Germany	55,952	137	56,089	56,504	358	56,862
USA	6,659	0	6,659	4,572	0	4,572
DFTR	25,191	0	25,852	111,719	0	111,719
Other international	1,496	910	1,745	2,054	4,256	6,310
Total operating revenue	3,156,369	47,287	3,203,656	2,710,374	52,403	2,762,777

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The tables below present the segments' total external and internal revenue (as the segments' revenue is presented in the segment reporting in Note 2):

	2020			2019		
Revenue by market - Spirits:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	394,032	230,937	624,969	306,107	157,044	463,151
Sweden	178,938	4,071	183,009	139,830	2,327	142,157
Finland	57,581	746	58,327	46,284	39	46,323
Denmark	155,062	0	155,062	153,535	0	153,535
Germany	55,952	137	56,089	56,504	358	56,862
USA	6,659	0	6,659	4,572	0	4,572
DFTR	22,500	0	22,500	102,669	0	102,669
Other international	1,783	623	2,406	2,399	3,911	6,310
Total operating revenue	872,507	236,514	1,109,021	811,900	163,679	975,579

	2020			2019		
Revenue by market - Wine	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	790,945	0	790,945	510,728	0	510,728
Sweden	922,997	18,227	941,224	883,525	20,473	903,998
Finland	202,689	2,717	205,406	174,466	5,116	179,582
Denmark	1,481	0	1,481	0	0	0
DFTR	2,691	0	2,691	9,050	0	9,050
Total operating revenue	1,920,803	20,944	1,941,747	1,577,769	25,589	1,603,358

	2020			2019		
Revenue by market - Logistics:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	335,620	37,196	372,816	293,612	34,457	328,069
Total operating revenue	335,620	37,196	372,816	293,612	34,457	328,069

Significant customer relationships

The Group has significant customer relationships with Vinmonopolet in Norway and Systembolaget in Sweden, which each represent more than 10 percent of the Group's total operating revenue.

Total operating revenue from Vinmonopolet was approximately NOK 1,149 million in 2020, of which NOK 386 million in Spirits and NOK 763 million in Wine. In 2019, the corresponding total was approximately NOK 739 million, of which NOK 280 million in Spirits and NOK 459 million in Wine.

Total operating revenue from Systembolaget was around NOK 1,042 million in 2020, of which NOK 176 million in Spirits and NOK 866 million in Wine. In 2019, the corresponding total was around NOK 911 million, of which NOK 132 million in Spirits and NOK 778 million in Wine.

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NOTE 4 INFORMATION ON CASH FLOWS

The Group prepares the statement of cash flows according to an indirect method. Below is a specification of cash flow effects which are not presented elsewhere in the Notes.

EFFECTS OF CASH FLOWS FROM OPERATIONS:
Pension costs and other provisions without cash effect
Pension costs without cash effect are the change in pension obligations in the statement of financial position, adjusted for obligations from acquisition or sale, and the effects of booked estimate deviations booked to total comprehensive income (OCI).

Figures in NOK 1,000	Note	2020	2019
Book value pension obligations at the beginning of the year	8	-23,724	-21,077
Estimate deviations booked to the total comprehensive income	8	-418	-1,988
Book value pension obligations at the end of the year	8	19,668	23,724
Pension costs without cash effect		-4,474	659
Book value other provisions for obligations at the beginning of the year	20	0	-92
Book value other provisions for obligations at the end of the year	20	0	0
Costs from other provisions without cash effect		0	-92
Total pension costs and other provisions without cash effect		-4,474	567

Value changes without cash effect
Below is a specification of value changes included in the statement of income, but without cash effect.

Figures in NOK 1,000	Note	2020	2019
Value change in options for the purchase of non-controlling interests	9,18	8,636	-3,365
Costs related to share-based remuneration without cash effect	7	-5,107	394
Amortisation of front-end fees for interest-bearing debt	19	1,996	1,618
Value change, forward contracts	9	355	1,049
Total value changes without cash effect		5,880	-304

Profit or loss on the sale of fixed assets and intangible fixed assets The accounting profit or loss on the sale of fixed assets and intangible fixed assets has no cash flow effect, which is thereby reversed from the operational activities in the indirect method. The sales proceeds related to these divestments is the Group's cash flow effect under investment activities.

Figures in NOK 1,000	Note	2020	2019
Book value of sold fixed assets and intangible fixed assets	11,12	0	135
Sales proceeds from sold fixed assets and intangible fixed assets		903	146
Profit (-)/loss (+) on sale of fixed assets and intangible fixed assets		-903	-11

Unrealised agio effects Unrealised agio effects are related to translation differences for working capital items in foreign subsidiaries with a functional currency other than the Group's functional currency, and statement of income items related to the currency translation of loans booked in other currencies than the functional currency.

Figures in NOK 1,000	Note	2020	2019
Translation differences for working capital items		21,329	-2,527
Total unrealised agio effects		21,329	-2,527

Changes in working capital
Changes in working capital are the change in working capital items in the statement of financial position, adjusted for working capital items from the acquisition or sale of companies during the period.

Figures in NOK 1,000	Note	2020	2019
Book value of inventories at the beginning of the year	15	486,612	441,117
Book value of inventories at the end of the year	15	-559,738	-486,612
Change in inventories		-73,126	-45,495

Figures in NOK 1,000	Note	2020	2019
Book value of trade receivables at the beginning of the year		1,278,500	1,260,709
Addition of trade receivables on acquisition of companies during the year	25	0	1,449
Book value of trade receivables at the end of the year		-1,637,267	-1,278,500
Change in trade receivables		-358,767	-16,342

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Figures in NOK 1,000	Note	2020	2019
Book value of trade payables at the beginning of the year		-570,499	-576,783
Addition of trade payables on acquisition of companies during the year	25	0	-40
Book value of trade payables at the end of the year		683,299	570,499
Change in trade payables		112,800	-6,324

Figures in NOK 1,000	Note	2020	2019
Book value of other current receivables at the beginning of the year	14	97,556	74,958
Book value of other current receivables at the end of the year	14	-92,313	-97,556
Change in other current receivables		5,243	-22,598
Book value of other current liabilities at the beginning of the year	16	-1,147,913	-1,113,785
Addition of other current liabilities on acquisition of companies during the year	25	0	-432
Book value of other current liabilities at the end of the year	16	1,511,405	1,147,913
Change in other current liabilities		363,492	33,696
Change in other current assets and other liabilities		368,735	11,098

EFFECTS OF CASH FLOWS FROM INVESTMENT ACTIVITIES

Payments on acquisition of other financial investments

In 2019, the entire amount concerned a payment related to an ownership interest in a new associated company, Beverage Link AS.

Figures in NOK 1,000	Note	2020	2019
Cash flow from changes in ownership interests in associated companies	23	0	-15
Payments on acquisition of other financial investments		0	-15

EFFECTS IN CASH FLOWS FROM FINANCING ACTIVITIES

Payments in share-based incentive programme

Payments related to the purchase of shares used for the settlement of share savings schemes for all employees are stated as purchase of own shares in 2019 and 2020, and this is stated in a separate line of the Statement of cash flows. Cash flows related to payments in the share programme on this line are related entirely to the employer tax on redeemed matching equities in 2019.

Figures in NOK 1,000	Note	2020	2019
Book value of payable employer tax related to share-based incentive programmes at the beginning of the year	7	-417	-2,523
Recognised change in employer tax in the period	7	417	-19
Book value of payable employer tax related to share-based incentive programmes at the end of the year	7	0	417
Cash flow related to share-based incentive programmes during the period		0	-2,125

Interest cost paid during the period The Group has quarterly interest payment dates, so that the Group's recognised interest payable coincides with the interest paid during the year. The difference between recognised interest payable and interest paid is related to calculated interest costs relating to liabilities at fair value recognised through profit or loss.

Figures in NOK 1,000	Note	2020	2019
Interest paid to credit institutions	9	-32,210	-47,462
Interest paid related to lease agreements	9	-48,392	-49,852
Interest cost paid during the period		-80,602	-97,314

Payment of dividend

Dividend paid in 2020 is mainly related to dividend to shareholders in Arcus ASA (TNOK 112,907). Other dividend is to minority shareholders in individual subsidiaries within the wine activity.

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NOTE 5 OTHER OPERATING EXPENSES

Figures in NOK 1,000	2020	2019
Sales and marketing costs	-111,059	-115,956
Logistics costs	-70,274	-65,645
Operation and maintenance	-54,688	-55,352
Equipment and licences	-28,947	-17,729
Travel expenses	-7,648	-17,762
Consultants and external outsourcing of services	-112,396	-48,767
Other costs	-14,094	-18,841
Total other operating expenses	-399,106	-340,052
Of which effects which are included in Other income and expenses in the financial statements	72,359	10,609
Total other operating expenses as presented in Other operating expenses in the statement of income	-326,747	-329,443

Other income and expenses:
Other income and expenses comprise significant positive and negative non-recurring items and restructuring costs. The main purpose of this item is to show these significant non-recurring and non-periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the activities. See also the section concerning alternative profit measurement (APM).

Figures in NOK 1,000	2020	2019
Personnel policy and other organisational measures[1]	-5,515	-9,135
Other transaction costs[2]	-84,806	-726
Other non-recurring items[3]	-7,656	-9,883
Total other income and expenses	-97,977	-19,744

1. Personnel policy and other organisational measures: Costs related to organisational and staffing adjustments in order to meet the restructuring need with new work processes and improved profitability. 2019 also included costs for the previous year related to the temporary incentive programme with matching shares for selected key employees in conjunction with the IPO in 2016.

2. Other transaction costs For 2020, other transaction costs consist of consultant and attorney costs, as well as compensation and bonus costs related to the work on the planned merger with Altia that was announced in September 2020.

3. Other non-recurring items: For both 2019 and 2020, other non-recurring items mainly comprise consultant and attorney costs related to other projects outside the ordinary operations of the Group, including possible structural measures.

Auditors' remuneration
The auditors' fees are specified below. The fees cover the Group auditor, EY, as well as other auditors of Group subsidiaries.

Figures in NOK 1,000	2020	2019
Statutory audit	4,154	3,262
Other financial auditing	15	51
Other certification services	105	45
Tax advisory services	411	493
Other non-auditing services	787	451
Total remuneration to the auditors	5,472	4,302

All amounts are exclusive of VAT.

Total audit fees for the Group include fees to parties other than the Group auditor of TNOK 2,286 for 2020 and TNOK 1,884 for 2019.

NOTE 6 SALARIES AND OTHER PERSONNEL COSTS

Figures in NOK 1,000	2020	2019
Salaries including holiday pay	-391,104	-307,481
Social security costs	-60,435	-66,171
Pension costs including social security costs	-32,485	-31,964
Other personnel costs	-63,158	-42,739
Total salaries and other personnel costs	-547,182	-448,355
Of which effects included under Other income and expenses in the statement of income (see Note 5)	25,616	9,135
Total salary and personnel cost as presented in the statement of income	-521,566	-439,220
Average number of FTEs employed during the year	435	426

Remuneration to senior executives
The terms and conditions for the Group CEO are set by the Board of Directors, which also takes decisions in principle concerning the Group's terms and conditions policy and compensation schemes for other employees. The Board has a remuneration committee which prepares remuneration proposals for decision by the Board. The committee comprises two members of the Board elected by the shareholders. The administration prepares cases for the remuneration committee and the Board.

ARCUS ASA
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In 2020, the Group Management was covered by the Group's annual bonus system, as well as an option programme adopted annually by the annual general meeting, under which share options were issued in both 2019 and 2020. Further information about this programme is presented in Note 7.

The Group CEO, Kenneth Hamnes, resigned from his position in 2021, but had an ordinary bonus agreement that, subject to certain conditions, will release payment of up to five months' salary, while other members of the Group Management, including the interim Group CEO, Sigmund Toth, can receive up to four months' salary.

The Group CEO and other members of the Norwegian Group Management have an ordinary occupational pension scheme with Storebrand, which entails 5 percent pension contributions for salaries of 0 to 7.1G and 11 percent for salaries from 7.1 to 12G. The resigning Group CEO also has a supplementary pension agreement that gives pension earnings of 15 percent of salaries above 12G. The pension entitlement from the supplementary pension agreement is capitalised annually in the consolidated statement of financial position and the return is based on the return from the Storebrand Balansert pension fund. This supplementary pension will be paid out in 2021. The interim Group CEO does not have an equivalent agreement. Svante Selling has a defined contribution pension scheme for which the contribution rate is 25 percent of his salary, while Petra Thorén has a pension scheme with a contribution rate of 18.15 percent of her salary.
Salaries and other remuneration to the Group Management in 2020 are presented in the table below. Benefits in kind in 2019 are to a great extent related to the redemption of a temporary incentive scheme whereby the beneficiaries received shares in Arcus ASA (matching shares).

Other benefits from share-based schemes for managerial employees are specified in Note 7.

Salaries and other remuneration to the Group Management in 2020:

Figures in 1000 Local currency	Currency	Salary	Bonus earned in 2020*	Benefits in kind	Pension costs
Kenneth Hamnes	NOK	3,222	3,624	271	498
Sigmund Toth	NOK	2,130	2,509	198	91
Erlend Stefansson	NOK	2,192	2,026	190	91
Erik Bern	NOK	1,997	1,634	192	91
Jan-Erik Nilsen	NOK	1,424	1,701	167	91
Per Bjørkum	NOK	1,628	984	192	91
Eirik Andersen	NOK	2,367	2,145	192	91
Svante Selling	SEK	2,163	1,020	53	663
Petra Thorén	EUR	162	65	0	37
Roar Ødelien	NOK	1,679	1,043	166	91
David Måsender	NOK	845	750	95	91

1. David Måsender joined the Group Management on 1 June 2020 as Group Director of Arcus Production, which is included in the Spirits segment in the consolidated financial statements. The payments represents seven months' membership of the Group Management.

* Bonus earned in 2020 also includes bonus provisions concerning the planned merger with Altia. The cash settlement related to the cancellation of the option scheme in conjunction with the merger with Altia is not presented in this table, but in a separate table in Note 7.

Salaries and other remuneration to the Group Management in 2019:

Figures in 1000 Local currency	Currency	Salary	Bonus earned in 2019	Benefits in kind	Pension costs
Kenneth Hamnes	NOK	3,103	0	1,954	486
Sigmund Toth	NOK	2,031	200	1,021	89
Erlend Stefansson	NOK	2,145	0	1,296	89
Erik Bern	NOK	1,964	0	610	89
Bjørn Delbæk[1]	NOK	1,034	0	483	60
Jan-Erik Nilsen[2]	NOK	423	0	45	30
Per Bjørkum	NOK	1,601	0	538	89
Eirik Andersen	NOK	1,980	350	484	89
Svante Selling	SEK	2,387	0	8	795
Petra Thorén[3]	EUR	13	0	1	3
Christian Granlund[4]	NOK	1,581	0	136	74
Roar Ødelien[5]	NOK	300	0	28	15

1. Bjørn Delbæk has chosen to reduce his activities and resigned as HR Director on 1 September 2019. The payments represent eight months' membership of the Group Management.
2. Jan-Erik Nilsen took up the position of HR Director as from 1 September 2019. The payments represent four months' membership of the Group Management.
3. Petra Thorén took up the position of head of the Finnish wine activities on 1 December 2019. The payments represent one month's membership of the Group Management.
4. Christian Granlund resigned as CEO of Vectura in 2019 to take up new challenges outside the Group. The payments represent ten months' membership of the Group Management.
5. Roar Ødelien took up the position of CEO of Vectura as from 1 November 2019. The payments represent two months' membership of the Group Management.

As a consequence of the notice given by former Group CEO Kenneth Hamnes in January 2021, he has entered into an agreement for 18 months' severance pay from the Group. The interim Group CEO, Sigmund Toth, has no new severance pay agreement other than his existing agreement as a member of the Group Management.

Concerning the other Group Management members, Sigmund Toth, Erlend Stefansson, Erik Bern, David Måsender, Eirik Andersen, Svante Selling and Roar Ødeliend are subject to six months' notice of termination, while Per Bjørkum and Bjørn Delbæk are subject to three months' notice of termination.

Concerning the other Group Management members, Erik Bern, Eirik Andersen and David Måsender are subject to a 12-month non-competition clause, while Sigmund Toth, Jan-Erik Nilsen, Per Bjørkum, Erlend Stefansson, Svante Selling, Petra Thorén and Roar Ødeliend are subject to a six-month non-competition clause. They all have an agreement concerning severance pay during the period to which the non-competition clause applies, if it were to be activated.

No loans or security have been provided for the Group CEO, other Group Management or members of the Board of Directors.

The Group Management's holdings of ordinary shares in Arcus ASA are stated in Note 21.

Principles regarding the fixing of salaries and other remuneration to executive personnel With effect from 1 January 2021, the provisions of Section 6 - 16a of the Norwegian Public Limited Liability Companies Act, which require the Board of Directors to prepare a declaration concerning salaries and other remuneration to executive personnel ("Report") were replaced by new regulations under Sections 6 - 16a and 6 - 16b of the Norwegian Public Limited Liability Companies Act. The new regulations set significantly stricter requirements concerning the content of the Report. According to the new regulations, the entire Report must be approved by the annual general meeting, including the part that is not related to share incentive programmes as before. It will only exceptional cases be possible to deviate from the principles laid down in the Report. Under the transition regulations, listed companies may defer consideration of a Report which fulfils the new requirements until an extraordinary general meeting ("EGF"), which must be held before 1 October 2021. This means that no Report will be submitted for consideration by the annual general meeting in 2021. [The Board of Directors has decided to use this right. The guidelines stated below will govern the determination of the salary and other remuneration of the management, and will be included in a updated report, if an EGF is to be held prior to the merger with Altia.] (i) Salaries and other remuneration to executive personnel Salaries and other remuneration to executive personnel for the preceding financial year are presented in Notes 6, 7 and 8 to the annual financial statements for Arcus ASA. (ii) Guidelines for the fixing of salaries and other remuneration to executive personnel With regard to guidelines for fixing salaries and other remuneration to executive personnel in the coming financial year, the Board of Directors has adopted the following: The purpose of Arcus’ overall compensation policy is to attract personnel with the competence that the Group requires, to further develop and retain employees with key expertise, and to promote a long - term perspective and continuous improvement with a view to achieving Arcus’ business goals. As an overall principle, Arcus’ policy must be competitive, but not market - leading, in terms of the total compensation package. The total compensation may consist of the following elements: (a) Fixed elements – Basic salary, pension, etc. Arcus uses internationally recognised job assessment systems (Hay) to find the "right" level for the position and the fixed salary. Positions are assessed in relation to their local market (country) and a pay range in relation to the median. The employee’s area of responsibility, results and performance determine where he or she is placed on the salary scale. Arcus has a defined contribution occupational pension plan for employees in Norway. The contribution rate is 5 percent for salaries up to 7.1G and 11 percent for salaries between 7.1G and 12G (as from 1.5.2020 1G is NOK 101,351). The Group CEO is the only employee who has had an occupational pension for a salary above 12G, and the contribution rate is 15 percent. There are no arrangements or agreements regarding an early retirement age for the Group Management other than the national insurance scheme and the AFP arrangement, which allows all employees a flexible retirement age starting at the age of 62. All employees in Norway are subject to a statutory age limit of 72, but the age limit in the Norwegian part of the Group is contractually set at 70, which also applies to the Group Management. The CEO of Vectura AS has the same pension scheme as the Group Management. Managers in Vingruppen i Norden AB (Sweden) adhere to the Swedish regulations, managers in Vingruppen Oyin Finland adhere to the Finnish regulations, and managers in Denmark adhere to the Danish regulations. The pension scheme in Sweden, Finland and Denmark has different rules and higher contribution rates than in Norway. In addition to the above, the Group provides benefits such as a company car and company telephone and other limited benefits in kind. (b) Variable elements – annual bonus Arcus ASA has had an annual bonus system, but in 2021 will have quarterly targets. The bonus system is related to the target result for the Group and/or own business area/subsidiary, and for the Group Management and other managerial employees consists of a financial element (70 or 60 percent) and an individual element (30 or 40 percent), connected to concrete and defined KPIs. The maximum bonus achievable for members of the Group Management is 30 percent of their annual salary (four monthly salaries), although the former Group CEO could receive a maximum annual bonus of five monthly salaries. (Kenneth Hamnes resigned as Group CEO on 31 January 2021.) In addition to the Group Management, approximately 45 managers and key staff participate in an annual bonus programme, but the criteria vary and these staff members may receive a bonus of between one and three monthly salaries. The bonus programme for 2021 has been adjusted slightly, and for 2021 will comprise quarterly targets, based on the decision on a merger with Altia, which we anticipate will take place during the first half of 2021. The bonus programme otherwise comprises the same components as in previous years, with the results of the Group and/or subsidiary as the key target (financial element). Individual bonuses (personal targets) are also a key element of the programme. Executives of Vectura AS adhere to the same guidelines as the Group Management, but based on the company’s EBIT. The bonus scheme in Vectura for 2021 will not be affected by a possible merger with Altia. Again in 2021, executives of Vingruppen i Norden AB and executives of Vingruppen Oyin Finland adhere to a staggered bonus model, based on the companies’ EBIT, with maximum five monthly salaries. (iii) Share - based incentive programmes The Annual General Meetings in 2017, 2018, 2019 and 2020 approved an option - based long - term incentive scheme for the Group Management, the CEOs of Vectura and Vingruppen i Finland, and the CEO of 74 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Vingruppen i Norden, and for certain additional managers and key persons, totalling 20 persons . The primary objective of the programme was to provide executive personnel with incentives to generate long - term and continuous success and value creation for the shareholders . If the merger with Altia is achieved, the option scheme will be terminated in accordance with the guidelines for the scheme. If the merger is not achieved, the Board of Directors will recommend that the option scheme is continued on the same terms as before, although the allocation of any options in 2021 will require a decision to be adopted at an extraordinary general meeting. For the sake of good order, reference is made to the report on the option scheme described in annex 4 to the notice convening the 2020 Annual General Meeting. Arcus ASA has managers/key persons in several wine companies who are minority owners, and this mainly concerns the general manager. This model has been a success for the Group, in the form of well - motivated managers who have achieved good results. It is appropriate to continue to allow the general manager of a subsidiary, based on an individual assessment, to be a minority owner, with an ownership interest limited to 9.9 percent. Such a model is intended to encourage an entrepreneurship culture, sound business acumen and internal competition between companies which, in turn, can increase the profitability of the company and of the employee. Financing must primarily take place as the employee’s contribution of equity. On starting up or acquiring a new company, greater flexibility (up to 30 percent ownership interest) must be accepted in terms of how much the employee should/may invest, based on an individual and commercial assessment. (iv) Executive salary policy in previous financial years The guidelines for the compensation policy described in clause (ii) also determined the fixing of executive salaries in 2020, but, as stated above, for 2021 some changes have been made to the guidelines for the bonus scheme, adopted by the Board of Directors, and furthermore, the option scheme will be terminated on any merger with Altia. No bonus was paid for 2019, but at the time of writing, there is every indication that bonus will be paid out for 2020. (v) Changes in contractual agreements There were few changes in the Group Management during 2020. Arcus Production was split from Arcus Spirits as from 1 June 2020, and Group Director for production David Måsender joined the Group Management as from the same date. For the sake of good order, it is stated that Group CEO Kenneth Hamnes resigned on 31 January 2021 and CFO Sigmund Toth was appointed interim Group CEO until the merger with Altia, or other clarification of the merger issue. The remuneration of the Board of Directors is as follows, as from 10.06.2020 Chairman of the Board of Directors Board members elected by the shareholders Board members elected by the employees Deputy member elected by the employees NOK 565,000 p.a. NOK 285,500 p.a. NOK 175,000 p.a. NOK 8,200 per meeting Audit Committee Chair of the committee Member NOK 103,000 p.a. NOK 51,500 p.a. Remuneration Committee Chair of the committee Member NOK 42,500 p.a. NOK 27,000 p.a. 75 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Actual payments to Board members are as follows:

Remuneration to the members of the Board of Directors in 2020:

Figures in NOK 1,000		Board fees including committee work	Number of shares at 31.12.2020
Board members elected by the shareholders			
Michael Holm Johansen	Chairman of the Board	600	165000
Leena Maria Saarinen		320	1860
Eilif Due	Resigned from the Board in 2020	163	2325
Carl Erik Hagen[1]		0	30093077
Ann-Beth Freuchen		279	0
Nils K.Selte		381	0
Kirsten Ægidius		279	0
Ingeborg Flønes[2]	Newly-elected Board member in 2020	158	3297000
Stein Erik Hagen	Observer	73	0
Board members elected by the employees			
Erik Hagen		See the Table below	1669
Konstanse M. Kjøle	Resigned as a Board member elected by the employees in 2020	See the Table below	681
Ann Therese Jacobsen		See the Table below	0
Anne Marie Flåten	Newly elected Board member elected by the employees in 2020	See the Table below	1229

1. Carl Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Carl Erik Hagen and his associate, and for which he is deputy chairman of the Board of Directors.

2. Ingeborg Flønes does not own shares on a personal basis. Declared shareholdings relate to the shareholder Hoff SA, of which Ingeborg Flønes is CEO.

Figures in NOK 1,000	Salary	Board fees including committee work	Benefits in kind	Pension costs
Board members elected by the employees				
Erik Hagen	546	173	7	26
Konstanse M.Kjøle[1]	336	85	3	17
Ann Therese Jacobsen	704	173	6	31
Anne Marie Flåten[2]	378	87	2	18

1. Konstanse M. Skistad resigned from the Board on 30 June 2020, and the benefits represent six months' membership of the Board.

2. Anne Marie Flåten joined the Board on 1 July 2020, and the benefits represent six months' membership of the Board.

Remuneration to the members of the Board of Directors in 2019:

Figures in NOK 1,000		Board fees including committee work	Number of shares at 31.12.2019
Board members elected by the shareholders			
Michael Holm Johansen	Chairman of the Board	582	156300
Hanne Refsholt	Resigned from the Board in 2019	73	0
Leena Maria Saarinen		293	1860
Trond Berger	Resigned from the Board in 2019	93	17441
Eilif Due		298	2325
Stein Erik Hagen	Resigned from the Board in 2019	107	0
Ann-Beth Freuchen		262	0
Kirsten Ægidius	Newly-elected Board member in 2019	197	0
Nils K.Selte	Newly-elected Board member in 2019	330	0
Carl Erik Hagen[1]	Newly-elected Board member in 2019	0	30093077
Board members elected by the employees			
Erik Hagen		See the Table below	1334
Konstanse M. Kjøle		See the Table below	681
Ann Therese Jacobsen		See the Table below	0

1. Carl Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Carl Erik Hagen and his associate, and for which he is deputy chairman of the Board of Directors.

Figures in NOK 1,000	Salary	Board fees includin g committee work	Benefits in kind	Pension costs
Board members elected by the employees				
Erik Hagen	506	165	7	26
Konstanse M. Kjøle	609	165	7	33
Ann Therese Jacobsen	611	165	5	29
Arne Larsen[1]	0	16	0	0

1. Arne Larsen attended two Board meetings as deputy employee representative.

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NOTE 7 SHARE-BASED REMUNERATION

Share-based incentive schemes
During the year, the Group had one share-based incentive scheme for senior executives, which is related to the Group's share value. The Group also has a share savings programme in which all employees can participate.

Option programme for senior executives
No options were redeemed in 2020. This share-based option programme was amended in connection with the merger agreement with Altia announced in Q3 2020. Provided that the merger takes place, on the achievement of the merger the option holders will receive cash settlement equivalent to the calculated fair value of the share options on the date of publication of the merger plans. The management assesses that it is highly probable that the transaction will take place, since the general meetings of both Arcus ASA and Altia Plc have approved the merger plans, by a qualified majority. As a consequence, the Group has booked the cancellation and cash settlement of the share-based option programme, to reflect the change from equity-based settlement to cash-based settlement.

The book-entry of this cancellation resulted in net costs of NOK 1.2 million in 2020 and current debt of NOK 9.2 million at the end of 2020. All of the effects of this are presented as other revenue and expenses in the income statement.

On the cancellation of the option scheme in conjunction with the publication of the merger with Altia, all outstanding options on the date of publication of the merger plan were subject to external valuation. The options were valued using the Black-Scholes model, for which the most important assumptions are the probability of achieving the KPI targets set by the Board of Directors (3 percent growth in operating revenue and 6 percent growth in EBITDA during the option period) and the listed price on the date of publication of the merger. In the cash settlement calculation, the number of options is limited pro rata to the period that has elapsed since the award, as a ratio of the total qualifying period.

Below, the conditions for the calculation of the value of the options on the date of publication of the merger for the Group Management are presented.

Basis for calculation of options:		Options allocated in 2018	Options allocated in 2019	Options allocated in 2020
All outstanding options	Number	1,062,091	2,033,802	2,508,879
Share price on the allocation date	NOK	43.70	38.80	41.00
Share price on the date of publication of the merger plans	NOK	40.40	40.40	40.40
Expected lifetime before exercise of the options	Years	4.5	4.5	4.5
Risk-free interest	%	1.2%	1.2%	1.2%
Volatility	%	20.0%	20.0%	20.0%
Expected dividend	%	0.0%	0.0%	0.0%
Pro rata adjustment	%	80.0%	47.0%	14.0%
Adjusted option value - supplementary premium	%	50.0%	50.0%	50.0%
KPI achievement	%	0.0%	50.0%	100.0%

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Summary of the value of the cash settlement:

		Number of options allocated before cancellation				
Figures in NOK 1,000	Currency	Number of options allocated 2018	Number of options allocated 2019	Number of options allocated 2020	Number of options in total before cancellation	Cash settle-ment
Kenneth Hamnes[1]	NOK	243,457	335,918	305,787	885,162	1,116
Sigmund Toth	NOK	125,103	176,799	159,774	461,676	585
Erlend Stefansson	NOK	135,053	186,395	166,028	487,476	613
Erik Bern	NOK	117,862	162,669	144,191	424,722	534
Jan-Erik Nilsen	NOK	0	0	118,340	118,340	206
Per Bjørkum[1]	NOK	100,745	139,044	123,249	363,038	0
Eirik Andersen	NOK	69,136	176,799	175,827	421,762	613
Svante Selling	NOK	117,174	157,997	156,464	431,635	547
Petra Thorén	NOK	0	0	127,201	127,201	221
Roar Ødelien	NOK	0	0	137,604	137,604	239
David Måsender	NOK	0	0	114,670	114,670	199
Total for Group Management					3,973,286	5,330
Other key persons	NOK				1,631,486	2,570
Total number of options					5,604,772	7,901

1. Kenneth Hamnes and Per Bjørkum both resigned from their positions in the Arcus Group in January 2021. Kenneth Hamnes has a severance agreement whereby he retains his right to cash settlement of cancelled options, while all other members of the Group Management are subject to the condition that they must still be employed on the date of achievement of the merger, in order to be entitled to receive cash settlement.

Overview of development in the number of allocated options:

Number of options	2020	2019
Outstanding options at the beginning of the year	3,095,893	2,417,500
Allocated options during the year	2,508,879	2,195,086
Terminated options during the year	-5,604,772	-1,516,693
Outstanding options at the end of the year	0	3,095,893

Effects of options in the accounts:

Figures in NOK 1,000	2020	2019
Earning of options	2,477	5,440
Deduction of options		-5,874
Change in provision for employer taxes		-183
Cash settlement for cancelled options		0
Employer tax on cash settlement for cancelled options		0
Total option costs		-617
Debt, options		417
Debt, cash settlement of cancelled options		0

Split costs on ordinary cost accounts and other revenue and costs	2020	2019
Earning of options included in ordinary personnel costs	2,477	5,440
Deduction of options included in ordinary personnel costs	0	-5,874
Change in provision for employer taxes included in ordinary personnel costs	316	-183
Total ordinary option costs	2,793	-617
Deduction of options included in other revenue and expenses	-7,167	0
Change in provision for employer taxes included in other revenue and costs	-733	0
Cash settlement for cancelled options	7,901	0
Employer tax on cash settlement for cancelled options	1,386	0
Total option costs included in other revenue and costs	1,387	0
Total option costs	4,180	-617

Share savings programme for all employees The Group also has a general share savings scheme for all employees, whereby all employees will annually have the opportunity to buy a limited number of shares in Arcus ASA, with a discount of 20 percent. Sale of shares to employees below market value is recognised as a personnel cost comprising the difference between the market value of the shares and the purchase price. Number of employees who have purchased shares at a discount 66 54 Number of shares purchased at a discount 34,131 31,468 Average price per share for purchase by employees at a discount (NOK) 41.68 36.70 Total cost for the Group (TNOK) 285 231 In 2020 , a total of 66 employees subscribed for a total of 34 , 131 shares . These shares were purchased for an average price of NOK 41 . 68 and sold to the employees at a discount of 20 percent . For this, costs of TNOK 285 were charged to the consolidated accounts in 2020 . 2020 2019 NOTE 8 PENSION COSTS, ASSETS AND OBLIGATIONS Defined benefit pension plan Up to 31 December 2008, Arcus ASA and its subsidiaries in Norway had a group defined benefit plan for their employees in Statens Pensjonskasse (the Norwegian Public Service Pension Fund – SPK) and Storebrand. The SPK pension plan also included a contractual early retirement plan (AFP) with financing from the commencement of employment. From 31 December 2008, the Board of Directors terminated the SPK group pension plan for the entire Group in order to switch to defined contribution plans. On the transition to the new pension plan, all those who were ill or disabled remained in the respective defined benefit plans in Statens Pensjonskasse (SPK) and Storebrand. SPK has confirmed that Arcus no longer has any legal obligations associated with the remaining pension recipients who are linked to the SPK defined benefit plans, but is only obliged to pay annual premium contributions specified by SPK, according to the same principle as for defined contribution plans. The Group therefore carries the current invoices from SPK to expenses in the same way as for the defined contribution plan. Within the pension obligation as at 31.12.2020, a provision of NOK 2.4 million is linked to five individuals in the Storebrand defined benefit plan. This is the only pension obligation secured with assets. In addition, two individuals, both of whom are no longer employed by the company, have a defined benefit plan for salaries above 12G (National Insurance base amount). This plan was settled with these two individuals in 2020, so that at the end of the year the Group no longer has any recognised obligation in this respect. Gift pension and unfunded pension arrangement On the transition to the defined contribution plan in 2009, there were individual employees who had previously been with SPK who would be disadvantaged in the event of early retirement at 65 - 67 years of age. To compensate for this, it was agreed that a gift pension would be paid to all employees who were with SPK before the transition. As at 31.12.2020, this gift pension is linked to 106 employees in the Norwegian operations, while the total obligation has been recognised at NOK 12.6 million. The Group CEO has an unfunded pension arrangement in which the pension entitlement earned is 15 percent of the salary above 12G. At the end of 2020, this obligation was recognised at NOK 1.9 million. Contractual early retirement plan pension (AFP) Most of the Group’s Norwegian employees are covered by the AFP plan. This AFP plan gives a lifelong supplement to the ordinary pension plan. Employees can choose to take out the new AFP pension as from the age of 62, also while continuing to work. This new AFP plan is a collective - agreement based defined benefit multi - enterprise pension scheme, and is financed through premiums that are set as a percentage of salary. So far, no reliable measurement and allocation of obligations and assets is available for the plan. In accounting terms, the plan is treated as a defined contribution pension plan in which premium payments are charged as current costs and no provisions are made in the financial statements. In 2019 and 2020, 79 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes the current premium payments were set at 2.50 percent of total salary payments between 1 G and 7.1 G to the company’s employees. It has been decided not to change the premium payments for 2021. There is no accumulation of funds in the plan and it is expected that the premium level will increase over the coming years. There are some seniority requirements associated with the new AFP plan with regard to accumulated length of employment in the scheme, and the limited liability company must be subject to a collective agreement. There are three limited liability companies in Norway, with a total of seven persons who were not subject to the AFP plan as at 31.12.2020. Defined contribution pension The Arcus Group’s general pension scheme for all other employees concerns defined contribution pension plans which are adapted to the regulations in the individual countries in which the Group has employees. Norway The general defined contribution pension plan has contribution rates of 5 percent of salary in the bracket from 0 to 7.1 times the National Insurance basic amount (G); and 11 percent of salary in the bracket from 7.1 to 12 times the National Insurance basic amount (G). There is also a disability scheme of 69 percent, plus 18 percent of the basic amount (G), as the benefit level, without free policy accumulation. Arcus ASA with subsidiary has group life insurance on death of up to 10G for all employees. The costs associated with the defined contribution pension plan are related to the current premium invoices from the insurance company with which Arcus has signed a defined contribution pension agreement. The current defined contribution pensions and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund’s surplus. Employees in the defined contribution plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obligation related to this was NOK 2.7 million at the end of 2020. Sweden In Sweden, the contributions are, to a great extent, individually agreed contribution rates based on individual salaries, and these can vary considerably. In 2020, the contribution rates, including insurance schemes, varied from 9 percent to 30 percent of the individual employee’s salary. The contribution rates apply as from the first krone earned. Denmark The general defined contribution pension scheme in Denmark has contribution rates varying from 8 to 12.5 percent. The contribution rates apply as from the first krone earned. Finland The general defined contribution pension scheme in Finland has contribution rates of 18.05 percent for employees aged below 53, and 16.55 percent for employees aged over 53. Germany The contribution rate in Germany is 18.6 percent of the employee’s salary, up to the maximum calculation basis of EUR 78,000. The pension contribution in Germany is divided 50/50 between employer and employee, so that the net cost for the German company is 9.3 percent. Other matters The Group applies a discount rate equivalent to the covered bond interest rate to its pension obligations. The pension assumptions made by the Group are consistent with the recommendations of the Accounting Standards Board from September 2020. Due to the lack of significance, the assumptions were not updated as of 31.12.2020. 80 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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The table presents both defined benefit and other actuarially calculated pension obligations.

Figures in NOK 1,000

Pension costs	2020	2019
Present value of pension earnings for the year	639	644
Interest cost of pension obligations	561	681
Return on pension assets	-156	-208
Administration costs	185	170
Accrued social security contributions	147	157
Net pension costs after social security contributions	1,376	1,444

Defined contribution pension plan		
Recognised contributions excluding social security contributions	31,109	30,520

Net pension obligations		
Estimated accrued obligations, funded pension plans	11,601	10,912
Estimated value of pension assets	-9,149	-8,498
Net estimated funded pension obligations (+)/assets (-)	2,452	2,414
Estimated accrued obligations, non-funded pension plans	17,216	21,310
Net pension obligations recognised in the statement of financial position	19,668	23,724

Changes in obligations:		
Net pension obligations 01.01	23,724	21,077
Pension costs, continued operations	1,376	1,444
Paid out via operations	-5,474	-277
Premium payments including SSC	-376	-509
Estimate deviations recognised directly in equity (IAS19R)	418	1,989
Net pension obligations 31.12.	19,668	23,724

Summary of pension assets:		
Shares and other equity instruments	9,149	8,498
Total pension assets 31.12.	9,149	8,498

Figures in NOK 1,000

Financial assumptions:	2020	2019
Discount rate	1.50%	1.80%
Expected salary adjustment	2.00%	2.25%
Expected pension increase	1.00%	1.25%
Expected adjustment of the National Insurance basic amount (G)	1.75%	2.00%
Expected return on pension assets	2.40%	1.80%

Actuarial and demographic assumptions		
Withdrawal rate at 62 years	50%	50%
Withdrawal rate at 67 years	50%	50%
Mortality	K2013	K2013
Disability	K1963	K1963
Voluntary retirement (under 50 years)	5%	5%
Voluntary retirement (over 50 years)	0%	0%

The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors.

The Group's pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes.

Sensitivity analysis of net pension obligations:
The table below shows the effects of changes in pension obligations, deferred tax assets and equity in the event of a change in the most important economic assumptions by one percentage point up or down. The calculations are otherwise carried out in the same way as the actuarial calculations and are based on all other economic and demographic assumptions remaining unchanged.

Sensitivity 2020	Discount rate		Salary growth		Adjustment of NI basic amount (G)	
Change in percentage points	1%	-1%	1%	-1%	1%	-1%
Change in pension obligations	-1,072	1,178	607	-575	542	-1,907
Change in deferred tax assets	236	-259	-134	126	-119	419
Change in equity	836	-919	-473	448	-423	1,487
Percentage change in obligations	-5.4%	6.0%	3.1%	-2.9%	2.8%	-9.7%

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Sensitivity 2019	Discount rate		Salary growth		Adjustment of NI basic amount (G)	
Change in percentage points	1%	-1%	1%	-1%	1%	-1%
Change in pension obligations	1,544	-1,844	627	-591	650	-590
Change in deferred tax assets	-340	406	-138	130	-143	130
Change in equity	-1,204	1,438	-489	461	-507	460
Percentage change in obligations	7.8%	-9.4%	3.2%	-3.0%	3.3%	-3.0%

Summary of cash flows related to pension plans

Figures in NOK 1,000	2020	2019
Premium payments, Storebrand defined benefit plan recognised in the statement of financial position	376	495
Premium payments, SPK defined benefit plan not recognised in the statement of financial position	68	85
Payments from operations, gift pension at 65-67 years of age recognised in the statement of financial position	397	278
Payments from operations, old defined benefit plans for salaries exceeding 12G	5,077	0
Premium payments, AFP scheme	4,550	4,268
Premium payments, defined contribution pension plan	31,236	29,878
Total	41,704	35,004

All figures include social security costs

Premium payments associated with ordinary defined contribution pension schemes are the largest disbursement items associated with pensions. The basis for the premium payments to the defined contribution plan is calculated according to the actual salaries and will reflect the salary development within the company.

Premium payments to the new AFP plan are also calculated on the basis of actual salaries, in addition to how the premium rate is expected to increase in the years ahead. The premium rate was 2.50 percent in 2019 and 2020 and this will remain unchanged in 2021.

NOTE 9 FINANCIAL INCOME AND COSTS

Figures in NOK 1,000	2020	2019
Financial income		
External interest income	13,599	22,498
Total interest income	13,599	22,498
Value adjustment of liabilities at fair value	0	3,364
Agio gains	101,076	26,656
Other financial income	96	18
Total other financial income	101,172	30,038
Total financial income	114,771	52,536
Financial costs		
Interest costs to financial institutions	-32,210	-47,460
Interest costs for rights of use related to lease agreements	-48,392	-49,854
Interest costs for liabilities at fair value in the statement of financial position	-120	-196
Amortisation of front-end fee related to credit facilities at SEB	-1,912	-1,618
Total interest costs	-82,634	-99,128
Value adjustment of minority options at fair value	-8,636	0
Value adjustment of foreign exchange forward contracts at fair value	-355	-1,049
Agio loss	-64,691	-29,674
Other financial costs	-5,961	-7,970
Total other financial costs	-79,643	-38,693
Total financial costs	-162,277	-137,821
Net financial profit/loss	-47,506	-85,285

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NOTE 10 TAX

Tax for the year is calculated as follows:

Figures in NOK 1,000	2020	2019
Tax payable	-36,216	-23,871
Change in deferred tax	-39,684	-15,310
Insufficient provision in previous years	1,487	-1
Tax	-74,413	-39,182

Tax breakdown by country	2020	2019
Tax - Norway	-38,449	-13,637
Tax - Sweden	-23,744	-16,138
Tax - Denmark	-9,128	-6,914
Tax - Finland	-2,856	-2,207
Tax - Germany	-236	-286
Total tax	-74,413	-39,182

Reconciliation from nominal to actual tax rates:	2020	2019
Profit before tax	274,306	172,469
Expected income tax at the nominal tax rate in Norway	-60,347	-37,943
Tax effect of the following items:		
Non-deductible costs	-16,410	-2,624
Non-taxable revenue	3	791
Insufficient provision in previous years	1,487	1
Change in non-capitalised tax assets	-498	-492
Differences in tax rates	880	-74
Profit share, associated companies	639	892
Other	-167	267
Tax	-74,413	-39,182
Effective tax rate	27%	23%

Tax on items in OCI

Tax on items in OCI is entirely due to changes in deferred tax associated with pension obligations in Norway.

Tax payable by country in the statement of financial position	2020	2019
Prepaid tax payable		
Prepaid in Sweden	1,278	15,487
Prepaid in Finland	0	119
Prepaid in Germany	74	800
Total prepaid tax[1], see also Note 14	1,352	16,406
Tax payable		
Tax payable in Norway	0	0
Tax payable in Denmark	6,041	5,002
Tax payable in Finland	820	0
Total tax payable[1]	6,861	5,002

Tax paid during the period, per country	2020	2019
Tax paid to Norway	992	-1,472
Tax paid to Sweden	-4,980	-21,050
Tax paid to Denmark	-10,024	-9,442
Tax paid to Finland	-1,198	-2,490
Tax paid to Germany	547	-474
Total tax paid	-14,663	-34,928

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Specification of tax effect of temporary differences and deficit carried forward:

	2020		2019	
	Asset	Liability	Asset	Liability
Tangible fixed assets	732	229	-2,621	290
Intangible fixed assets	-50,753	-108,398	-52,080	-101,565
Financial assets	-239	0	-236	0
Inventories	-8,214	0	-8,972	0
Trade receivables	1,415	0	1,320	0
Pension obligations	4,326	0	5,187	0
Provisions	8,058	0	2,029	0
Temporary tax fund	-424	-4,544	-528	15
Deficit and interest rate limitations carried forward	94,088	0	142,001	0
Total deferred tax, gross	48,989	-112,713	86,100	-101,260
Unrecognised deferred tax assets	0	0	0	0
Net deferred tax in the statement of financial position	48,989	-112,713	86,100	-101,260

At the end of the year, the Group had NOK 94.1 million in capitalised deferred tax assets associated with the deficit carried forward for the Norwegian activities. Based on an assessment and analysis of the Group's earnings in Norway historically, and the future prognosis, it is assessed that the deficit carried forward can be utilised in full, and the related deferred tax asset has therefore been entered.

Deferred tax positions are calculated on the basis of local tax rates in the respective countries on the reporting date. At the end of 2020, the rates were 22 percent in Norway, 21.4 percent in Sweden, 22 percent in Denmark and 20 percent in Finland, which are unchanged from the previous year.

At the end of 2020, deferred tax assets were associated with net negative temporary differences for the tax regime in Norway, while deferred tax liabilities were associated with net positive temporary differences for the tax regimes in Sweden and Denmark. At the end of 2019, deferred tax assets were associated with net negative temporary differences for the tax regimes in Norway and Sweden, while deferred tax liabilities were associated with net positive temporary differences for the tax regime in Denmark. There are no temporary differences related to the tax regime in Finland.

NOTE 11 TANGIBLE FIXED ASSETS Figures in NOK 1,000 Machinery and equipmen t Means of t r ansport Fixtures and fittings, tools, office equipment etc. Assets under construction Total tangible assets Acquisition cost at 01.01.19 568,190 0 84,896 4,914 658,000 Addition of tangible fixed assets 4,823 0 1,338 12,562 18,723 Transferred from assets under construction 3,217 0 235 - 3,797 - 345 Reclassifications 1 - 273,398 0 0 0 - 273,398 Disposal at cost price - 161 0 - 12,935 - 37 - 13,133 Translation differences - 381 0 - 247 0 - 628 Acquisition cost at 01.01.2020 302,290 0 73,287 13,642 389,219 Addition of tangible fixed assets 3,549 265 2,396 22,033 28,243 Transferred from assets under construction 63 0 996 - 1,806 - 747 Reclassifications - 4,677 33,222 - 28,545 0 0 Disposal at cost price 0 - 8,527 0 0 - 8,527 Translation differences 363 0 1,014 - 5 1,372 Acquisition cost 31.12.2020 301,588 24,960 49,148 33,864 409,560 Accumulated depreciation 01.01.2019 - 274,917 0 - 67,244 0 - 342,161 Ordinary depreciation - 14,932 0 - 3,814 0 - 18,746 Disposal, accumulated depreciation 120 0 12,878 0 12,998 Reclassifications 1 110,134 0 0 0 110,134 Translation differences 309 0 220 0 529 Accumulated depreciation 01.01.2020 - 179,286 0 - 57,960 0 - 237,246 Ordinary depreciation - 14,929 - 783 - 3,418 0 - 19,130 Disposal, accumulated depreciation 0 8,527 0 0 8,527 Reclassifications 3,644 - 29,117 25,473 0 0 Translation differences - 280 0 - 843 0 - 1,123 Accumulated depreciation 31.12.20 - 190,851 - 21,373 - 36,748 0 - 248,972 Book value as at 31.12.2020 110,737 3,587 12,400 33,864 160,588 Book value of capitalised interest costs 0 0 0 0 0 1. Significant reclassifications in 2019 comprise the capitalised value of rights of use related to financial lease agreements. As a consequence of the introduction of IFRS 16, as from 01.01.2019 these are classified as rights of use. See also Note 13 concerning lease agreements. 85 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Both the parent company and the Group use straight-line depreciation for all tangible fixed assets. The economic life of fixed assets is estimated as follows:

* Machinery and equipment, vehicles	3-20 years
* Fixtures and fittings, tools, office equipment etc.	4-10 years

No indications of impairment or a need to adjust the useful lives of assets were identified during the period.

NOTE 12 INTANGIBLE ASSETS

	Intangible assets			
Figures in NOK 1,000	Goodwill	Brands	Software	Total
Acquisition cost 01.01.19	1,064,830	876,237	132,993	2,074,060
Addition of intangible assets	0	250	1,246	1,496
Transferred from assets under construction	0	0	345	345
Acquisition of business	11,777	49,739	0	61,516
Translation differences	-5,722	-3,301	-170	-9,193
Acquisition cost 01.01.20	1,070,885	922,925	134,414	2,128,224
Addition of intangible assets	0	0	3,212	3,212
Transferred from assets under construction	0	0	747	747
Translation differences	40,048	31,459	640	72,147
Acquisition cost 31.12.2020	1,110,933	954,384	139,013	2,204,330
Accumulated depreciation and write-downs, 01.01.19	-22,700	-61,228	-106,241	-190,169
Ordinary depreciation	0	0	-7,168	-7,168
Amortisation	0	-7,746	0	-7,746
Accumulated depreciation on acquisition of business	0	-27	0	-27
Translation differences	0	41	28	69
Accumulated depreciation and impairments, 01.01.20	-22,700	-68,960	-113,381	-205,041
Ordinary depreciation	0	0	-5,902	-5,902
Amortisation	0	-8,353	0	-8,353
Translation differences	0	-195	-302	-497
Accumulated depreciation and impairments, 31.12.2020	-22,700	-77,508	-119,585	-219,793
Book value 31.12.20	1,088,233	876,876	19,428	1,984,537
Of which capitalised value of assets with indefinite useful lives	1,088,233	816,745	0	1,904,978
Economic life of intangible assets with definite useful lives		10-20 years	3-10 years	
Depreciation plan		Straight line	Straight line

Impairment testing Goodwill is allocated to the Group’s cash - generating units and is tested for impairment annually, or more often if there are indicators that the values may have been subject to impairment. Testing for impairment involves determining the value in use of the cash - generating unit. The value in use is determined by discounting expected cash flows, based on the cash - generating unit’s Board - approved business plans. The cash - generating unit is the lowest level at which it is possible to follow up operations comprising the relevant goodwill. At the end of 2020, cash - generating units related to impairment testing of goodwill are defined at business area level. Equivalent impairment tests are made for brands. The cash - generating unit for impairment testing of brands is the brand itself. A significant proportion of the Group’s brands are assessed not to have a definite useful lives. These are not amortised on an ongoing basis, but are solely subject to annual impairment testing. On initial recognition of brands, it is assessed whether the brand is expected to have definite useful lives or not. In this assessment, the Group gives particular weight to the Group’s expected use of the brand, the customary life cycles for brands of this type, the stability of the sector and the business, and the probability that the Group will succeed in maintaining the brand’s financial lifetime, given the Group’s ability to maintain value. The Group also devotes resources to legal control of brands in large and important markets. At the end of 2020, all of the Group’s brands with indefinite useful lives were related to the Spirits business. The Spirits business has been a stable sector for many years, and most of the brands within the Group’s spirits business are brands that have existed for several decades, and some have existed for several hundred years. If impairment tests show declining curves over time, the brand may be written down to estimated value in use, and a new assessment of the brand’s estimated useful life is performed. If it is estimated, after a new assessment, that the useful life is no longer indefinite, the brand is redefined to have a definite useful life, whereby a linear depreciation term is determined for the remaining book value. The discount rate used for both brands and goodwill is 8.8 percent before tax, and reflects the estimated risk and capital costs of the Group, based on a capital structure considered to be representative for the business in which the Arcus Group is engaged. Recoverable amount (value in use) on impairment testing of goodwill The recoverable amount of the cash - generating units is calculated on the basis of the present value estimate of the expected cash flows before tax. The cash flows used as the basis for the impairment test are based on assumptions concerning future sales volume, sales prices, purchase prices for input factors, salary development and other direct costs set out in Board - approved budgets and long - term plans. The terminal value is based on the cash flow in the last forecast year (2024). The terminal value is based on an assumption of inflation growth of 2 percent, and also reinvestments equivalent to the expected depreciation of the entities’ fixed assets. In 2020, the Group performed impairment tests whereby recoverable amounts on impairment testing of goodwill are based on the 2021 budget, and with real growth up to 2024 in both revenue and EBITDA equivalent to other long - term plans. The impairment tests have not entailed impairment, and downward adjustment of the estimated cash flows by 20 percent, or an increase in the discount rate by 2 percent, would not have entailed impairment either. 87 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Recoverable amount (value in use) on impairment testing of brands
The recoverable amount for the brands is calculated on the basis of a "relief from royalty" method before taxes, whereby the brand's annual royalty is estimated as future revenue for the brand multiplied by a long-term expected profit level for the relevant brands. Future revenue is based on the budget for 2021, with real growth up to 2024 equivalent to other long-term plans. The terminal value is based on an assumption of inflation growth of 2 percent. Cash flow estimates used are discounted using a discount rate.

Downward adjustment of the estimated cash flows by 20 percent, or an increase in the discount rate by 2 percent, would not have entailed impairment for any of the brands. The table below shows the Group's intangible assets with indefinite useful lives (goodwill and brands) by category of cash-generating unit.

31.12.2020

Figures in NOK 1,000	Category	Currency	Segment	Goodwill	Brands	Total
Category of cash-generating unit						
Norwegian aquavits	Aquavit	DKK	Spirits	0	119,844	119,844
Danish aquavits	Aquavit	NOK	Spirits	0	310,596	310,596
Other aquavits	Aquavit	NOK, DKK, SEK	Spirits	0	12,438	12,438
Danish bitters	Bitter dram	NOK	Spirits	0	172,240	172,240
Norwegian cognac	Cognac	NOK	Spirits	0	9,845	9,845
Norwegian vodka	Vodka	NOK	Spirits	0	34,297	34,297
International vodka	Vodka	NOK	Spirits	0	66,271	66,271
Own brands, Wine	Own wines	NOK	Wine	0	1,369	1,369
Agency wine	Agency wine	NOK	Wine	0	47,215	47,215
Other brands	Other	NOK, DKK	Spirits	0	102,762	102,762
Segment Spirits		DKK	Spirits	452,624	0	452,624
Segment Spirits		NOK	Spirits	381,346	0	381,346
Wine Sweden - agency wine[1]		SEK	Wine	99,849	0	99,849
Wine Finland - agency wine[1]		EUR	Wine	27,419	0	27,419
Wine Norway - agency wine[1]		NOK	Wine	57,609	0	57,609
Wine Norway - own brands, wine		NOK	Wine	69,386	0	69,386
Total				1,088,233	876,876	1,965,109

1. In 2020, the Group reorganised the Swedish wine business, which entailed a clearer distinction between own brands and agency business As a consequence, goodwill has been distributed solely on the cash-generating unit related to agency activities. The distribution was made on the basis of an assessment of which business the goodwill arose from in the first place, in accordance with IAS 36.

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31.12.2019

Figures in NOK 1,000	Category	Currency	Segment	Goodwill	Brands	Total
Category of cash-generating unit						
Norwegian aquavits	Aquavit	DKK	Spirits	0	119,844	119,844
Danish aquavits	Aquavit	NOK	Spirits	0	291,016	291,016
Other aquavits	Aquavit	NOK, DKK, SEK	Spirits	0	12,223	12,223
Danish bitters	Bitter dram	NOK	Spirits	0	161,382	161,382
Norwegian cognac	Cognac	NOK	Spirits	0	12,425	12,425
Norwegian vodka	Vodka	NOK	Spirits	0	34,297	34,297
International vodka	Vodka	NOK	Spirits	0	66,740	66,740
Own brands, Wine	Own wines	NOK	Wine	0	2,651	2,651
Agency wine	Agency wine	NOK	Wine	0	49,711	49,711
Other brands	Other	NOK, DKK	Spirits	0	103,676	103,676
Segment Spirits		DKK	Spirits	425,026	0	425,026
Segment Spirits		NOK	Spirits	380,410	0	380,410
Wine Sweden - agency wine[1]		SEK	Wine	90,803	0	90,803
Wine Finland - agency wine[1]		EUR	Wine	24,951	0	24,951
Wine Norway - agency wine		NOK	Wine	57,609	0	57,609
Wine Norway - own brands, wine		NOK	Wine	69,386	0	69,386
Total				1,048,185	853,965	1,902,150

1. In 2019, the Group reorganised the Swedish/Finnish wine activity, which has entailed a clearer distinction between the Swedish and Finnish wine activities. As a consequence, goodwill was distributed on these two cash-generating entities. The distribution was made on the basis of an assessment of which business the goodwill arose from in the first place, in accordance with IAS 36.

The various categories of cash-generating unit listed below include the following known brands:

Category of cash-generating unit	Brands
Norwegian aquavits	Lysholm Linie, Løiten Linie, Gammel Opland and Gilde, and other Norwegian aquavits
Danish aquavits	Aalborg
Other aquavits	Malteserkreutz and Snälleröds
Danish bitters	Gammel Dansk
Norwegian cognac	Braastad cognac
Norwegian vodka	Vikingfjord, Amundsen and Brennevin Seksti
International vodka	Vanlig, Dworek, Hammer, Kalinka and Dobra
Own brands, Wine	Wongraven
Agency wine	Doppio Passo and Pietro de Campo Hot n'Sweet, Dooley's, Eau de Vie, Golden Cock, St.
Other brands	Halvard, Upper Ten, Dry Anis and Star Gin

NOTE 13 LEASE AGREEMENTS AND OBLIGATIONS On the calculation of lease value and debt related to lease agreements, the Group uses the opportunities for simplification described in the standard, which means that: • Current lease agreements expected to be for shorter terms than 12 months are not included in the calculation basis. • Lease agreements for which the underlying asset is of low value are not included in the calculation basis. • Any service elements in the lease charge are not separated from the annual lease charge in the calculation basis. Since the Group’s subsidiaries adhere to local GAAP and not IFRS in their corporate accounts, the Group continues to make a distinction between operational and financial lease agreements in its segment reporting, see Note 2 for further information. • Financial lease agreements were, prior to the introduction of IFRS 16, already booked as part of the Group’s statement of financial position. These are still booked as part of the subsidiaries’ statements of financial position, with related rights of use and lease obligations. The introduction of IFRS has not entailed any changes for these agreements. The agreements’ effect on earnings is booked as depreciation and interest costs in the segments’ income statements and in the Group’s consolidated income statement. • Operational lease agreements are not booked in the subsidiaries’ statements of financial position. These agreements’ effect on earnings is presented as other operating expenses in the segment reporting, but as depreciation and interest costs in the Group’s consolidated reporting. • For these lease agreements, the effects on the statement of financial position are estimated on the basis of the remaining lease payments, whereby the discount rate is equivalent to the Group’s marginal borrowing rate. • The period of the lease is set as the period specified in the lease agreement. If the lease agreement includes options for renewal, the probability of the Group using the option is assessed. In cases where it is reasonably certain that the option will be exercised, the fixed period of the lease also includes the renewal period based on the option. 90 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Figures in NOK 1,000 Land, buildings and other real estate Machinery and equipmen t V ehicles Fixtures and fittings, and office equipment Total rights of use Acquisition cost at 01.01.19 0 0 0 0 0 Recognition of rights of use, 01.01.2019 1,155,340 0 6,306 2,008 1,163,654 Addition of rights of use 0 11,446 10,822 0 22,268 Value adjustment of rights of use 1 15,898 8 - 587 430 15,749 Reclassifications 2 0 273,398 0 0 273,398 Disposal at cost price - 134 0 - 1,260 - 70 - 1,464 Translation differences 239 0 36 7 282 Acquisition cost at 01.01.2020 1,171,343 284,852 15,317 2,375 1,473,887 Addition of rights of use 269 0 11,203 1,241 12,713 Value adjustment of rights of use 1 23,995 0 2,266 - 58 26,203 Reclassifications 0 - 14,163 14,163 0 0 Disposal at cost price - 505 0 - 2,814 - 798 - 4,117 Translation differences 3,492 0 468 58 4,018 Acquisition cost 31.12.2020 1,198,594 270,689 40,603 2,818 1,512,704 Rights of use Accumulated depreciation 01.01.19 0 0 0 0 0 Ordinary depreciation - 64,199 - 17,258 - 3,614 - 842 - 85,913 Disposal, accumulated depreciation 134 0 1,260 70 1,464 Reclassifications 2 0 - 110,134 0 0 - 110,134 Translation differences - 33 0 - 8 - 1 - 42 Accumulated depreciation 01.01.2020 - 64,098 - 127,392 - 2,362 - 773 - 194,625 Ordinary depreciation - 66,649 - 17,117 - 5,717 - 799 - 90,282 Disposal, accumulated depreciation 505 0 2,814 798 4,117 Reclassifications 0 1,617 - 1,617 0 0 Translation differences - 450 0 - 137 - 3 - 590 Accumulated depreciation 31.12.20 - 130,692 - 142,892 - 7,019 - 777 - 281,380 Book value as at 31.12.20 1,067,902 127,797 33,584 2,041 1,231,324 Book v alue of capitalised interest costs 0 2,255 0 0 2,255 1. Value adjustment of rights of use is related to changes in existing lease agreements where the current value of the lease obligation has changed as a consequence of either KPI adjustments of the lease basis and/or a change in interest rate. 2. Significant reclassifications in 2019 consist of the recognised value of rights of use related to financial lease agreements. These were classified as ordinary operating equipment in 2018, but as a consequence of the introduction of IFRS 16, these are classified as rights of use as from 01.01.2019. See also Note 11 concerning fixed assets. 91 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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The Group applies straight-line depreciation to all rights of use assets.
Rights of use are written off over the agreed lease period for the rights of use.

* Machinery and equipment, vehicles	7-15 years
* Fixtures and fittings, and office equipment	1-3 years
* Land, buildings and other real estate	1-32 years

No indications of impairment or a need to adjust the useful lives of assets were identified during the period.

Specification of capitalised lease obligations

Figures in NOK 1,000	Financial lease obligations	Operational lease obligations	Total lease obligations 2020	Total lease obligations 2019
Lease obligations, 01.01	162,758	1,142,457	1,305,215	169,457
Calculated lease obligations, 1.1.2019, cf. the introduction of IFRS 16	0	0	0	1,163,654
New lease obligations during the year	7,199	5,514	12,713	22,268
Change in value of lease obligations during the year	-51	26,193	26,142	15,749
Lease payments during the period	-24,593	-95,224	-119,817	-116,016
Accrued interest during the period	4,271	44,121	48,392	49,854
Translation differences	0	3,544	3,544	249
Lease obligations, 31.12	149,584	1,126,605	1,276,189	1,305,215
Of which current lease obligations	21,768	53,964	75,732	18,063
Of which non-current lease obligations	127,816	1,072,641	1,200,457	151,394

Analysis of the due dates of nominal lease obligations

31.12.2020

Figures in nominal NOK 1,000	Due date within 1 year	Due date 2-5 years	Due date after more than 5 years	Total
Financial	24,421	97,188	37,464	159,073
Operational	97,255	371,880	1,076,777	1,545,912
Maturity analysis at 31.12.2020	121,676	469,068	1,114,241	1,704,985

31.12.2019

Figures in nominal NOK 1,000	Due date within 1 year	Due date 2-5 years	Due date after more than 5 years	Total
Financial	107,930	55,651	5,013	168,594
Operational	94,549	363,682	1,138,320	1,596,551
Maturity analysis at 31.12.2019	202,479	419,333	1,143,333	1,765,145

Operational lease agreements
Operational lease agreements include the agreement concluded with Gjelleråsen Eiendom AS on the lease of production, distribution and administration buildings at Gjelleråsen for a term of 25 years as from 1 January 2012. The annual rent under this agreement is TNOK 85,575 as from 2020. Other obligations include lease agreements for office premises in Stockholm, Copenhagen, Helsinki and Berlin, lease of company cars for individual employees, lease of a pallet-truck park, and lease of various office machines. As a general rule, the lease term is set as the length of the lease contract. Most of the lease contracts related to production and office premises also include renewal options. In cases where the agreement includes such options, the probability that the option will be used is assessed, and in cases where it is reasonably certain that the renewal option will be used, the fixed lease term will also include the contract renewal term.

Total lease obligations are calculated by discounting the nominal lease amount for these agreements by the Group's marginal borrowing rate.

Financial lease agreements
On the relocation to Gjelleråsen in 2012, agreements were entered into for the lease of new machines and equipment for the production and distribution activities at Gjelleråsen. The contract partner for these agreements is Nordea Finans, and the agreements are subject to variable interest rates. Even though, in principle, the lease agreements were entered into with a 15-year repayment and interest profile (annuity), the actual terms of the agreements are for a shorter period of time, with the option of renewal. In 2020, the Group and Nordea signed an addendum to the agreement with Nordea whereby the renewal options are exercised, so that at the end of the year the formally agreed repayment term is also in line with the plan as it has appeared from the commencement of the agreement. The agreement runs until 2027.
Arcus-Gruppen AS has pledged a 100 percent surety guarantee for all liabilities that the subsidiaries have undertaken or may undertake in connection with the signed lease agreements. See also Note 24 concerning pledges and guarantees.

Other financial leases are agreements for the lease of lorries in the logistics business. The contract partners for these agreements are Volvo Finans and Nordea Finans. These agreements have durations of 7-10 years, and run at variable interest rates.

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Overview of total effect on earnings related to lease agreements

Figures in NOK 1,000	2020	2019
Depreciation of lease rights	-90,282	-85,913
Interest costs related to lease rights	-48,392	-49,854
Costs related to lease agreements where the underlying asset is of low value	-1,755	-987
Total effects in the income statement	-140,429	-136,754

Overview of total cash flow related to lease agreements

Figures in NOK 1,000	2020	2019
Interest related to lease agreements	-48,392	-49,854
Repayments related to lease agreements	-71,425	-66,162
Costs related to lease agreements where the underlying asset is of low value	-1,755	-987
Total cash flows from lease agreements	-121,572	-117,003

Overview of revenue from sub-letting of rights of use

Figures in NOK 1,000	2020	2019
Sub-let premises at Gjelleråsen, Norway	2,074	2,014
Total revenue from sub-letting of rights of use	2,074	2,014

The Group sub-lets limited elements of surplus premises in the facility at Gjelleråsen. The sub-letting is very limited and the Group considers itself to be the operational letting party for these agreements.

NOTE 14 OTHER RECEIVABLES

Figures in NOK 1,000	Note	2020	2019
Non-current receivables			
Non-current loans to associated companies		506	506
Total other non-current receivables		506	506

The Group has no receivables with a term of more than five years.

Figures in NOK 1,000	Note	2020	2019
Current receivables			
Prepaid costs*	1,4	18,235	26,342
Prepaid tax	10	1,352	16,406
Other current financial receivables[1]*	1,4	11,649	8,062
Total other current receivables		31,236	50,810

Figures in NOK 1,000	Note	2020	2019
Prepayments to suppliers			
Nominal prepayments to suppliers		67,952	67,772
Provision for losses		-5,523	-4,620
Total prepayments to suppliers*	1,4	62,429	63,152

Through its logistics business, Vectura purchases goods on behalf of agents and importers. Depending on the type of agreement entered into by the agent or importer, there will be instances where Vectura buys in goods on behalf of the agent or importer and where the agent or importer bears most of the risk associated with this inventory. This type of financing of inventory for individual partners is stated at nominal value less provision for expected losses, and is presented as prepayments to suppliers.

1. Current financial receivables to customers and employees
* Items included in changes in working capital in Note 4.

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NOTE 15 INVENTORIES

Figures in NOK 1,000	2020	2019
Raw materials	42,932	32,117
Goods in transit[1]	5,404	14,951
Goods in progress	109,803	107,163
Finished goods/goods for resale	415,237	351,860
Provision for obsolescence	-13,638	-19,479
Total inventories	559,738	486,612

1. Goods in transit comprise goods that have not yet been received, but for which the Group has taken over the material risk for the goods in transit.

Cost of inventories in the statement of income comprises purchase costs for finished goods/goods for resale and production value at cost price for goods produced in-house. The total cost of inventories was NOK 1,816 million in 2020 (2019: NOK 1,601 million).

See also Note 24 for details of pledges and guarantees.

NOTE 16 CURRENT LIABILITIES

Figures in NOK 1,000	2020	2019
Unpaid public duties		
Special duties, alcohol	757,081	581,673
Value added tax	455,521	354,509
Other public duties	42,701	23,515
Total unpaid public duties*	1,255,303	959,697

Figures in NOK 1,000	2020	2019
Other current liabilities		
Current non-interest-bearing debt*	15,305	19,579
Fair value, foreign exchange forward contracts	780	425
Provision for social security costs related to share-based remuneration	0	0
Provision for liabilities*, see Note 20	4,088	6,121
Other accrued costs*	236,709	162,516
Total other current liabilities	256,882	188,641

* Items included in changes in working capital in Note 4.

NOTE 17 CASH AND CASH EQUIVALENTS

Figures in NOK 1,000	2020	2019
Cash and cash equivalents in the Group's cash pool system	268,896	64,182
Other bank deposits	212,738	140,837
Cash holdings	4	10
Total cash and cash equivalents	481,638	205,029
Available drawing rights	805,731	605,183
Utilised drawing rights	-173	0
Available liquidity	1,287,196	810,212

Figures in NOK 1,000	2020	2019
Restricted bank deposits		
Restricted bank deposits	794	571
Total restricted bank deposits	794	571

The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes all subsidiaries, with the exception of the companies included in the wine business in Sweden and Finland. At the end of 2020, this Group cash pool system was managed by the parent company, Arcus ASA.

In connection with the outbreak of Covid-19, the joint overdraft limit was increased to TNOK 200,000, to ensure liquidity in uncertain times. At the end of 2020, the total overdraft limit in the Group cash pool system amounted to TNOK 800,000. At the end of 2020, the Group has a deposit of TNOK 268,896, while at the end of 2019 the deposit was TNOK 64,182. The parent company, Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme.

In addition, some individual subsidiaries in the subsidiary group, Vingruppen i Norden AB, have separate overdraft arrangements in Sweden, with a maximum credit facility of TNOK 5,731 at the end of 2020.
An amount of TNOK 173 had been drawn on the Swedish credit facility at the end of 2020.

The Group's exposure to interest-rate risk is stated in Note 1.

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Summary of bank guarantees as at 31 December:

Figures in NOK 1,000	2020	2019
Bank guarantees for tax deduction funds	28,050	28,050
Bank guarantees for customs and duty credit facilities	31,264	29,094
Other bank guarantees	15,758	73
Total bank guarantees	75,072	57,217

NOTE 18 LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Options for the purchase of non-controlling interests:
Within the Group's wine business, the general managers of several subsidiaries have non-controlling interests. Most of the general managers have put options linked to their interests, and these options can be exercised on a future date. The Group does not have control of these shares at the end of the period, nor does it have control of the possible exercising of the put options. The value of the put options is therefore recognised as liabilities at fair value at the end of the year.

The liabilities related to options for the purchase of non-controlling interests are estimated on the basis of pricing mechanisms applied in the shareholder agreements, discounted to the close of the financial year. The most important parameters in the pricing mechanisms were the development in the share values, measured as EBIT (operating profit) up to the estimated due date, multiplied by a fixed, market-based multiple. As the basis for EBIT, the underlying companies' budgets and long-term plans up until the expected due date are used. The discount rate used is NIBOR or STIBOR, with duration matched to the expected due date.

Reconciliation of earmarked liabilities, measured at fair value through profit or loss:

Figures in 1,000 (stated currency)	Minority options	Liability at fair value through profit or loss
Book value of liability at 31.12.2018	74,218	74,218
Changes in value during the period 2019	-3,364	-3,364
Interest during the period 2019	196	196
Translation differences 2019	-1,707	-1,707
Book value of liability 31.12.2019	69,343	69,343
Fair value on initial recognition 2020	1,631	1,631
Paid during the period 2020	-8,490	-8,490
Value adjustments during the period 2020	8,636	8,636
Interest during the period 2020	120	120
Translation differences 2020	5,967	5,967
Book value of liability 31.12.2020	77,207	77,207
Of which due within 12 months, presented as current liabilities	70,720	70,720
Of which due after 12 months or later, presented as non-current liabilities	6,487	6,487

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NOTE 19 INTEREST-BEARING DEBT

Figures in 1,000	Type of financing	Currency	Interest-rate profile	Loan amount in foreign currency 31.12.2020	Loan amount in NOK 31.12.2020	Loan amount in NOK 31.12.2019
SEB	Mortgage loan	SEK	Variable	750,000	781,425	706,950
Several	Lease obligations	NOK	Variable	1,223,334	1,223,334	1,257,547
Several	Lease obligations	DKK	Variable	26,223	37,022	29,014
Several	Lease obligations	SEK	Variable	11,221	11,691	12,864
Several	Lease obligations	EUR	Variable	394	4,140	5,790
Total interest-bearing debt					2,057,612	2,012,165
Capitalised front-end fees					-3,799	-3,121
Book value of interest-bearing debt					2,053,813	2,009,044

Term structure
31.12.2020

Figures in 1,000	Type of financing	Currency	Maturity 2021	Maturity 2022-2025	Maturity 2026 or later	Total
SEB	Mortgage loan	SEK	0	781,425	0	781,425
Several	Lease obligations	NOK	69,359	298,003	855,972	1,223,334
Several	Lease obligations	DKK	292	3,304	33,426	37,022
Several	Lease obligations	SEK	3,770	7,921	0	11,691
Several	Lease obligations	EUR	2,311	1,829	0	4,140
Total interest-bearing debt			75,732	1,092,482	889,398	2,057,612

31.12.2019

Figures in 1,000	Type of financing	Currency	Maturity 2020	Maturity 2021-2024	Maturity 2025 or later	Total
SEB	Mortgage loan	SEK	0	706,950	0	706,950
Several	Lease obligations	NOK	148,115	247,607	861,825	1,257,547
Several	Lease obligations	DKK	458	2,694	25,862	29,014
Several	Lease obligations	SEK	3,265	9,599	0	12,864
Several	Lease obligations	EUR	2,361	3,429	0	5,790
Total interest-bearing debt			154,199	970,279	887,687	2,012,165

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Reconciliation of interest-bearing debt, 31.12.2020

Figures in NOK 1,000	Book value 31.12.2019	Cash flow 2020		Without cash flow 2020						Book value 31.12.2020
		Paid-in new debt	Paid-out interest and instalments	Additions debt	Accrued interest	Value adjustmen t	Amortisation of front-end fee	Re-classification	Translation differences	
Non-current debt										
Mortgage loan	703,829	0	-2,522	0	0	0	1,996	0	74,321	777,624
Lease obligations	1,151,016	0	0	12,712	0	26,142	0	7,042	3,545	1,200,457
Total non-current interest-bearing debt	1,854,845	0	-2,522	12,712	0	26,142	1,996	7,042	77,866	1,978,081
Current debt										
Mortgage loan	0	0	-12,109	0	12,109		0	0	0	0
Lease obligations	154,199	0	-119,817	0	48,392	0	0	-7,042	0	75,732
Overdraft facility	0	0	-20,101	0	20,101	0	0	0	0	0
Total current interest-bearing debt	154,199	0	-152,027	0	80,602	0	0	-7,042	0	75,732
Total interest-bearing debt	2,009,044	0	-154,549	12,712	80,602	26,142	1,996	0	77,866	2,053,813

Reconciliation of interest-bearing debt, 31.12.2019

Figures in NOK 1,000	Book value 31.12.2018	Cash flow 2019		Without cash flow 2019						Book value 31.12.2019
		Paid-in new debt	Paid-out interest and instalments	Additions debt	Accrued interest	Value adjustment	Amortisation front-end fee	Re-classification	Translation differences	
Non-current debt										
Mortgage loan	723,501	0	0	0	0	0	1,618	0	-21,290	703,829
Lease obligations	151,394	0	0	1,185,346	0	16,332	0	-202,298	242	1,151,016
Total non-current interest-bearing debt	874,895	0	0	1,185,346	0	16,332	1,618	-202,298	-21,048	1,854,845
Current liabilities										
Mortgage loan	0	0	-10,968	0	10,968	0	0	0	0	0
Lease obligations	18,063	0	-116,016	0	49,854	0	0	202,298	0	154,199
Overdraft facility	0	0	-36,492	0	36,492	0	0	0	0	0
Total current interest-bearing debt	18,063	0	-163,476	0	97,314	0	0	202,298	0	154,199
Total interest-bearing debt	892,958	0	-163,476	1,185,346	97,314	16,332	1,618	0	-21,048	2,009,044

The Group has a non-current mortgage loan denominated in SEK. The non-current mortgage loan is legally placed in the subsidiary VinGruppen Sweden Holding AB in Stockholm. During 2020, the redemption date for this loan was renegotiated and the loan will fall due in its entirety in October 2022.

The Group has not hedged the interest rate.

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On the establishment of the loan, and on renegotiation in 2020, a front-end fee was paid, which is capitalised in statement of financial position. This front-end fee is amortised over the duration of the loan.

Maturity in 2021 is presented as current liabilities in the statement of financial position.

See also Note 1 for information about the management of financial risk related to debt, and Note 13 for further information about lease agreements.

The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest-bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2020 the Group was well within the required ratio.

NOTE 20 OTHER PROVISIONS FOR LIABILITIES

Severance pay (non-current)
It has been necessary for the Group to make organisational and staffing adjustments in order to meet new requirements, including new work processes and improved profitability. During this change process, the Group has offered a range of personnel policy initiatives to its employees, in order to fulfil the new framework conditions without compulsory downsizing. As at 31.12.2020, the liability associated with this was recognised at NOK 4.1 million.

All of the current liabilities are recognised in the statement of financial position under other current liabilities.

Current liabilities

2020 *Figures in NOK 1,000*	Book value as at 31.12.2019	Reversed provision 2020	Recognised provision 2020	Translation difference 2020	Book value as at 31.12.2020
Severance pay	6,121	-8,223	6,227	-37	4,088
Other current liabilities	6,121	-8,223	6,227	-37	4,088

2019 *Figures in NOK 1,000*	Book value as at 31.12.2018	Reversed provision 2019	Recognised provision 2019	Translation Difference 2019	Book value as at 31.12.2019
Severance pay	8,916	-10,479	7,657	27	6,121
Other current liabilities	8,916	-10,479	7,657	27	6,121

NOTE 21 SHARE CAPITAL AND SHAREHOLDER INFORMATION

The share capital comprises:

Date	Change	Total number of shares	Nominal value	Book value (NOK 1,000)
31.12.2019		68,023,255	0.02	1,360
31.12.2020		68,023,255	5.00	340,116

20 largest shareholders as at 31.12.2020:	Number of shares	Ownership and voting rights
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Hoff SA	3,297,000	4.8%
Sundt AS	2,399,460	3.5%
Verdipapirfondet Eika Spar	1,943,660	2.9%
Folketrygdfondet	1,800,000	2.6%
Danske Invest Norske Instit. II.	1,774,393	2.6%
Verdipapirfondet Eika Norge	1,568,193	2.3%
Vpf Dnb Am Norske Aksjer	1,222,154	1.8%
Goldman Sachs International	1,001,430	1.5%
Centra Invest AS	938,818	1.4%
Danske Invest Norske Aksjer Inst	768,038	1.1%
Verdipapirfondet DnbNorge	667,581	1.0%
Skandinaviska Enskilda Banken AB	540,000	0.8%
Verdipapirfondet Eika Balansert	486,861	0.7%
Avanza Bank AB	467,640	0.7%
Skandinaviska Enskilda Banken AB	467,243	0.7%
RBC Investor Services Bank S.A.	465,930	0.7%
Hamjern Invest AS	444,798	0.7%
Skandinaviska Enskilda Banken AB	438,200	0.6%
Other shareholders	10,488,779	15.4%
Total	68,023,255	100.0%

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Shareholdings of the Group Management as at 31.12.2020:	Number of shares	Ownership and voting rights
Kenneth Hamnes[1]	148,391	0.2%
Sigmund Toth	30,441	0.0%
Erlend Stefansson	69,655	0.1%
Erik Bern	26,168	0.0%
Jan-Erik Nilsen	10,863	0.0%
Per Bjørkum	24,767	0.0%
Eirik Andersen	25,605	0.0%
Svante Selling	16,410	0.0%
Petra Thorén	0	0.0%
Roar Ødelien	559	0.0%
David Måsender	0	0.0%
Total shareholdings of the Group Management	352,859	0.5%

1. Of these shares, 126,499 are owned via Ekelyveien AS

Portfolio of own shares
The Group from time to time purchases own shares on settlement of the share saving programmes for the Group's employees. In 2020, the Group purchased shares in connection with the share savings programme for all employees. See further details of this in Note 7.

At the end of the year, the Group had no holdings of own shares. The table below presents the development in the holding of own shares.

Shares owned by the Group as at 31.12.2020	Total nominal value (TNOK)	Number of shares	Book value (TNOK)	Fair value (TNOK)
Shares owned by Arcus ASA	0	0	0	0
Total shares owned by the Group	0	0	0	0

Shares owned by the Group as at 31.12.2019	Total nominal value (TNOK)	Number of shares	Book value (TNOK)	Fair value (TNOK)
Shares owned by Arcus ASA	0	6,948	575	285
Total shares owned by the Group	0	6,948	575	285

Development in portfolio of own shares

Number of shares	2020	2019
Holding of own shares, 1.1.	6,948	193,965
External purchase of own shares during the period	27,183	41,419
Settlement of matching shares and share savings programme for employees during the period	-34,131	-228,436
Holding of own shares, 31.12.	0	6,948

Dividend and Group contributions
The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2020 (2019: NOK 1.66 per share).

Earnings per share
Earnings per share is calculated on the basis of the profit for the year attributable to the shareholders in the parent company divided by a weighted average of the number of outstanding ordinary shares for the year, reduced for ordinary shares bought by the company and held as own shares.

The Arcus Group has an incentive scheme for senior executives under which externally owned shares can be diluted by issuing new shares. To take account of this future increase in the number of shares, diluted earnings per share are also calculated, which takes account of a weighted average for the year of the number of outstanding options.

Earnings per share:	2020	2019
Profit for the year	199,893	133,287
Profit for the year attributable to non-controlling interests	3,078	1,015
Profit for the year to the owners of the parent company	196,815	132,272
Total comprehensive income	269,054	126,736
Total comprehensive income attributable to non-controlling interests	3,078	653
Total comprehensive income to the owners of the parent company	265,976	126,083
Weighted average of the number of outstanding shares	68,023,255	68,023,255
Weighted dilution effect from option scheme	2,175,166	3,409,511
Weighted average holding of own shares	-5,790	-35,215
Weighted average of the number of outstanding shares - diluted	70,192,631	71,397,551
Earnings per share in NOK	2.89	1.94
Diluted earnings per share in NOK	2.80	1.85
Total comprehensive income per share in NOK	3.91	1.85
Diluted total comprehensive income per share in NOK	3.79	1.77

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NOTE 22 TRANSACTIONS WITH RELATED PARTIES

In addition to subsidiaries and associated companies, the Group's related parties are defined as the owners, all members of the Board of Directors and Group executive management, as well as companies in which any of these parties have either controlling interests, Board appointments or managerial positions.

The Group's transactions with related parties:

Purchase of goods and services:

Figures in NOK 1,000	Relationship	Delivery	2020	2019
Tiffon SA	Associated company	Raw materials and consumables	51,317	57,501
Hoff SA	Shareholder	Raw materials	20,275	21,028
Beverage Link AS	Associated company	Service fee	394	0
Total purchase of goods and services			71,986	78,529

Sales of goods and services:

Figures in NOK 1,000	Relationship	Delivery	2020	2019
Tiffon SA	Associated company	Market support	2,644	1,212
Total sales of goods and services			2,644	1,212

Receivables from related parties as at 31.12.:

Figures in NOK 1,000	Relationship	Nature of receivable	2020	2019
Smakeappen AS	Jointly-controlled company	Non-current receivables	506	506
Total receivables from related parties as at 31.12.			506	506

Liabilities to related parties as at 31.12.:

Figures in NOK 1,000	Relationship	Nature of liability	2020	2019
Tiffon SA	Associated company	Current liabilities	4,565	4,400
Hoff SA	Shareholder	Current liabilities	935	492
Beverage Link AS	Associated company		394	0
Total liabilities to related parties as at 31.12.:			5,894	4,892

All transactions with related parties take place on market terms.

Transactions between Group companies:
Agreements have been reached between the companies in the Group on the cost distribution for internal services and joint procurement. This applies chiefly to rent, maintenance and property service functions, as well as shared functions such as finance, IT, payroll, etc. The services are recognised in the various companies' accounts as other income and other operating expenses, respectively.

All buying and selling of goods and services between the companies takes place on market terms and is eliminated in the consolidated financial statements.

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NOTE 23 INVESTMENTS IN ASSOCIATED COMPANIES AND JOINTLY CONTROLLED ENTITIES

2020 *Figures in NOK 1,000*	Company type	Ownership interest	Book value 31.12.2020	Buy/sell/ issue	Share of profit for the year	Dividend	Other changes	Translation differences	Book value 31.12.2020
Tiffon SA[1]	AC	34.8%	64,590	0	2,959	-1,036	0	3,988	70,501
Smakeappen AS[2]	JCE	50.0%	-81	0	-158	0	3	0	-236
Beverage Link AS[3]	AC	45.0%	12	112	102	0	0	0	226
Total investments in associated companies and jointly controlled entities			64,521	112	2,903	-1,036	3	3,988	70,491

2019 *Figures in NOK 1,000*	Company type	Ownership interest	Book value 31.12.2019	Buy/sell/ issue	Share of profit for the year	Dividend	Other changes	Translation differences	Book value 31.12.2019
Tiffon SA[1]	AC	34.8%	61,172	0	4,251	-447	0	-386	64,590
Smakeappen AS[2]	JCE	50.0%	119	0	-189	0	-11	0	-81
Beverage Link AS[3]	AC	45.0%	0	15	-3	0	0	0	12
Total investments in associated companies and jointly controlled entities			61,291	15	4,059	-447	-11	-386	64,521

1. The Group buys Cognac from Tiffon SA, see detailed information on these transactions with associates in Note 22. Tiffon SA has a financial year from 1 July to 30 June. The share of profit from Tiffon is based on an estimated annual profit for the calendar year that is equivalent to the Group's financial year.
2. Smakeappen AS runs an app which gives consumers wine tips and wine importers a useful tool in conjunction with wine fairs. Smakeappen is a cooperation venture between the logistics company Vectura and Hegnar Media. Vectura contributes product data and Hegnar Media has the full editorial responsibility.
3. Beverage Link AS is a jointly-owned logistics company between Vectura AS, Skandinavisk Logistik AS log AS and Cuveco AS. The purpose of the company is to deliver distribution and forwarding services in Norway, including national distribution to the retail market and HoReCa, transport services, and incoming and outgoing freight and customs clearance.

None of the associated companies or jointly controlled entities has listed share prices. The Group's share of profit from associated companies, after tax, is presented on a separate line before Group operating profit. Summarised financial information regarding associated companies and jointly controlled entities, based on 100 percent:

2020 *Figures in NOK 1,000*	Total current assets 31.12.2020	Total fixed assets 31.12.2020	Total current liabilities 31.12.2020	Total non-current liabilities 31.12.2020	Total equity 31.12.2020	Operating revenue 2020	Operating expenses 2020	Profit for the year 2020
Tiffon SA	335,828	19,230	31,268	120,923	202,867	98,204	-79,780	8,516
Smakeappen AS	143	554	4	1,166	-473	28	-228	-317
Beverage Link AS	816	1	314	0	503	655	-364	228

2019 *Figures in NOK 1,000*	Total current assets 31.12.2019	Total fixed assets 31.12.2019	Total current liabilities 31.12.2019	Total non-current liabilities 31.12.2019	Total equity 31.12.2019	Operating revenue 2019	Operating expenses 2019	Profit for the year 2019
Tiffon SA	323,860	17,341	26,016	132,214	182,971	130,424	106,457	12,226
Smakeappen AS	295	782	72	1,166	-161	128	-506	-378
Beverage Link AS	24	0	0	0	24	0	-6	-6

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NOTE 24 PLEDGES AND GUARANTEES

Non-current credit financing in SEB
The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries, with the exception of the companies in the wine business in Sweden and Finland. At the end of 2020, this Group cash pool system was managed by the parent company, Arcus ASA. The parent company has pledged surety on behalf of all of its subsidiaries, which is linked to the outstanding drawing on this scheme at any time.

The Group's long-term credit financing in SEB has no established pledger of security. For further information about non-current financing, see Note 19.

Surety guarantee related to financial leasing
One of the Group's subsidiaries, Arcus-Gruppen AS, has pledged a surety guarantee for leased assets (financial leasing) with Nordea Finans. At the end of 2020, the surety guarantee amounted to TNOK 149,584 for the Group's own leased operating equipment. See also Note 13 concerning lease agreements and Note 19 concerning interest-bearing debt.

NOTE 25 BUSINESS MERGERS

Business mergers in 2020
The Group did not transact any business mergers in 2020. Below, the effects of the business mergers transacted in 2019 are presented.

Business mergers in 2019
Purchase of shares in Wongraven Wines AS Since 2014, Wongraven Wines has collaborated with the Arcus Group on the sale of quality wines in Norway via the subsidiary Symposium Wines AS. On 2 December 2019, Vingruppen AS acquired 90 percent of Wongraven Wines AS. In cooperation with the founder and minority shareholder Sigurd Wongraven, the Group has plans to expand the company's sales area to the rest of the market outside Norway where the Group is already represented.

A provisional acquisition analysis is presented below, based on the company's statement of financial position as of the acquisition date.

Figures in NOK 1,000	Recognised value of acquired business	Observable excess values	Fair value of acquired business
Brands	12	49,700	49,712
Receivables	1,449	0	1,449
Bank deposits	198	0	198
Deferred tax	0	10,934	10,934
Tax payable	-3	845	842
Trade payables	40	0	40
Unpaid public duties	170	0	170
Other current liabilities	262	0	262
Fair value, observable net assets			39,111
Acquisition value			50,888
Goodwill			11,777

Observable excess values are assessed to be the Wongraven brand. On acquisition, goodwill is the part of the net excess value that is not identifiable Calculated goodwill is capitalised in the consolidated statement of financial position based on the expectation that synergies with the Group's existing operations will provide opportunities for increased earnings in the future. The acquisition analysis is provisional, since the final acquisition statement of financial position was not completed by the close of the financial year.

The purchase of these shares entailed a net outlay for the Group of TNOK 50,690 after deduction of the bank holdings in the company on the purchase date. In addition, the Group recognised TNOK 726 as acquisition costs.

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The non-controlling interest on the acquisition date is booked as the minority's share of the book value of the company'sequity.

Impact on the profit for the year of the acquired business:

Figures in NOK 1,000	2019 during the Group's ownership	2019 full year
Sales revenue	1,323	6,537
Total operating revenue	1,323	6,537
Salaries and other personnel costs	76	-661
Other operating expenses	-148	-1,013
Total operating expenses	-72	-1,674
Operating profit	1,251	4,863

NOTE 26 COMPANIES IN THE GROUP

The consolidated financial statements for 2020 concern the following subsidiaries and associated companies:

Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Arcus ASA (parent company)	Nittedal	NOK	1,360	
Subsidiaries				
Arcus-Gruppen AS	Nittedal	NOK	276,552	100%
Vectura AS	Nittedal	NOK	14,014	100%
Arcus Holding AS	Nittedal	NOK	30	100%
Shares owned by Arcus-Gruppen AS				
Arcus Norway AS	Nittedal	NOK	62,100	100%
Arcus Denmark AS	Copenhagen	DKK	10,324	100%
Det Danske Spiritus Kompagni A/S	Copenhagen	DKK	6,500	100%
Vingruppen AS	Nittedal	NOK	60	100%
VinGruppen Sweden Holding AB	Stockholm	SEK	50	100%
Arcus Deutschland GmbH	Bremen	EUR	500	100%

Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Shares owned by Arcus Norway AS				
Arcus Sweden AB	Stockholm	SEK	100	100%
Arcus Finland Oy	Helsinki	EUR	311	100%
BevCo AS	Nittedal	NOK	600	100%
Atlungstad Håndverksdestilleri AS	Stange	NOK	30	100%
South Swedish Craft Spirits AB	Stockholm	SEK	50	100%
De Lysholmske Brenneri- og Destillasjonsfabrikker ANS	Nittedal	NOK	0	100%
Oplandske Spritfabrik ANS	Nittedal	NOK	0	100%
Løiten Brænderis Destillation ANS	Nittedal	NOK	0	100%
Siemers & Cos Destillasjon ANS	Nittedal	NOK	0	100%
Shares owned by VinGruppen Sweden Holding AB				
Vingruppen i Norden AB	Stockholm	SEK	4,192	100%
Shares owned by Vingruppen AS				
Arcus Wine Brands AS	Nittedal	NOK	100	100%
Vinordia AS	Nittedal	NOK	968	100%
Symposium Wines AS	Nittedal	NOK	500	90%
Vinuniq AS	Nittedal	NOK	100	100%
Excellars AS	Nittedal	NOK	181	100%
Heyday Wines AS	Nittedal	NOK	100	90%
Classic Wines AS	Nittedal	NOK	30	100%
Creative Wines AS	Nittedal	NOK	30	100%
Wongraven Wines AS	Nittedal	NOK	30	90%
Shares owned by Symposium Wines AS				
Hedoni Wines AS	Nittedal	NOK	30	90%
Shares owned by Arcus Wine Brands AS				
Arcus Brand Lab AS	Nittedal	NOK	30	100%
Arcus Wine Brands AS	Nittedal	NOK	30	100%

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Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Shares owned by Vingruppen i Norden AB				
Vinunic AB	Stockholm	SEK	145	98%
WineWorld Sweden AB	Stockholm	SEK	500	90%
The WineAgency Sweden AB	Stockholm	SEK	100	90%
Valid Wines Sweden AB	Stockholm	SEK	1,100	98%
Arcus Winebrands Sweden AB	Stockholm	SEK	50	100%
Vingruppen Oy	Helsinki	EUR	3	100%
Shares owned by Wineworld Sweden AB				
Quaffable Wines Sweden AB	Stockholm	SEK	100	72%
Shares owned by Vinunic AS				
Vingaraget AB	Stockholm	SEK	50	100%
Shares owned by The WineAgency Sweden AB, WineWorld Sweden AB and Quaffable Wines AB				
Heritage Wines Sweden AB	Stockholm	SEK	50	84%
Shares owned by Vingruppen Oy				
Social Wines Oy	Helsinki	EUR	8	100%
Vinum Import Oy	Åbo	EUR	3	98%
Wineworld Finland Oy	Helsinki	EUR	220	90%
Shares owned by Social Wines Oy				
Vinunic Oy	Helsinki	EUR	3	100%
Brews4U Finland Oy	Helsinki	EUR	3	91%
Shares owned by Quaffable Wines Sweden AB				
New Frontier Wines AB	Stockholm	SEK	50	72%
Associated companies and jointly controlled entities				
Tiffon SA	Jarnac	EUR	1131	35%
Smakeappen AS	Oslo	NOK	100	50%
Beverage Link AS	Nittedal	NOK	33	45%

Profit shares, dividends and equity attributable to non-controlling interests

2020 *Figures in NOK 1,000*	Profits attributable to non-controlling interests in 2020*	Accumulated non-controlling interests 31.12.2020*	Dividend distributed to non-controlling interests in 2020*
Wongraven Wines AS	1,684	1,819	0
Quaffable Wines AB	1,052	2,973	0
Other companies with minority interests	342	1,902	0
Total	3,078	6,694	0

2019 *Figures in NOK 1,000*	Profits attributable to non-controlling interests in 2019*	Accumulated non-controlling interests, 31.12.2019*	Dividend distributed to non-controlling interests in 2019*
Wongraven Wines AS	13	135	0
Quaffable Wines AB	804	1,721	0
Vinum Import Oy	433	1,604	-232
Other companies with minority interests	-235	436	0
Total	1,015	3,896	-232

* In several of the Group's wine companies, the general manager holds non-controlling interests. Most of these general managers have put options linked to their interests that can be exercised at a given time in the future. The Group does not have control of these shares at the end of the reporting period, nor does it have control of the possible exercising of the put options. As a consequence, these non-controlling interests for which general managers have put options linked to their shares are booked and presented as though they are owned by the Group. The remaining non-controlling equity interests presented are minority interests to which no put options are related.

As from Q2 2020, the Group has made a change concerning the presentation of non-controlling interests' share of the profit for the year, whereby the annual profit presented in the statement of income solely concerns non-controlling interests to which no put options are related. The comparative figures for previous periods are also amended.

NOTE 27 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR Covid - 19 The Covid - 19 pandemic left an indelible mark on Arcus in 2020. As a consequence of closed borders, the Group saw significant positive effects related to sales in the monopoly outlet markets in Norway, Sweden and Finland. On the other hand, there were significant negative effects related to sales to Horeca and DFTR, as a consequence of the closure of restaurants and cafés, and closed borders. In addition, the Group saw modest sales to other markets, such as Denmark and Germany. It can be expected that the Group will also suffer the effects of the Covid - 19 pandemic in 2021, but that these effects will gradually decline in the course of the year, as people are vaccinated and society gradually re - opens. The greatest element of uncertainty is how quickly the populations of the Nordic countries will be vaccinated, and thereby when the pandemic will be beaten. This will affect when cafés, restaurants and hotels will be able to resume normal business, and also how travel patterns will develop. This will be of great significance for Arcus’ sales to the tax - free channel, and the monopoly outlets’ sales. Resignation of Group CEO Kenneth Hamnes In January 2021, Kenneth Hamnes resigned as Group CEO of Arcus ASA, and his last working day was 31 January 2021. Sigmund Toth, CFO, was appointed interim Group CEO as from 1 February 2021, until the merger with Altia PLC has been achieved. See further details of this in Notes 6 and 7 to the consolidated financial statements. Merger between Arcus and Altia On 29 September 2020, Altia and Arcus announced that the two companies had entered into a combination agreement to form the leading brand firm within wine and spirits in the Nordic region and the Baltic countries. The name of the new company will be Anora. On 12 November 2020, the shareholders of both Altia and Arcus voted in favour of the merger. The merger is expected to be achieved in the first half of 2021, subject to the approval of the competition authorities in Norway, Sweden and Finland. Until then, the two companies are competitors. The Arcus share will be listed on the Oslo Stock Exchange until the merger is achieved. After this, for a three - month transition period, the Anora share will be listed on both the Oslo Stock Exchange and Nasdaq Helsinki, and thereafter only on the Finnish exchange. There are no conditions related to the merger plans in 2021 affecting the 2020 financial statements that have not been taken into consideration. Other events No other significant events occurred between the end of the financial year and the date on which Arcus ASA’s consolidated financial statements and parent company financial statements were approved for publication. This applies to events that would have provided knowledge of conditions existing at the end of the financial year, or events concerning matters that have arisen since the end of the financial year. The consolidated financial statements were approved for publication by resolution of the Board of Directors on 2 March 2021. 105 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Accounting policies

The consolidated financial statements for 2020, including comparative information, have been prepared in accordance with IFRS, as approved by the EU as at 31 December 2020, and as described in the note on the accounting policies. Applicable IFRS have been applied retrospectively.

The annual financial statements were adopted by the Board of Directors on 2 March 2021. The Group's head office is located at Gjelleråsen in Nittedal Municipality and the core activities are the production, sale and distribution of alcoholic beverages. The Group's domestic market is the Nordic region, but the Group also has sales to other countries, mainly Germany and the USA.

Arcus ASA is listed on the Oslo Stock Exchange. The price on 31.12.2020 was NOK 43.00 per share, compared to NOK 36.50 per share at the end of 2019.

NEW ACCOUNTING STANDARDS
IAS 1 Presentation of financial statements
IASB has adopted amendments to the description of the materiality concept in IAS 1 Presentation of financial statements, and IAS 8 Accounting policies, changes in accounting estimates and errors. The new definition of materiality is that information is material if omitting, misstating or obscuring it could reasonably be expected to influence the decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting unit. The use of the term obscuring indicates that the definition is not only to ensure that all material information is included, but also to prevent the disclosure of information that is not material, and which could have drawn attention away from, or obscured, the material information.

The amendments entered into force on 1 January 2020, but have not had any material impact on the consolidated financial statements.

Adopted IFRS and IFRIC with future effective dates: There are no new standards and interpretations adopted up to the date of presentation of the consolidated financial statements, but where the effective date is in the future, that have a material impact on Arcus' consolidated financial statements.

Accounting policies
Consolidation principles
The consolidated financial statements comprise Arcus ASA and subsidiaries in which Arcus ASA has control, and present the overall financial results, the overall financial position, and the overall cash flows, as one financial entity. Control takes place when the Group is entitled to variable returns from an investment object, and can also influence relevant activities which affect the returns on the investment object. Normally this will be the company in which Arcus ASA, either directly, or indirectly via subsidiaries, owns more than 50 percent of the shares with voting rights. In the consolidated financial statements, this Group is referred to as Arcus or the Arcus Group.

See Note 25 for an overview of all the companies included in the consolidation.

In the consolidated financial statements all intra-Group receivables and internal transactions between companies within the Group have been eliminated. The cost price of shares in subsidiaries is eliminated against equity at the time of acquisition. Accounting values including goodwill and excess values associated with foreign subsidiaries are translated from the functional currency to NOK at the exchange rate at the end of the financial year.

Goodwill is included in the consolidated financial statements as an intangible asset.

Any changes in the Group's ownership of a subsidiary, without any loss of control, is recognised as an equity transaction. If the Group loses control of a subsidiary, underlying assets (including goodwill), debt, minority interests and other equity components are deducted, while gains and losses are recognised in the income statement. Any remaining investment is recognised at fair value.

Non-controlling interests
Non-controlling interests' share of profit after tax is shown on a separate line after the Group's profit for the year. Non-controlling interests' share of equity is shown on a separate line as part of the Group's equity.

In some subsidiaries with non-controlling interests, there are sales options related to the non-controlling interests, where the Group does not have control of the non-controlling interests before the options are exercised, nor does it have control of whether the options are exercised, or when this exercise may take place. The value of such options is recognised as obligations at fair value in the statement of financial position, and reduces the non-controlling share of equity. This means that only income statement and statement of financial position items related to non-controlling interests where the minority does not have sales options related to the interests are presented in the consolidated income statement and statement of financial position.

Currency
All transactions in foreign currency are translated to functional currency as of the date of the transaction. Monetary items in foreign currency are translated as of the end of the financial year to functional currency using the exchange rate as of the end of the financial year.

The Group's presentation currency is NOK, which is also the parent company's functional currency.

The functional currency of subsidiaries is the currency in which the subsidiary reports its financial statements. On consolidation of subsidiaries that have a

As at 31.12.2020, the following exchange rates have been used for translation of income statement and financial position figures from subsidiaries with functional currencies other than NOK:

Exchange rates		2020	2019
EUR average rate	Income statement items	10.7408	9.8540
EUR closing rate	Financial position items	10.5053	9.8807
SEK average rate	Income statement items	1.0239	0.9308
SEK closing rate	Financial position items	1.0419	0.9426
DKK average rate	Income statement items	1.4408	1.3198
DKK closing rate	Financial position items	1.4118	1.3228

functional currency other than NOK, items of income and expenses are converted to the Group’s presentation currency in accordance with average translation rates. This means that at the end of each period, items of income and expenses are translated at the average exchange rate to date in the year. For the statement of financial position, including excess values and goodwill, the closing exchange rate as of the end of the financial year is used. Currency differences arising on consolidation of entities with another functional currency are attributed to equity and presented as other comprehensive income in the consolidated statement of other comprehensive income. On disposal of subsidiaries, accumulated translation differences associated with the subsidiary are charged to the statement of income. Investments in associated companies and jointly controlled entities Associated companies are companies in which the Group has significant influence, normally between a 20 and a 50 percent holding. The equity method is used for associated companies in the consolidated financial statements. Excess value analysis is performed with regard to the acquisition of interests in associated companies. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired book value of equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets. Jointly controlled companies are investments in which the Group has an agreement on joint control over an entity together with one or more other parties, when none has decisive influence and all strategic, financial and operational decisions concerning the entity require unanimity between the parties. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired book value of equity. The share of profit is shown in the statement of income on a separate line before operating profit, and the investment is shown as a line under financial fixed assets. Business mergers Business mergers in the Group are treated according to the acquisition method and present the Group as a single entity. On acquisition, the cost price of the acquired business is allocated so that the consolidated opening statement of financial position reflects the estimated fair value of the acquired assets and liabilities. To determine fair value on acquisition, alternative methods of determining fair value must be used for assets for which there is no active market. Added value in excess of what is attributable to identifiable assets and liabilities is reported as goodwill. If the fair value of the equity in the acquired company exceeds the consideration, a reassessment is made of the valuation of observable assets and liabilities. If the reassessment reveals no discrepancies, the difference is recognised as income as at the acquisition date. The allocation of the cost price of the business merger must be changed if new information is revealed about the fair value applicable at the time of acquisition and up until the final excess value analysis. This must take place within 12 months of the acquisition date. With each business acquisition, the non - controlling interest will be measured at fair value, and the non - controlling interest’s share of goodwill is capitalised in the consolidated statement of financial position . On stepwise acquisition of subsidiaries, the basis is the value of assets and liabilities on the date of the establishment of the Group. Subsequent acquisition of ownership of existing subsidiaries in addition to the majority interest will not affect the assessment of assets or liabilities. Revenue recognition principles The Group’s revenue recognition principles are presented in a separate note (Note 3) to the consolidated financial statements. Other revenue and expenses To provide more information in the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the statement of income called other revenue and expenses. Other revenue and expenses are presented net on this income statement line. See also the detailed specification of what these items include in the notes relating to the individual line items. Inventories Inventories are valued at the lower of acquisition cost/production cost and net selling value, where net selling value is calculated as the selling price in a transaction with market participants on the measurement date less selling expenses. Purchased inventories are valued at acquisition cost according to the principle of weighted average with deduction for obsolescence, while inventories produced in - house are valued at production cost according to the principle of full costing with deduction for obsolescence. Prepayments to suppliers Prepayments to suppliers apply to financing the purchase of inventory for individual partners. Prepayments are shown at nominal value after deduction for provisions for expected losses. Provisions for losses are made on the basis of identified indicators of impairment. Cash and cash equivalents Cash and cash equivalents include cash, bank deposits, balances in the Group cash pool system and other means of payment with a due date less than three months from the acquisition date. The Group’s cash pool system is connected with cash and bank overdrafts within the same cash pool system and is presented net. The Group cash pool system is managed by the parent company, Arcus ASA. Tangible fixed assets and rights of use Tangible fixed assets are capitalised at cost price less accumulated depreciation and accumulated loss on non - transitory impairment. Depreciation is calculated and taken to expenses from the date the fixed asset is taken into use, and is calculated on the basis of expected useful life, taking account of estimated residual value. If assets are under construction for more than 12 months before being taken into use, the financing costs are capita - lised as part of the assets. Different rates of depreciation are used for a fixed asset’s components if these have different economic lives. Assets under construction are not depreciated. Depreciation is taken to expenses only when the asset is ready for use. Profit and loss on sale of fixed assets are determined as the difference between the selling price and the book value at the time of sale. Profits on sales of fixed assets are recognised as operating income and losses as operating expenses. If there are indications of impairment, the amount recoverable is estimated in order to assess any loss through the impairment. If the book value exceeds the amount recoverable, the asset is written down to recoverable value while the remaining depreciation period is maintained (breakpoint solution). Depreciation methods, residual values and estimated life are continuously assessed. 107 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes often if there are indications that the value of the asset has decreased. This requires estimates of the recoverable amount (value in use) for cash - generating entities to which goodwill and other intangible assets are attributed. To determine the recoverable amount (value in use), the Group estimates expected future pre - tax cash flows from the cash - generating unit and applies appropriate discount rates in order to calculate the present value of future cash flows. Cash flows for brands are calculated on the basis of a market - based “relief from royalty” method before tax. See Note 12 for a more detailed description of this model. Expectations regarding future cash flows will vary over time. Changes in the market conditions and expected cash flows may cause losses in the event of impairment in the future. The most important assumptions with significance for the present value of the cash flows associated with the investments are future profits and growth, as well as the discount rate used. Pensions Net pension costs for defined benefit plans comprise the period’s service cost, including future growth in salaries and interest rates on the estimated obligation, less expected returns on the pension assets. Prepaid pension is shown as a long - term asset in the statement of financial position where it is probable that the over - financing can be used or repaid. Correspondingly, a non - current liability is shown in the accounts when the pension obligation is greater than the pension assets. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations), are recognised against equity and are presented in the statement of other comprehensive income . The Group also has defined contribution pension plans, which are schemes whereby the company pays contributions on an ongoing basis to the employees’ individual pension plans. Ongoing premium invoices of this kind are expensed as salaries and other personnel costs. Restructuring Provisions for restructuring are recognised as expenses when the programme has been adopted and announced and the costs are identifiable and quantifiable. Provisions linked to restructuring are included as other provisions for liabilities calculated at present value. Agreements securing future work input are recognised as expenses over the period in which the work input is delivered. Taxes The tax expense comprises both tax payable and the change in deferred tax. Tax payable is based on taxable income for the year. Taxable income is different from the profit before tax as presented in the statement of income due to income and expenditure items that are not taxable/deductible (permanent differences) and the change in differences in taxable and accounting accruals (temporary differences). Tax payable is calculated on the basis of tax rates that had been adopted at the end of the financial year. Deferred tax is capitalised on the basis of the temporary differences and any deficit to be carried forward existing at the end of the financial year and that involves increased or reduced future tax payable, when these differences are reversed in future periods. Temporary differences are differences between accounting and taxable results arising during a period and are reversed during a later period. Deferred tax is calculated on the basis of nominal tax rates (rates adopted as of the close of the financial year in the individual country) multiplied by temporary differences and the deficit to be carried forward. Deferred tax assets are capitalised when the probability exists that future taxable income will enable utilisation of the asset. Share - based payment The Group has two share - based incentive schemes for senior executives, and a general share savings programme for all employees. The costs related to the two share - based incentive schemes for senior executives are accrued during the vesting period, which is the period between the allocation date and the date of redemption. The costs which are accrued are the calculated value of the matching shares or options as of the allocation date, and this value is not adjusted during the vesting period. These costs are booked as personnel costs, set off to Group equity. The related employer tax is in principle accrued during the same period. The costs of the employer tax in each period are calculated on the basis of the fair value of the matching shares or options. The costs for the period comprise the change in provisions, and are booked as personnel costs, set off as debt in the statement of financial position. The costs related to these programme are recognised in accordance with IFRS 2. The general share savings programme for all employees is based on the Group selling shares to the employees below market value. The costs related to this programme are recognised by booking the difference between the market value of the shares and the purchase price for the employees as personnel costs. Rights of use are capitalised at the present value of the leased equipment’s nominal lease payments, with deduction of accumulated depreciation. Capitalised values and depreciation are calculated and booked as from the date of establishment of the lease agreement, and the depreciation term is normally set as the agreed duration of the lease agreement. In cases where the lease agreement includes options for renewal or early terminated, the probability that the options are exercised is assessed. If it is reasonably certain that the option will be exercised, the present value is calculated on the basis of the duration of the lease agreement, taking due account of the term of the option, and the depreciation term is set equivalently. If a lease agreement is terminated before the term of the contract has run, the right of use on the termination date is deducted. Gains and losses are calculated on the basis of the difference between the book value of the right of use on the termination date, and the book value of the remaining obligation related to the same lease agreement. For further information concerning the recognition and capitalisation of lease agreements, see Note 13 to the consolidated financial statements. Intangible assets Intangible assets comprise brands, software and goodwill. Intangible assets are capitalised at cost price with deduction for accumulated depreciation and accumulated write - downs in the event of non - transitory impairment. Intangible assets with limited useful lives are depreciated by the straight - line method over the expected useful life. The capitalised value of goodwill, brands and other intangible assets with indeterminate lifetime is tested for impairment at least once a year, or more 108 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Classification principles Other assets included in the operating cycle or falling due within 12 months are classified as current assets. Remaining assets are classified as fixed assets. Liabilities included in the operating cycle or falling due within 12 months, where there is no unconditional right to defer settlement, are classified as current liabilities. Remaining liabilities are classified as long term Proposed dividend is capitalised in the statement of financial position as a liability when the Group has an irrevocable obligation to make dividend payments, normally after adoption by the annual general meeting. Measurement and classification of financial assets and liabilities The Group books financial instruments in accordance with IFRS 9. This new standard provides combined regulation of all three aspects concerning recognition of financial instruments in the accounts: classification and measurement; impairment write - downs and hedge accounting. (a) Classification and measurement In accordance with IFRS 9, debt instruments are measured at fair value through profit or loss, amortised cost, or fair value through total compre - hensive income (OCI). The classification is based on two criteria: the Group’s business model for management of assets; and whether the instrument’s contractual cash flows solely represent “payment of principal and interest”. The valuation of whether contractual cash flows for debt instruments solely comprise principal and interest was factually based on initial recognition of the assets. Financial instruments at fair value via profit or loss Financial instruments are recognised in the state - ment of financial position when the Group has become party to the instrument’s contractual provisions, and deducted when the contractual rights or obligations are fulfilled or cancelled, or have expired or been transferred. Financial instruments are classified as current assets if the expected settlement date is within 12 months of the close of the financial year, and as non - current assets if the settlement date is later than 12 months after the close of the financial year. Derivatives are classified as financial instruments at fair value through profit or loss, unless they form part of a hedge. Assets and liabilities in this category are classified as current assets or current debt if it is expected that they will be settled within 12 months; otherwise they are classified as financial assets or non - current debt. Debt instruments at amortised cost Assets in the category of debt instruments at amortised cost are financial assets that are not derivatives and which have contractual cash flows which solely represent the principal and any interest, and are not traded in an active market. Any value changes as a consequence of interest rate changes are not recognised. They are classified as current assets unless they fall due more than 12 months after the close of the financial year. Financial assets in the category of debt instruments at amortised cost comprise trade receivables and other receivables, as well as cash and cash equivalents in the statement of financial position. Financial liabilities in the category of debt instruments at amortised cost are debt to financial institutions, trade payables and other current liabilities. Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Sold accounts receivable that are included in the factoring agreement are presented as reduced accounts receivable in the statement of financial position. Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Financial liabilities linked to lease agreements are booked on the date of recognition at the estimated present value of future lease payments. Financial liabilities are recognised at amortised cost based on an effective interest - rate method. Transaction costs (arrangement charges) are capitalised in the statement of financial position as part of the book value of the loan, and amortised over the term of the loan (amortised cost). Obligations in currencies other than the functional currency are translated at the exchange rate at the close of the financial year . For measurement of financial liabilities at fair value, see measurement of financial instruments in Note 1. Equity investments in non - listed companies are classified and measured as financial instruments at fair value via total comprehensive income (OCI). (b) Write - down of expected losses on receivables and debt A significant share of the Group’s revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group’s credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets. On this basis, the Group applies a simplified approach to the calculation of expected credit losses. The Group does not track changes in credit risk, but instead assesses losses on the basis of the experienced credit loss on each reporting date. The Group has established a provisions matrix that is based on historical credit loss, adjusted for forward - looking factors that are specific to the debtors and the economic environment. (c) Hedge accounting The Group has derivatives that are defined for hedging purposes, but does not use the hedge accounting rules . Categorisation of financial assets and debt The Group’s measurement of financial assets, debt and other financial instruments at fair value can be divided into three categories : Level 1 : Listed (unadjusted) prices in active markets . Level 2 : Direct or indirect inputs other than listed prices included in Level 1 , that are observable for the asset or the liability . Level 3 : Techniques for calculation of fair value based on other than observable market data . Leases As from 2019, the Group’s book entry of lease contracts was amended significantly as a consequence of the implementation of IFRS 16. As from 2019, all significant lease agreements are capitalised as rights of use and depreciated over the lifetime of the lease agreement. For further details of accounting policies concerning lease agreements, see the accounting policies concerning tangible fixed assets and rights of use, and Note 13 to the consolidated financial statements concerning lease agreements. Statement of cash flows The indirect method is used in the preparation of the statement of cash flows. Bank deposits, cash and cash equivalents in the statement of financial position are defined as holdings of bank holdings, cash and cash equivalents in the statement of cash flows. 109 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Segment information
Operating segments are reported in the same way as for internal reporting to the Group Management. The Group's business areas comprise Spirits, Wine and Logistics and decisions within each business area are taken by the Group CEO.

The Group's business consists of sales and marketing of Spirits, sales and marketing of Wine, and Distribution of spirits and wine.

The Spirits business area comprises the following companies: Arcus Norway AS with subsidiaries, Det Danske Spiritus Kompagni A/S, Arcus Denmark A/S, Arcus Sweden AB, Arcus Finland Oy and Arcus Deutschland GmbH.

The Wine business area comprises the following companies: Vingruppen Sweden Holding AB and subsidiaries, and Vingruppen AS and subsidiaries.

The Logistics business area comprises Vectura AS.

In addition, there are the remaining Group revenue and expenses, as well as financing costs, that comprise Arcus-Gruppen AS and Arcus ASA.

The segments report costs related to lease agreements according to local accounting rules, which means that IFRS 16 is not taken into account in the segment reporting. This entails that, for the segments, lease costs are still split on the basis of whether they concern financial lease agreements or operational lease agreements, whereby operational lease costs are included as operating costs in the segments' results. These costs are reclassified at Group level, based on the rules for lease agreements in accordance with IFRS 16. See also Note 13 concerning lease agreements.

Areas in which estimates have major significance are:
Figures in NOK 1,000

Accounting item	Note	Assumptions	Book value 2020	Book value 2019
Goodwill	15	Present value of future cash flows	1,088,233	1,048,185
Brands	15	Present value of future cash flows	876,876	853,965
Other intangible assets	15	Recoverable amounts and correct useful life	19,428	21,033
Tangible fixed assets	14	Recoverable amounts and correct useful life	160,588	151,973
Rights of use	13	Present value of future cash flows	1,231,324	1,279,262
Deferred tax assets	12	Assessment of the ability to exploit tax assets in the future	48,989	86,100
Pension obligations	10	Economic and demographic assumptions	19,668	23,724
Liabilities at fair value through profit or loss	22	Present value of future cash flows	77,207	69,343
Provisions	23	Correct basis for estimate calculations	4,088	6,121

The Group does not present the segments' assets or liabilities, as this is not part of the Group's internal reporting either.

For further information about the Group's operating segments, see Note 2.

Related parties
The Group's related parties, in addition to subsidiaries, associated companies and jointly controlled companies, are defined as the owners, all members of the Board of Directors and Group Management, and companies in which any of these parties either have controlling interests, Board appointments, or are senior employees.

All transactions between Group companies and related parties are made on market terms.

Important accounting estimates and discretionary assessments
Preparation of the annual financial statements requires management to make estimates and assumptions that affect the value of assets, liabilities and conditional liabilities in the statement of financial position, and income and expenses for the financial year.

Future events and changes in the regulatory framework may mean that estimates and assumptions must be changed, while new opinions and interpretations of standards may mean that the choice of principles and presentation will be changed. Estimates and underlying assumptions are examined and evaluated continuously, and changes in accounting estimates are recognised in the period in which the estimates are changed.

Present value estimates of future cash flows are affected by correct assumptions and estimates of future cash flows and estimates of return requirements. Return requirements are determined using the capital asset pricing model (CAPM) and assumptions on using the CAPM are: risk-free interest; market risk premium; and beta.

The areas with greatest risk of substantial changes are capitalised goodwill, brands, and tax assets and liabilities at fair value via profit/loss, on the basis that the capitalised sums are substantial, and that considerable discretion may be exercised. The estimates are based on assumptions concerning future cash flows that are discounted at a selected discount rate.

Estimates and assumptions are described in the various notes.

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Alternative performance measurements

In the discussion of the reported operational results, statement of financial position and cash flows, the Group refers to a number of parameters for alternative performance measurements. These are not defined in the general accounting policies, as for IFRS.

The executive management of the Arcus Group frequently uses these parameters for alternative performance measurements and believes that, in combination with comparable parameters defined in ordinary accounting policies, these are of great benefit to investors wishing to understand the Group's business, ability to fulfil its commitments, and the ability to monitor the development of new business opportunities. These alternative performance measurements should not be seen in isolation, but, as the name indicates, are an alternative to more well-known performance measurement parameters as defined in international accounting standards.

Below, the Group's parameters for alternative performance measurements are defined.

Gross profit
The Arcus Group defines gross profit as total operating revenue less cost of sales.

Figures in NOK 1,000	2020	2019
Group		
Sales revenue	3,156,369	2,710,374
Other operating revenue	47,287	52,403
Total operating revenue	3,203,656	2,762,777
Cost of sales	-1,815,693	-1,601,113
Gross profit	1,387,963	1,161,664

Figures in NOK 1,000	2020	2019
Spirits		
Sales revenue	872,507	811,900
Other operating revenue	236,514	163,679
Total operating revenue	1,109,021	975,579
Cost of sales	-571,210	-491,295
Gross profit	537,811	484,284

Figures in NOK 1,000	2020	2019
Wine		
Sales revenue	1,920,803	1,577,769
Other operating revenue	20,944	25,589
Total operating revenue	1,941,747	1,603,358
Cost of sales	-1,445,421	-1,238,298
Gross profit	496,326	365,060

Figures in NOK 1,000	2020	2019
Logistics		
Sales revenue	335,620	293,612
Other operating revenue	37,196	34,457
Total operating revenue	372,816	328,069
Cost of sales	0	0
Gross profit	372,816	328,069

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Other income and expenses
To improve the information value of the Group's consolidated income statement, significant positive and negative non-recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. Other income and expenses are presented in Note 5.

Below, the income statement is presented up to and including EBIT, with and without adjustment for other income and expenses:

Figures in NOK 1,000	2020		2019	
	Adjusted	Non-adjusted	Adjusted	Non-adjusted
Sales revenue	3,156,369	3,156,369	2,710,374	2,710,374
Other operating revenue	47,287	47,287	52,403	52,403
Total income	3,203,656	3,203,656	2,762,777	2,762,777
Net gain on sale of fixed assets	903	903	11	11
Cost of sales	-1,815,693	-1,815,693	-1,601,113	-1,601,113
Salaries and other personnel costs	-521,566	-547,184	-439,220	-448,355
Other operating expenses	-326,747	-399,106	-329,443	-340,052
Share of profit from associated companies and jointly controlled entities	2,903	2,903	4,059	4,059
EBITDA	543,456	445,479	397,071	377,327
Depreciation and amortisation	-123,667	-123,667	-119,573	-119,573
Operating profit (EBIT)	419,789	321,812	277,498	257,754
Other income and expenses	-97,977	0	-19,744	0
Reported operating profit (EBIT)	321,812	321,812	257,754	257,754

EBITDA and adjusted EBITDA
EBITDA is defined as operating profit before depreciation, write-downs and amortisation.
Adjusted EBITDA is defined as operating profit before depreciation, write-downs, amortisation and other income and expenses.
EBITDA margin = EBITDA/Total operating revenue
Adjusted EBITDA margin = Adjusted EBITDA/ Total operating revenue

Below is a reconciliation of operating profit to adjusted EBITDA:

Figures in NOK 1,000	2020	2019
Group		
Operating profit	321,812	257,754
Depreciation, write-downs and amortisation	123,667	119,573
EBITDA	445,479	377,327
Other income and expenses	97,977	19,744
Adjusted EBITDA	543,456	397,071

Figures in NOK 1,000	2020	2019
Spirits		
Operating profit	161,773	121,627
Depreciation, write-downs and amortisation	25,212	25,254
EBITDA	186,985	146,881
Other income and expenses	6,154	2,004
Adjusted EBITDA	193,139	148,885

Figures in NOK 1,000	2020	2019
Wine		
Operating profit	270,840	158,038
Depreciation, write-downs and amortisation	5,828	3,053
EBITDA	276,668	161,091
Other income and expenses	12,421	8,827
Adjusted EBITDA	289,089	169,918

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Figures in NOK 1,000	2020	2019
Logistics		
Operating profit	-12,299	2,170
Depreciation, write-downs and amortisation	12,357	11,455
EBITDA	58	13,625
Other income and expenses	1,553	1,583
Adjusted EBITDA	1,611	15,208

Figures in NOK 1,000	2020	2019
Other		
Operating profit	-119,049	-43,113
Depreciation, write-downs and amortisation	5,603	5,981
EBITDA	-113,446	-37,132
Other income and expenses	77,849	7,330
Adjusted EBITDA	-35,597	-29,802

Other definitions of alternative performance measurements, shown in key figures

Equity ratio
Equity ratio = equity/total equity and debt

Net interest-bearing debt
Net interest-bearing debt = debt to financial institutions + lease obligations + book value of capitalised front-end fee + fair value, interest-rate swap - bank deposits and other cash and cash equivalents.

Figures in NOK 1,000	2020	2019
Net interest-bearing debt		
Non-current interest-bearing debt to credit institutions	777,624	703,829
Current interest-bearing debt to credit institutions	0	0
Book value of capitalised front-end fee	3,799	3,121
Non-current lease obligations	1,200,457	1,151,016
Current lease obligations	75,732	154,199
Bank deposits and other cash and cash equivalents	-481,638	-205,029
Net interest-bearing debt	1,575,974	1,807,136

Organic growth
Organic growth in income is the Group or segment's total operating revenue, adjusted for translation effects and structural changes.

Figures in NOK 1,000	2020	2019
Group		
Sales revenue	3,156,369	2,710,374
Other operating revenue	47,287	52,403
Total operating revenue	3,203,656	2,762,777
Currency effects[1]	0	149,437
Structural changes[2]	-21,423	0
Calculation basis, organic growth	3,182,233	2,912,214
Growth	16.0%	
Organic growth	9.3%	

1. Currency effects are calculated by translation of income in other currencies than NOK in 2019 at the same average exchange rate as for translation of income in 2020.
2. The structural changes in 2020 mainly comprise adjustment for increased revenue from the acquisition of Wongraven Wines at the end of 2019.

Figures in NOK 1,000	2020	2019
Spirits		
Sales revenue	872,507	811,900
Other operating revenue	236,514	163,679
Total operating revenue	1,109,021	975,579
Currency effects[1]	0	39,429
Structural changes	0	0
Calculation basis, organic growth	1,109,021	1,015,008
Growth	13.7%	
Organic growth	9.3%	

1. Currency effects are calculated by translation of income in other currencies than NOK in 2019 at the same average exchange rate as for translation of income in 2020.

Wine Sales revenue 1,920,803 1,577,769 Other operating revenue 20,944 25,589 Total operating revenue 1,941,747 1,603,358 Currency effects 1 0 106,598 Structural changes 2 - 21,423 0 Calculation basis, organic growth 1,920,324 1,709,956 Growth 21.1% Organic growth 12.3% Figures in NOK 1,000 2020 2019 1. Currency effects are calculated by translation of income in other currencies than NOK in 2019 at the same average exchange rate as for translation of income in 2020. 2. The structural changes in 2020 mainly comprise adjustment for increased revenue from the acquisition of Wongraven Wines at the end of 2019. Logistics Sales revenue Other operating revenue 335,620 37,196 293,612 34,457 Total operating revenue Currency effects Structural changes 372,816 0 0 328,069 0 0 Calculation basis, organic growth 372,816 328,069 Growth 13.6% Organic growth 13.6% Figures in NOK 1,000 2020 2019 114 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

OPERATING REVENUE AND EXPENSES Payroll costs 1 Other operating expenses 18,812 69,548 10,691 11,227 Total operating expenses 88,360 21,918 Operating profit - 88,360 - 21,918 FINANCIAL INCOME AND EXPENSES Income from investment in subsidiary 8 253,976 105,661 Interest income from Group companies Other interest income 8,633 13,539 Other financial income 5,669 3,909 Interest costs to Group companies Other interest costs - 11,381 - 23,009 Other financial costs - 12,096 - 9,718 Net financial profit/loss 244,801 90,382 PROFIT BEFORE TAX 156,441 68,464 Tax 2 47,868 16,386 PROFIT FOR THE YEAR 108,573 52,078 Transferred from/to other equity - 4,346 - 60,841 Allocated dividend 112,919 112,919 Total transfers 108,573 52,078 2020 2019 PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. Figures in NOK 1,000 Note 115 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Statement of financial position as at 31 December

Figures in NOK 1,000		2020	2019
ASSETS			
Fixed assets			
Intangible assets			
Deferred tax assets	2	38,127	85,995
Total intangible assets		38,127	85,995
Financial assets			
Investment in subsidiary	3	1,189,443	1,438,317
Total financial assets		1,189,443	1,438,317
Total fixed assets		1,227,570	1,524,312
Current assets			
Receivables			
Trade receivables from companies in the same Group	8	40	0
Group contributions from Group companies	8	264,832	113,047
Current receivables from Group companies	8	0	3,544
Other receivables		242	199
Total receivables		265,114	116,790
Cash and cash equivalents	9	268,896	64,182
Total current assets		534,010	180,972
TOTAL ASSETS		1,761,580	1,705,284

Gjelleråsen, 2 March 2021

Michael Holm Johansen
Chairman of the Board

Carl Erik Hagen

Nils Selte

Ann-Beth Freuchen

Ingeborg Flønes

Leena Maria Saarinen

Kirsten Ægidius

Ann Therese Jacobsen

Anne-Marie Flåten

Erik Hagen

Sigmund L. Toth
Interim CEO

Figures in NOK 1,000		2020	2019
EQUITY AND LIABILITIES			
Equity			
Paid-in equity			
Share capital	4, 5	340,116	1,360
Share premium	5	380,524	719,280
Total paid-in equity		720,640	720,640
Retained earnings			
Other equity	5	-131,245	-122,384
Total retained earnings		-131,245	-122,384
Total equity		589,395	598,256
Liabilities			
Provisions			
Pension obligations	6	1,964	1,468
Total provisions		1,964	1,468
Other non-current liabilities			
Debt to financial institutions	7	-1,867	-1,495
Total other non-current liabilities		-1,867	-1,495
Current liabilities			
Trade payables		903	246
Trade payables to Group companies	8	139	148
Other current liabilities		54,659	2,739
Other current liabilities payable to Group companies	8	54	0
Unpaid public duties		1,501	0
Allocated dividend	5	112,919	112,919
Intragroup balance in Group cash pool system	8,9	1,001,913	991,003
Total current liabilities		1,172,088	1,107,055
Total liabilities		1,172,185	1,107,028
TOTAL EQUITY AND LIABILITIES		1,761,580	1,705,284

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Statement of cash flows 01.01. – 31.12.

Figures in NOK 1,000	2020	2019
CASH FLOWS FROM OPERATIONS		
Profit before tax	156,441	68,464
Tax payable	0	-839
Pension costs without cash effect	441	352
Costs related to share-based remuneration without cash effect	-5,107	394
Financial expenses without cash effect	978	780
Change in trade receivables	-40	1,114
Change in trade payables	648	118
Change in other current assets and other liabilities	-94,391	1,276
Net cash flows from operational activities	58,970	71,659
CASH FLOWS FROM INVESTMENT ACTIVITIES		
Payments on acquisition of subsidiary	-78	0
Net cash flow from investment activities	-78	0
CASH FLOWS FROM FINANCING ACTIVITIES		
Repayment of share capital from subsidiary	248,952	0
Payouts in share-based incentive programme	0	-2,125
Purchase/sale of own shares	217	-2,915
Capitalised loan costs	-1,350	0
Change in intragroup balance in Group cash pool system	10,910	-38,777
Payments of dividends/Group contributions	-112,907	-112,873
Net cash flow from financing activities	145,822	-156,690
Net change in bank deposits, cash and cash equivalents	204,714	-85,031
Holdings of bank deposits, cash and cash equivalents as at 01.01.	64,182	149,213
Holdings of bank deposits, cash and cash equivalents as at 31.12.	268,896	64,182

Accounting policies GENERAL The annual accounts have been prepared in accordance with the Norwegian Accounting Act of 1998 and generally accepted accounting policies. The company was founded on 5 November 2004, and listed on the Oslo Stock Exchange on 1 December 2016. The purpose of the company is to operate the import, export, production, storage and distribution of alcoholic beverages and other goods, and other activities related to this business, as well as the ownership of interests in other companies that conduct such business. CONSOLIDATED FINANCIAL STATEMENTS Arcus ASA owns 100 percent of the shares in Arcus - Gruppen AS, Arcus Holding AS and Vectura AS. GENERAL RULE FOR VALUATION AND CLASSIFICATION OF ASSETS AND LIABILITIES Assets intended for continuing ownership or use are classified as fixed assets. Other assets are classified as current assets. Receivables due for payment within one year are classified as current assets. The classification of current and non - current liabilities is based on similar criteria. Fixed assets are valued at acquisition cost, but written down to fair value if the impairment is not expected to be temporary. Fixed assets with a limited economic life are depreciated according to a reasonable depreciation plan. Current assets are valued at the lower of cost or fair value. Current and non - current liabilities are capitalised at the nominal amounts received at the time of establishment. Borrowing costs are capitalised together with the loan and amortised over the term of the loan. The first year’s instalment is reclassified as a current liability. Certain items are valued according to different principles, as explained below. SHARES IN SUBSIDIARIES Shares in subsidiaries are valued using the cost method. The transaction costs are added to the purchase price of shares in subsidiaries. Shares are written down to fair value if this is lower than the recognised value. Group contributions are recognised in the same year as they are allocated in the subsidiary. If dividends/other distributions exceed the share of retained profit after the acquisition, the surplus represents repayment of invested capital and the distributions are deducted from the value of the investment in the statement of financial position. RECEIVABLES Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Provisions for losses are made on the basis of an individual assessment of each receivable. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, bank deposits and other means of payment with a due date less than three months from the acquisition date. BORROWING Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Transaction costs (front - end fees) are capitalised in the statement of financial position and amortised over the term of the loan. Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . PENSION Pension costs comprise the change in actuarially calculated pension obligations and costs related to defined contribution pension plans. For actuarially calculated pension obligations the costs comprise the period’s pension - accrual based assumptions concerning future salary increases and interest costs for the calculated obligation. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations) are recognised against equity. TAXES Tax expenses are matched with profit/loss before tax. Tax costs comprise tax payable (tax on the year’s directly taxable income) and changes in net deferred tax. Deferred tax and deferred tax assets are presented net in the statement of financial position. Tax assets are only capitalised if it can be shown to be probable that they can be utilised via future taxable income. STATEMENT OF CASH FLOWS The indirect method is used in the preparation of the statement of cash flows. Bank deposits, cash and cash equivalents in the statement of financial position are defined as holdings of bank holdings, cash and cash equivalents in the statement of cash flows. All figures in the financial statements are presented in NOK 1,000 unless otherwise indicated. 118 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

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Notes

NOTE 1 PAYROLL COSTS

	2020	2019
Salaries including holiday pay	17,282	8,424
Social security costs	2,461	1,602
Pension costs including social security costs	640	544
Other personnelcosts	-1,571	121
Total salaries and other personnel costs	18,812	10,691
Average number of employees	2	2

	2020		2019	
Benefits to executive personnel	GroupCEO	Board of Directors	GroupCEO	Board of Directors
Salary	5,246	2,770	3,103	2,747
Pension costs	498	0	486	0
Other remuneration	271	0	1,954	0

The company had two employees during the year.

The Group CEO, Kenneth Hamnes, resigned from his position in 2021, but had an ordinary bonus agreement that, subject to certain conditions, will release payment of up to five monthly salaries, while the rest of the Group Management, including the interim Group CEO, Sigmund Toth, can receive up to four monthly salaries.

The Group CEO has an ordinary occupational pension plan with Storebrand, which entails 5 percent pension contributions for salaries of 0 to 7.1G and 11 percent for salaries from 7.1 to 12G. The resigning Group CEO also has a supplementary pension agreement that gives pension earnings of 15 percent of salaries above 12G. This supplementary pension entitlement is capitalised annually in the consolidated statement of financial position and the return is based on the return from the Storebrand Balansert pension fund. This supplementary pension will be paid out in 2021. The new, interim Group CEO does not have an equivalent agreement.

As a consequence of the notice given by former Group CEO Kenneth Hamnes in January 2021, he has entered into an agreement for 18 months' severance pay from the Group. The interim Group CEO, Sigmund Toth, has no new severance pay agreement other than his existing agreement as a member of the Group Management.

In addition, both the former and the interim Group CEO were part of a share-based incentive whereby they were allocated share options. This scheme was cancelled in 2020 and further information concerning this incentive scheme is presented in Note 7 to the consolidated financial statements.

No loans or surety are granted for either the Group CEO or members of the Board of Directors.

The former and interim Group CEOs' holdings of ordinary shares in Arcus ASA are stated in Note 21 for the Group.

Share-based incentive schemes

Options:

No options were redeemed in 2020. This share-based option programme was amended in connection with the merger agreement with Altia announced in Q3 2020. Provided that the merger takes place, on the achievement of the merger the option holders will receive cash settlement equivalent to the calculated fair value of the share options on the date of publication of the merger plans. The management assesses that it is highly probable that the transaction will take place, since the general meetings of both Arcus ASA and Altia Plc have approved the merger plans, by a qualified majority. As a consequence, the Group has booked the cancellation and cash settlement of the share-based option programme, to reflect the change from equity-based settlement to cash-based settlement.

This programme entailed costs of TNOK -1,572 in 2020 (TNOK 52 in 2019).
Below the number of outstanding options at the end of the year is presented:

Number of options	2020	2019
Outstanding options at the beginning of the year	881,277	658,759
Allocated options during the year	465,561	512,717
Terminated options during the year	-1,346,838	-290,199
Outstanding options at the end of the year	0	881,277

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Auditors' fees	2020	2019
Statutory audit	303	290
Other financial auditing	0	37
Certification services	65	0
Tax advisory services	10	21
Other non-auditing services	733	0
Total auditors' fees	1,111	348

The amounts are stated in TNOK and exclude VAT.

NOTE 2 TAX

Tax for the year is calculated as follows:	2020	2019
Change in deferred tax	47,868	16,386
Tax	47,868	16,386
Reconciliation from nominal to actual tax rates:		
Profit before tax	156,441	68,464
Expected income tax at the nominal tax rate of 22 percent	34,417	15,062
Tax effect of the following items:		
Non-deductible costs	13,464	1,344
Non-taxable income	-1	0
Tax on costs booked directly to equity	-12	-20
Tax	47,868	16,386
Effective tax rate	30.6%	23.9%

Specification of temporary differences and deficit carried forward:

	2020		2019	
	Asset	Liability	Asset	Liability
Non-current debt	0	1,867	0	1,495
Pension obligations	1,964	0	1,467	0
Other liabilities	5,444	0	0	3,127
Deficit and interest rate limitations carried forward	167,762	0	394,040	0
Total	175,170	1,867	395,507	4,622
Basis for deferred tax asset/liability	173,303		390,885	
Net deferred tax asset in the statement of financial position	38,127		85,995	

At the end of the year, the company had NOK 36.9 million in capitalised deferred tax assets associated with the deficit to be carried forward, and curtailed interest deductions to be carried forward. Based on the Group's strategic plans and current long-term plans for companies in the tax group, the Board of Directors and executive management expect that the deferred tax assets can be utilised.

At the end of 2020, deferred tax was calculated at 22 percent for net temporary differences, which is unchanged from 2019.

NOTE 3 SUBSIDIARIES

Subsidiaries of Arcus ASA

Company	Acquisition date	Registered office	Voting and ownershi p	Currency	Nomina l share capital
Arcus-Gruppen AS	10.10.2005	Nittedal	100%	NOK	276,000
Vectura AS	30.09.2013	Nittedal	100%	NOK	14,000
Arcus Holding AS	02.10.2020	Nittedal	100%	NOK	30
Arcus Newco AS	02.10.2020	Nittedal	100%	NOK	30

Company	Cost price (NOK)	Book value as at 31.12	Equity according to last annual financial statements (NOK)	Profit for the year 2020 (NOK)
Arcus-Gruppen AS	1,886,607	1,113,265	2,048,198	231,690
Vectura AS	76,100	76,100	18,483	-7,572
Arcus Holding AS	39	39	30	-6
Arcus Newco AS	39	39	30	-4
Total subsidiaries	1,962,785	1,189,443	2,066,741	224,108

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NOTE 4 SHARE CAPITAL AND SHAREHOLDER INFORMATION

The share capital comprises:

Date	Change	Total number of shares	Nominal value	Book value (NOK 1,000)
01.12.2019		68,023,255	0.02	1,360
31.12.2020		68,023,255	5.00	340,116

20 largest shareholders as at 31.12.2020:	Number of shares	Ownership and voting rights
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Hoff SA	3,297,000	4.8%
Sundt AS	2,399,460	3.5%
Verdipapirfondet EikaSpar	1,943,660	2.9%
Folketrygdfondet	1,800,000	2.6%
Danske Invest Norske Instit. II.	1,774,393	2.6%
Verdipapirfondet EikaNorge	1,568,193	2.3%
Vpf Dnb Am Norske Aksjer	1,222,154	1.8%
Goldman Sachs International	1,001,430	1.5%
Centra Invest AS	938,818	1.4%
Danske Invest Norske Aksjer Inst	768,038	1.1%
Verdipapirfondet DnbNorge	667,581	1.0%
Skandinaviska Enskilda Banken AB	540,000	0.8%
Verdipapirfondet EikaBalansert	486,861	0.7%
Avanza Bank AB	467,640	0.7%
Skandinaviska Enskilda Banken AB	467,243	0.7%
RBC Investor Services Bank S.A.	465,930	0.7%
Hamjern Invest AS	444,798	0.7%
Skandinaviska Enskilda Banken AB	438,200	0.6%
Other shareholders	10,488,779	15.4%
Total	68,023,255	100.0%

Dividend
The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2020 (2019: NOK 1.66 per share).

NOTE 5 EQUITY

	Share capital	Share premium	Other equity	Total
Equity as at 01.01	1,360	719,280	-122,384	598,256
Profit for the year	0	0	108,573	108,573
Bonus issue	338,756	-338,756	0	0
Purchase of own shares	0	0	217	217
Share-based payment	0	0	-4,690	-4,690
Estimate deviations, pensions	0	0	-55	-55
Deviation for dividend paid in 2019	0	0	13	13
Allocated dividend 2020	0	0	-112,919	-112,919
Equity as at 31.12	340,116	380,524	-131,245	589,395

NOTE 6 PENSION OBLIGATIONS AND COSTS

The company is obliged to have an occupational pension scheme under the Norwegian Act on mandatory occupational pension schemes, and has a pension scheme which fulfils the requirements under this Act.

Defined contribution pension
Arcus-Gruppen's ordinary pension plan for all other employees is a defined contribution pension plan with Storebrand. The contribution rate is 5 percent of salary in the bracket from 0 to 7.1 times the National Insurance basic amount (G), and 11 percent of salary in the bracket from 7.1 to 12 times the National Insurance basic amount (G). In addition, there is a private disability plan with a 66 percent benefit level, without free policy accumulation. The child and dependent supplement to Arcus' group life plan is a replacement for the previous spouse and child pension.

The costs associated with the defined contribution pension plan are related to the current premium invoices from the insurance company with which Arcus-Gruppen has signed a defined contribution pension agreement. The current defined contribution pension plans and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund's surplus.

Employees in the defined contribution plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obli- gation related to this was NOK 0.1 million at the end of 2020.

Unfunded pension arrangement
The Group CEO also has an unfunded pension arrangement in which the pension entitlement earned is 15 percent of the salary above 12G. Ongoing provision is made for this obligation in the company's statement of financial position and the annual interest accrual is the same as for Storebrand Balansert Pensjon. At the end of 2020, this obligation was recognised at NOK 1.9 million.

ARCUS ASA ANNUAL REPORT 2020 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 122

General assumptions The Company applies a discount rate equivalent to the covered bond interest rate to its pension obligations. This is in line with the recommendations of the Norwegian Accounting Standards Board. The pension assumptions made by the company are consistent with the recommendations of the Accounting Standards Board from September 2020.

Figures in NOK 1,000

Pension costs	2020	2019
Present value of pension earnings for the year	285	280
Interest cost of pension obligations	101	28
Accrued social security contributions	55	44
Net pension costs after social security contributions	441	352
Defined contribution pension plan		
Recognised contributions excluding social security contributions	199	192
Net pension obligations	2020	2019
Estimated accrued obligations, non-funded pension plans	1,964	1,468
Net pension assets/liabilities recognised in the statement of financial position	1,964	1,468
Changes in obligations:		
Net pension obligations 01.01	1,468	1,029
Pension costs, continued operations	441	352
Estimate deviations recognised directly in equity (IAS19R)	55	87
Net pension obligations 31.12.	1,964	1,468
Financial assumptions:		
Discount rate	2.40%	1.80%
Expected salary adjustment	2.00%	2.25%
Expected pension increase	0.99%	1.25%
Expected adjustment of the National Insurance basic amount (G)	1.75%	2.00%
Expected return on pension assets	2.40%	1.80%
Actuarial and demographic assumptions		
Withdrawal rate at 62 years	50%	50%
Withdrawal rate at 67 years	50%	50%
Mortality	K2013	K2013
Disability	K1963	K1963
Voluntary retirement (under 50 years)	5%	5%
Voluntary retirement (over 50 years)	0%	0%

The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors.

The Group's pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes.

NOTE 7 LOANS, PLEDGES AND GUARANTEES, ETC.

Debt to financial institutions				2020	2019
Figures in NOK 1,000	Currency	Interest rate profile	Loan amount in currency	Loan amount in NOK	Loan amount in NOK
Overdraft facility, SEB	NOK	Variable	0	0	0
Total debt to financial institutions				0	0
Capitalised loan costs				-1,867	-1,495
Book value as at 31.12				-1,867	-1,495

Term structure	Maturity 2021	Maturity 2022-2024	Maturity after 2024	Total
SEB	0	0	0	0
Total debt to financial institutions	0	0	0	0

The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries, with the exception of the companies in the wine business in Sweden and Finland. At the end of 2019, this Group cash pool system was managed by Arcus ASA. Arcus ASA has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme.

The capitalised front-end fee with a book value of TNOK 1,867 relates to the front-end fee for the cash pool system. The outstanding value is here amortised over the duration of the agreement, which is until October 2022.

The Group has a long-term financing agreement with SEB, whereby the loan is formally for TSEK 750 and is booked in one of the subsidiaries in Sweden, VinGruppen Sweden Holding AB. The financing agreement does not include a pledger of security.

The company has no non-current debt with terms exceeding five years.

The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest-bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2020 the Group was well within the required ratio.

NOTE 8 INTRA - GROUP RECEIVABLES AND LIABILITIES Trade payables to Group companies Other current liabilities payable to Group companies Intragroup balance in Group cash pool system 139 54 1,001,913 148 0 991,003 Total 1,002,106 991,151 Receivables 2020 2019 Financial risk Claims on Group contributions from Arcus - Gruppen AS 264,832 113,047 The company has individual financial derivatives for hedging purposes. The company does not fulfil the Trade receivables from companies in the same Group 40 0 accounting requirements for hedge accounting and therefore does not treat these as hedging for Other current receivables from Group companies 0 3,544 accounting purposes. Total 264,872 116,591 The risk management procedures are adopted by the Board of Directors and undertaken by the administration in cooperation with the individual business areas. The most important financial risks to Liabilities 2020 2019 which the company is exposed are associated with interest - rate risk, liquidity risk and foreign currency risk. The company’s management continuously assesses how these are to be handled. Interest - rate risk The company is exposed to interest - rate risk by placing liquid assets and drawing in the Group cash pool system. As at 31.12.2020, the company had variable interest rates for all of its interest - bearing deposits and liabilities. The company has no consolidated assets or liabilities that will fall due more than five years after the end of the financial year. NOTE 9 CASH AND CASH EQUIVALENTS The company has no restricted bank deposits, but has a bank guarantee for a tax payment of TNOK 2,500. The company administrates the Group cash pool scheme for the Group and the scheme includes most of the Group’s subsidiaries. The Swedish and Finnish wine activities are not part of the scheme. Net deposits or drawings by the subsidiaries are presented as intragroup balances with Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 800,000. At year - end, the Group had total deposits of TNOK 268,896 in the scheme, which is presented as bank deposits for Arcus ASA, compared to deposits of TNOK 64,182 at the end of 2019. As at 31.12.2020, Arcus ASA had drawings of TNOK 1,001,913 in the Group cash pool system, compared to drawings of TNOK 1,029,780 at the end of 2019. NOTE 10 FINANCIAL MARKET RISK Liquidity risk Liquidity risk is the risk that the company will not be in a position to service its financial liabilities as they fall due. The company must at all times have sufficient liquidity to fulfil its obligations. It is also a goal to minimise the company’s excess liquidity. The company will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. As far as possible, the company wishes to have flexibility for its liquid assets related to day - to - day operations. This is achieved through a Group cash pool system with a drawing facility that as of 31.12.2020 is managed by Arcus ASA. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. Currency risk Since the company operates international activities, there is some exposure to currency risk. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. The accounting treatment of financial derivatives is described under “Accounting Policies”. The company makes substantial purchases in foreign currency (mainly EUR), while the functional currency is NOK. 123 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate. Currency exposure is hedged mainly by using forward contracts. During the year, to a certain degree purchase and sale of goods in foreign currency are hedged, and the forward exchange rate achieved in the market is used as the transaction rate. As a general rule, the currency exposure is hedged three times a year, for four - month terms. As at 31.12.2020, the company had no forward contracts (asset hedging) to hedge items in the statement of financial position and orders already placed. NOTE 11 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR Covid - 19 The Covid - 19 pandemic left an indelible mark on Arcus in 2020. As a consequence of closed borders, the Group saw significant positive effects related to sales in the monopoly outlet markets in Norway, Sweden and Finland. On the other hand, there were significant negative effects related to sales to Horeca and DFTR, as a consequence of the closure of restaurants and cafés, and closed borders. In addition, the Group saw modest sales to other markets, such as Denmark and Germany. It can be expected that the Group will also suffer the effects of the Covid - 19 pandemic in 2021, but that these effects will gradually decline in the course of the year, as people are vaccinated and society gradually re - opens. The greatest element of uncertainty is how quickly the populations of the Nordic countries will be vaccinated, and thereby when the pandemic will be beaten. This will affect when cafés, restaurants and hotels will be able to resume normal business, and also how travel patterns will develop. This will be of great significance for Arcus’ sales to the tax - free channel, and the monopoly outlets’ sales. Resignation of Group CEO Kenneth Hamnes In January 2021, Kenneth Hamnes resigned as Group CEO of Arcus ASA, and his last working day was 31 January 2021. Sigmund Toth, CFO, was appointed interim Group CEO as from 1 February 2021, until the merger with Altia PLC has been achieved. See further details of this in Notes 6 and 7 to the consolidated financial statements. Merger between Arcus and Altia On 29 September 2020, Altia and Arcus announced that the two companies had entered into a combination agreement to form the leading brand firm within wine and spirits in the Nordic region and the Baltic countries. The name of the new company will be Anora. On 12 November 2020, the share - holders of both Altia and Arcus voted in favour of the merger. The merger is expected to be achieved in the first half of 2021, subject to the approval of the competition authorities in Norway, Sweden and Finland. Until then, the two companies are competitors. The Arcus share will be listed on the Oslo Stock Exchange until the merger is achieved. After this, for a three - month transition period, the Anora share will be listed on both the Oslo Stock Exchange and Nasdaq Helsinki, and thereafter only on the Finnish exchange. There are no conditions related to the merger plans in 2021 affecting the 2020 financial statements that have not been taken into consideration. Other events No other significant events occurred between the end of the financial year and the date on which Arcus ASA’s consolidated financial statements and parent company financial statements were approved for publication. This applies to events that would have provided knowledge of conditions existing at the close of the financial year, or events concerning matters that have arisen since the close of the financial year. The consolidated financial statements were approved for publication by resolution of the Board of Directors on 2 March 2021. 124 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

IMPORTANT INFORMATION The Board of Directors and the General Manager confirm that, to the best of their knowledge, the annual financial statements have been prepared in accordance with current accounting standards and that the information presented in the financial statements provides a true and fair view of the assets, debt, financial position and overall results of the Group. The Board of Directors and the General Manager also confirm that, to the best of their knowledge, the Annual Report presents a true and fair view of the development, results and position of the company and the Group, and a good description of the most central risk and uncertainty factors faced by the company. DECLAR A TION Gjelleråsen, 2 March 2021 Michael Holm Johansen Chairman of the Board Carl Erik Hagen Nils Selte Ann - Beth Freuchen Ingeborg Flønes Leena Maria Saarinen Kirsten Ægidius Ann Therese Jacobsen Anne - Marie Flåten Erik Hagen Sigmund L. Toth Interim CEO The securities referred to in this document in relation to the merger have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non - U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan. 125 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

AUDITOR’S REPORT A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6A, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening INDEPENDENT AUDITOR’S REPORT To the Annual Shareholders' Meeting of Arcus ASA Report on the audit of the financial statements Opinion We have audited the financial statements of Arcus ASA comprising the financial statements of the parent company and the Group. The financial statements of the parent company comprise the balance sheet as at 31 December 2020, the income statement and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies. The consolidated financial statements comprise the balance sheet as at 31 December 2020, statement of income, statements of comprehensive income, cash flows and changes in equity for the year then ended and notes to the financial statements, including a summary of significant accounting policies. In our opinion, ► the financial statements are prepared in accordance with the law and regulations ► the financial statements present fairly, in all material respects, the financial position of the parent company as at 31 December 2020, and of its financial performance and its cash flows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway ► the consolidated financial statements present fairly, in all material respects the financial position of the Group as at 31 December 2020 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU Basis for opinion We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company and the Group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for 2020. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the financial statements. 2 Impairment assessments – goodwill and brands As at 31 December 2020, the Arcus Group had brands and goodwill recognized in the balance sheet, representing 31 % of the total capital, mainly related to the spirit segment. Uncertainty related to earnings and profitability increases the risk of loss due to impairment. Due to the extent of judgmental assessments applied in management’s models for impairment considerations, together with the significant value in the balance sheet, the impairment assessments of brands and goodwill are considered a key audit matter. Our audit of the Group’s impairment assessments has included a review and testing of the impairment models, assessment of cash - generating units, control of mathematical accuracy of models together with testing and evaluating the assumptions management used as a basis in the calculations. We also reviewed the design of management’s internal controls related to the impairment assessments. In addition, we considered management’s assumption on future cash - flow forecasts by looking at the historical accuracy in management’s budgets and prognoses against the Company’s actual results. We compared key assumptions against market information where available. We also assessed discount rates by comparing the assumptions for the calculation with external data like expected inflation, debt ratio, loan interest, risk premium and beta values for comparable companies. In addition, we have reviewed and carried out sensitivity analyses in order to evaluate how sensitive the model is for changes in the most important underlying assumptions. We refer to note 12 in the financial statements and to information about intangible assets and significant accounting estimates and judgemental considerations in the Group’s accounting principles. Other information Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors and Chief Executive Officer (management) are responsible for the other information. Our opinion on the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of management for the financial statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway for the financial statements of the parent company and International Financial Reporting Standards as adopted by the EU for the financial statements of the Group, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited 126 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

3 be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also ► identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control; ► obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control; ► evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management; ► conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern; ► evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation; ► obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other legal and regulatory requirements Opinion on the Board of Directors’ report and on the statements on corporate governance and corporate social responsibility Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors’ report and in the statements on corporate governance and corporate social responsibility concerning the financial statements, the going concern assumption and proposal for Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited 4 the allocation of the result is consistent with the financial statements and complies with the law and regulations. Opinion on registration and documentation Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that management has fulfilled its duty to ensure that the Company's accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway. Oslo, 4 March 2021 E RNST & Y OUNG AS Kjetil Rimstad State Authorised Public Accountant (Norway) (This translation from Norwegian has been made for information purposes only.) Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited 127 ARCUS ASA ANNUAL REPORT 2020 In Brief Group CEO The Company Sustainability Corporate G o v ernance Directors' Report Financial Statements and Notes

Arcus ASA Destilleriveien 11 Postbox 64 NO - 1483 Hagan Tel. (+47) 67 06 50 00 post@arcus.no ww w .arcusgruppen.no